As Filed with the Securities and Exchange Commission on July 28, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIMCO AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	4581	65-0665658
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)
623 Radar Road
Greensboro, North Carolina 27410
(336) 668-4410 (x8010)
(Address, including Zip Code, and telephone number,
including area code, of registrant’s principal executive offices)

Roy T. Rimmer, Jr.
Chairman and Chief Executive Officer
TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
(336) 668-4410 (x8010)
(Name, address, including Zip Code, and telephone number,
including area code, of agent for service)

     Approximate date of commencement of the proposed sale of the securities to the public: As soon as is practicable after this Registration Statement becomes effective in connection with the rights offering described in the prospectus contained in this registration statement.
      If any of the securities being registered under this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this following box.     ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box     ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price Per Unit	Offering Price	Fee

Rights to purchase Common Stock	14,522,094	—	—	—

Shares of Common Stock issuable upon exercise of Rights	14,522,094	$4.80	$69,706,051	$8,204.40

Total	14,522,094	$4.80	$69,706,051	$8,204.40

The information in this prospectus is not complete and may be changed. We may not complete this rights offering and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

PRELIMINARY PROSPECTUS
TIMCO AVIATION SERVICES, INC

             Rights Offering of Post-Reverse Split Shares of Common Stock at $4.80 per Share

      If you held our common stock as of 5:00 p.m., New York City time on                     , 2005 (the “record date”), TIMCO Aviation Services, Inc. has granted you rights to purchase additional shares of our post-reverse split (defined below) common stock for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). You have been granted 1.25 rights for every post-reverse split share (40 pre-reverse split shares) of our common stock that you held on the record date. This is your “basic subscription privilege.”
      We will not issue fractional rights or fractional shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right.
      Simultaneously with the closing of the rights offering, we intend to effect a one-new-share-for-40-old shares reverse split.
      Our common stock is quoted on the OTC Bulletin Board maintained by the NASD under the symbol “TMAS.” On July 21, 2005, our pre-reverse split common stock closed at $0.22 per share.
      The rights expire on                     , 2005, at 5:00 p.m., New York City Time. We have the option of extending the expiration date. We may cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.
      If you fully exercise your rights and other stockholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis. This is your “oversubscription privilege.”
      You may transfer your rights to immediate family members or entities wholly-owned or controlled by you. Otherwise, the rights are non-transferable.
      We intend to use the proceeds from this rights offering to continue the growth of our business in line with the strategic goals and objectives that are set forth in this prospectus.
      The rights offering is subject to a number of conditions, including our obtaining the approval of, among other matters (as described herein), this offering from the holders of more than a majority of our outstanding common shares. In that regard, we have filed a preliminary proxy statement with the U.S. Securities and Exchange Commission with respect to a stockholders meeting to be held on August 26, 2005. Lacy J. Harber, our principal stockholder, who holds approximately 57% of our outstanding common stock, has advised us that he intends to vote in favor of all of the proposals to be considered at the stockholders’ meeting.
       Both acceptance and rejection of the rights offering involves a high degree of risk. You should consider carefully the risk factors discussed on page 12 of this prospectus in evaluating the rights offering.

			Proceeds to the
	Subscription	Discounts and	Company, Before
	Price	Commissions	Expenses

Per Share Total	$4.80	None	$4.80
Total	$69,706,051	None	$69,706,051
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE RIGHTS OFFERING IS NOT BEING MADE, NOR WILL TIMCO AVIATION SERVICES, INC. ACCEPT SUBSCRIPTIONS FOR COMMON SHARES FROM ANY PERSON, IN ANY JURISDICTION IN WHICH THE RIGHTS OFFERING OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR “BLUE SKY” LAWS OF SUCH JURISDICTION.
The date of this prospectus is                     , 2005.

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

Q.	What is the rights offering?

A.	The rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership in us.

Q.	What is a right?

A.	We are distributing to you, at no charge, a right to purchase additional post-reverse split shares of our common stock for $4.80 per share ($0.12 per pre-reverse split share). On July 21, 2005, the last reported sales price for our pre-reverse split common stock on the OTC Bulletin Board was $0.22 per share.

Q:	What will the rights entitle me to purchase?

A.	If you own, of record or beneficially, shares of our common stock as of 5:00 p.m., New York City time on , 2005 (“record date”), we will grant you rights to purchase 1.25 shares of our post-reverse split common stock for every one post-reverse split share (40 pre-reverse split shares) of our common stock that you own as of the record date. For example, if you owned 400,000 shares of pre-reverse split common stock on the record date, you would own 10,000 of our post-reverse split shares after the reverse split and you would have the right to purchase up to an additional 12,500 post-reverse split shares of our common stock for $4.80 per share.

Q.	What is the reverse split?

A.	Simultaneous with the completion of the rights offering, and subject to approval by our stockholders, we intend to effect a one-new-share-for-40-old-shares reverse split of our issued and outstanding common stock. At the effective time of the reverse split (which will occur simultaneously with the closing of the rights offering), 40 shares of our pre-reverse split common stock will become one post-reverse split share of our common stock. At the date of this prospectus, we have 256,559,172 shares of our common stock outstanding. At the effective time of the reverse split, we will have outstanding 6,413,979 shares of our common stock.

Q.	Will I receive fractional rights or shares?

A.	We are not issuing fractional rights or shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights being issued to you is being rounded up to the nearest whole right.

Q.	Can I subscribe for any number of shares less than all my rights?

A.	Yes. You can subscribe for any whole number of shares exercising less than all of your rights.

Q.	Why is TIMCO Aviation Services, Inc. offering the rights?

A.	We are offering the rights to raise equity capital. We will use the proceeds from the rights offering to continue the growth of our business in line with the strategic goals and objectives that are set forth in this prospectus. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders a preferential opportunity to subscribe for the new shares of common stock and to maintain their proportionate interest in TIMCO Aviation Services, Inc.

Q.	Has the board of directors made a recommendation regarding this offering?

A.	Our board of directors makes no recommendation to you about whether you should exercise any rights.

Q.	How soon must stockholders act?

A.	The rights expire on at 5:00 p.m., New York City time (“expiration date”), unless we extend that date. The subscription agent must actually receive all required documents and payments before that date and time. Although we have the option to extend the expiration date, we presently do not intend to do so.

Q.	May I transfer my rights?

A.	Generally, no. The rights may be exercised only by the person to whom they are granted. However, you may transfer your rights to immediate family members or to entities wholly-owned or controlled by you.

Q.	What is the basic subscription privilege?

A.	By exercising your rights, you may purchase 1.25 newly-issued post-reverse split shares of common stock for every post-reverse split share owned by you as of 5:00 p.m., New York City time, on , 2005, unless that date is extended, at the subscription price of $4.80 per post-reverse split share. This is your “basic subscription privilege”.

Q.	What is your oversubscription privilege?

A.	If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe to purchase additional shares of our common stock, to the extent they are available, at the same subscription price of $4.80 per post-reverse split share that applies to your basic subscription privilege.

Q.	What are the limitations on the oversubscription privilege?

A.	We will be able to satisfy your exercise of the oversubscription privilege only if our other stockholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent that sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed available shares, we will allocate the available shares pro rata among those who oversubscribed based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Q.	Am I required to subscribe to the rights offering?

A.	No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

Q.	What will happen if I do not exercise my rights?

A.	If you do not exercise any rights, the number of shares that you own will not change directly as a result of the rights offering, but your percentage ownership of the total outstanding common stock will likely decline following the rights offering, and your voting and other rights will likely be diluted.

Q.	May I cancel my exercise of rights after I send in the required forms?

A.	No. All exercises of rights are irrevocable by you.

Q.	Will my money be returned if the rights offering is cancelled?

A.	We can cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Q.	What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, or other nominee?

A.	If you hold your shares of stock through a broker, dealer, or other nominee (for example, through a custodian bank), then your broker, dealer, or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your broker, dealer, or other nominee act for you.

If you wish to participate in the rights offering and purchase new shares, please promptly contact the record holder of your shares. We will ask your broker, dealer, or other nominee to notify you of the rights offering. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled “Instructions by Beneficial Owners to Brokers or other Nominees”. You should receive this form from your record holder with the other rights offering materials.

Q.	What are the federal income tax consequences of exercising my rights?

A.	The receipt and exercise of your subscription rights are intended to be a nontaxable event, but you should seek specific tax advice from your personal tax advisor. See “Material United States Federal Income Tax Considerations” on page 96.

Q.	When do I receive my new shares?

A.	If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after the expiration date.

Q.	Can the board of directors cancel the rights offering?

A.	Yes. The board of directors may cancel the rights offering at any time prior to the expiration date.

Q.	What fees or charges apply if I purchase shares?

A.	We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees which that person may charge.

Q.	How do I exercise my rights? What forms and payment are required to purchase shares?

A.	As a record holder of our common stock on the record date, you are receiving this prospectus, a subscription certificate and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

• Deliver the subscription price by wire transfer, or certified or cashier’s check drawn on a US bank, or personal check that clears before expiration of the rights; and

• Deliver a properly completed subscription certificate. The instructions also describe an alternate procedure called “Notice of Guaranteed Delivery”, which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the form to guarantee that the subscription warrant will be timely delivered.

Q.	To whom should I send forms and payments to exercise the rights?

A.	You should send subscription documents by mail or courier service to our Subscription Agent at:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000
Attention: Reorganization Department

Q.	What should I do if I have any other questions?

A.	If you have questions, need additional copies of this prospectus or the offering documents, or otherwise need assistance, please contact us at:

TIMCO Aviation Services, Inc.
623 Radar Road
Greensboro, North Carolina 27410
Attn: Investor Relations
Telephone: (336) 668-4410 (x8010)

or contact our information agent:

Morrow & Co., Inc.
(800) 607-0088

To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under “Where You Can Find More Information” on page 99.

SUMMARY
      The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand this rights offering fully and for a more complete description of the legal terms of this rights offering, you should read carefully this entire prospectus and other documents to which we have referred you. Unless otherwise indicated, “TIMCO Aviation Services”, “we”, “us”, “our”, and “the Company” refer to TIMCO Aviation Services, Inc. and its subsidiaries.
General
      TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair, and overhaul (“MRO”) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. We provide MRO services through our subsidiaries: Triad International Maintenance Corporation (known in the industry as TIMCO), with its four active locations, is one of the largest independent providers of aircraft heavy maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing specializes in the sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
      Our goal is to be the vendor of choice to our customers, providing aircraft maintenance solutions to meet our customers’ MRO requirements. The services that we offer allow our customers to reduce their costs by outsourcing some of their MRO functions.
      At present, approximately 80% of our business is airframe heavy maintenance, and we are one of the largest independent providers of these services in the world. We have begun expansion into line maintenance and hope to significantly expand that business, believing it to be a service that airlines will seriously consider outsourcing in the future. We also plan on expanding our engine overhaul and repair business, including the establishment of a repair operation for CFM-56 engines. There can be no assurance that we can successfully expand in those areas.
      We were incorporated in Delaware in 1996 under the name “Aviation Sales Company”. We changed our corporate name to “TIMCO Aviation Services, Inc.” in February 2002. Our principal operating business, TIMCO, commenced operations in 1990. Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410.
Recent Developments
      On March 15, 2005, we closed on a tender offer to the holders of our 8% Senior Subordinated Convertible PIK Notes due 2006 (“New Senior Notes”) and our 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”). We now have 256,559,172 shares (6,413,979 post-reverse split shares) outstanding, and Lacy Harber, our principal stockholder, holds approximately 57% of our outstanding common stock.
      On May 19, 2005, America West Airlines, a primary customer of our Macon, Georgia MRO facility and a substantial customer of our Lake City, Florida and Goodyear, Arizona MRO facilities, agreed to merge with US Airways. At this time, it is unknown what effect the proposed merger will have on our business.
Purpose of the Rights Offering
      We will use the net proceeds of the rights offering to further the growth of our business in line with our strategic goals and objectives that are set forth in this prospectus. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders the preferential opportunity to subscribe for new shares of common stock and to maintain their proportionate ownership interest in TIMCO Aviation Services.

Use of the LJH Note to Purchase Shares in the Rights Offering
      We have previously issued a promissory note to our principal stockholder, Lacy J. Harber (the “LJH Note”) in the original principal amount of $14,411,704. This note was issued on April 8, 2004, when we consolidated (effective March 31, 2004) all of our previously outstanding debt due to Mr. Harber. For a description of the loans that we consolidated, see “Certain Relationships and Related Transactions” below. The LJH Note is currently due on January 31, 2008. The LJH Note bears interest at the rate of 18% per annum, 6% of which is payable in cash (or, at our option, PIK) and 12% of which is payable in kind. Unless the LJH Note is prepaid, the principal amount of the LJH Note (including interest previously paid in kind and accrued but unpaid interest to the maturity date of the note) will be $24,089,637 at maturity. Between the date of this prospectus and the maturity date of the LJH Note, we will also have paid cash interest to LJH exceeding $3,500,000.
      Subject to the approval of our stockholders, we have agreed to allow Mr. Harber to use amounts due to him from us under the LJH Note (including interest previously paid in kind plus accrued but unpaid cash and PIK interest to the closing date of the rights offering) as consideration (on a dollar-for-dollar basis) to exercise rights that he will receive to purchase shares of common stock in the rights offering. Mr. Harber has agreed to use the LJH Note for this purpose to the full extent of all amounts due under the LJH Note.
      Based on his current ownership of our common stock, Mr. Harber will have the right to purchase 4,560,579 post-reverse split shares in the rights offering for a total purchase price of $21,890,779. The LJH Note is anticipated to have a balance due (including interest previously paid in kind plus accrued but unpaid cash and PIK interest) as of July 31, 2005 of $18,067,004. As such, if the rights offering were to close on July 31, 2005, we would issue to Mr. Harber 3,763,959 post-reverse split shares of our common stock based on his use of the LJH Note to pay the purchase price for such shares. Further, Mr. Harber would have the right at that date, but not the obligation, to purchase up to an additional 796,620 shares of common stock in the rights offering for an aggregate cash purchase price of $3,823,775.
      If Mr. Harber purchases shares in the rights offering only to the extent of using the LJH Note as full payment to purchase shares, and no other stockholders exercise their right to purchase shares in the rights offering, Mr. Harber will own 72.8% of our outstanding common stock (58.3% on a fully diluted basis after maturity of the Senior Notes and Junior Notes and final exercise of the LJH Warrant).
Maximum Shares Issuable in the Rights Offering
      If stockholders purchase all of the shares available for purchase in the rights offering, and holders of the remaining outstanding New Senior Notes and Junior Notes do not elect to convert their notes into common stock and participate in the rights offering (as discussed below), we will have 14,431,454 post-reverse split shares outstanding after completion of the rights offering and we will have raised, assuming the rights offering closes on July 31, 2005, gross proceeds of $20,416,876 (excluding the amount of the LJH Note). There can be no assurance that any shares (other than shares issued to Mr. Harber based on his use of the LJH Note to purchase shares) will be purchased in the rights offering.
      Additionally, in such event, on a fully diluted basis, when the New Senior Notes and Junior Notes convert into common stock at their maturity (December 31, 2006 and January 2, 2007, respectively), and the LJH Warrant is fully exercised, we will have 19,635,147 post-reverse split shares outstanding.
New Senior Notes and Junior Notes
      In connection with the rights offering, holders of New Senior Notes and Junior Notes will be given an opportunity to participate in the rights offering if they agree to convert their New Senior Notes and Junior Notes into the number of shares of common stock that the New Senior Notes and Junior Notes will convert into at their maturity. Holders of New Senior Notes and Junior Notes who agree to an early conversion of their notes on these terms will be permitted to participate in the rights offering on the same terms as other stockholders.

      If holders of New Senior Notes and Junior Notes agree to an early conversion of their notes, Mr. Harber will be given the opportunity, at the time of the early conversion of the New Senior Notes and the Junior Notes, to exercise the LJH Warrant and to thereafter purchase, for cash, additional shares in the rights offering based on the shares that he acquires on the exercise of the LJH Warrant. If less than all holders of New Senior Notes and Junior Notes elect to convert their notes into common stock, we will allow Mr. Harber to exercise the LJH Warrant in part and will amend his warrant to reflect the shares that he may purchase on maturity of the untendered New Senior Notes and Junior Notes (such that LJH will receive upon the full exercise of the LJH Warrant such number of shares of common stock that he would have otherwise received had the New Senior Notes and the Junior Notes automatically converted into common stock at their maturity and had Mr. Harber exercised the LJH Warrant immediately thereafter).
      If all holders of the New Senior Notes and Junior Notes agree to an early conversion of their notes, Mr. Harber fully exercises the LJH Warrant and thereafter all holders of our common stock (including all such noteholders) fully subscribe to purchase all available shares in the rights offering, we will have 26,139,766 post-reverse split shares outstanding and we would have raised, assuming the rights offering closes on July 31, 2005, gross proceeds of $51,639,047 (excluding the LJH Note). There can be no assurance that any shares (other than shares issuable to Mr. Harber with respect to his use of the LJH Note to purchase shares) will be sold in the rights offering.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL DATA
      The following summary historical data for each of the fiscal years 2002 through 2004 has been derived from our Consolidated Financial Statements, which have been audited by KPMG LLP, independent registered public accounting firm, and are included elsewhere herein. The following summary historical unaudited financial data for the three months ended March 31, 2004 and 2005 have been derived from our unaudited historical financial statements included elsewhere herein which, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary for a fair and consistent presentation of such data (footnotes appear at the end of this section). (Table in thousands, except per-share data.)

Historical Data:

				Three Months Ended
	Years Ended December 31,			March 31,

	2002	2003	2004	2004	2005

				(Unaudited)
Statements of Operations Data:
Operating revenues	$181,973	$242,514	$323,488	$83,532	$90,682
Cost of sales	179,705	226,331	294,199	77,239	81,264

Gross profit	2,268	16,183	29,289	6,293	9,418
Operating expenses	15,574	14,761	22,636	5,502	6,454

(Loss) Income from operations	(13,306)	1,422	6,653	791	2,964
Interest expense and other(1)	(12,779)	6,712	7,320	1,644	2,150

(Loss) Income before income taxes and discontinued operations	(527)	(5,290)	(667)	(853)	814
Income tax benefit(2)	(3,800)	(986)	—	—	(337)

Income (Loss) from continuing operations	3,273	(4,304)	(667)	(853)	1,151
Income from discontinued operations, net of income taxes	3,749	4,043	1,580	971	55

Net income (loss)	7,022	(261)	913	118	1,206

Basic Income (Loss) Per Share:
Income (Loss) from continuing operations	$0.13	$(0.14)	$(0.02)	$(0.03)	$0.02
Income from discontinued operations	0.14	0.13	0.05	0.03	—

Net income (loss)	$0.27	$(0.01)	$0.03	$—	$0.02

Diluted Income (Loss) Per Share:
Income (Loss) from continuing operations	$0.01	$(0.14)	$(0.02)	$(0.03)	$—
Income from discontinued operations	0.02	0.13	0.05	0.03	—

Net income (loss)	$0.03	$(0.01)	$0.03	$—	$—

	December 31,	March 31,
	2004	2005

		(Unaudited)
Balance Sheet Data:
Accounts receivable	49,721	47,746
Inventories	22,244	23,350
Working capital	13,895	16,136
Total assets	137,368	136,380
Total debt and capitalized lease obligations	180,694	118,744
Stockholders’ deficit	(94,852)	(36,410)

(1)	Includes for 2002 a $27,279 gain related to debt extinguishment.

(2)	Represents for 2002 a tax benefit from favorable tax legislation that temporarily extended the number of years that net operating losses could be carried back to offset taxable income.

Pro Forma Data:
      The following table sets forth, after giving effect to the proposed reverse split, (1) our actual capitalization as of March 31, 2005, (2) our pro forma capitalization as of March 31, 2005 as if the LJH Note had been used on that date to purchase shares in the rights offering as set forth above (and such purchase was the only purchase of shares made in the rights offering), and (3) our pro forma capitalization as of March 31, 2005 as if on that date: (a) the LJH Note had been used to purchase shares in the rights offering as set forth in (2) and (b) the remaining New Senior Notes and Junior Notes had automatically converted into common stock and the LJH Warrant had been exercised in full. This presentation represents the minimum level of committed participation in the rights offering and the eventual conversion of the New Senior Notes and Junior Notes into equity. Actual participation in the rights offering could be greater, which would increase our working capital, stockholders’ equity and total capitalization to the extent of additional participation.

	March 31, 2005

	(1)			(2)			(3)
	Actual	Adjustments		Pro Forma	Adjustments		Pro Forma

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	(Table in thousands)
Revolving loan	$5,662	$—		$5,662	$—		$5,662
Notes payable to financial institutions	13,818	—		13,818	—		13,818
Capital lease obligation	4,778	—		4,778	—		4,778
Related party term loan	15,862	(15,862	)(A)	—	—		—
Old senior subordinated notes due 2008	16,247	—		16,247	—		16,247
New senior subordinated convertible PIK notes due 2006	61,437	—		61,437	(61,437	)(B)	—
Junior subordinated convertible PIK notes due 2007	940	—		940	(940	)(B)	—

Total debt	$118,744	$(15,862)		$102,882	$(62,377)		$40,505

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated series A junior participating	$—	$—		$—	$—		$—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 6,413,979 post-reverse split shares issued and outstanding on March 31, 2005, 10,177,938 post-reverse split shares issued and outstanding pro forma, and 15,381,632 post-reverse split shares issued and outstanding pro forma	6	4	(A)	10	5	(C)	15
Additional paid in capital	239,350	15,858	(A)	255,208	62,434	(C)	317,642
Accumulated deficit	(275,766)	—		(275,766)	—		(275,766)

Total stockholders’ (deficit) equity	$(36,410)	$15,862		$(20,548)	$62,439		$41,891

Total capitalization	$82,334	$—		$82,334	$62		$82,396

(A)	Represents the use of the LJH Note to purchase shares in the rights offering in the manner described above.

(B)	Represents the conversion of the outstanding New Senior Notes and the outstanding Junior Notes into shares of common stock at their maturity.

(C)	Reflects: (i) the issuance of 3,642,572 (post-reverse split) shares to the holders of the New Senior Notes and Junior Notes upon the maturity of such Notes; and (ii) the issuance of 1,561,122 (post-reverse split) shares to our principal stockholder upon the complete exercise of the LJH Warrant. Upon the maturity of the New Senior Notes and Junior Notes, upon the complete exercise of the LJH Warrant, and upon the use of the LJH Note within the rights offering, we will have 15,381,632 (post-reverse split) shares of common stock outstanding.
OVERVIEW OF THE RIGHTS OFFERING
      Further details concerning this part of the summary are set forth under “The Rights Offering” beginning on page 82. Only holders of record of common stock at the close of business on the record date may exercise rights.

Subscription Ratio; Basic Subscription Privilege	Each stockholder will receive 1.25 rights for every one post-reverse split share (40 pre-reverse shares) of our common stock owned by such stockholder as of the record date. Each whole right entitles you to purchase one share of our post-reverse split common stock for the subscription price. We are not issuing any fractional rights or fractional shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded up to the nearest whole right. Although you may not purchase fractional shares, you may subscribe for any whole number of shares exercising less than all of your rights.

Record Date	, at 5:00 p.m., New York City time. Only our stockholders as of the record date will receive rights to subscribe to new shares of common stock in the rights offering.

Expiration Date	The rights expire on at 5:00 p.m., New York City time. Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Subscription Price	$4.80 per post-reverse split share (or the equivalent of $0.12 per pre-reverse split share), payable in cash. All payments must be cleared on or before the expiration date. The price of our common stock on the Bulletin Board maintained by the NASD on July 21, 2005, was $0.22. See “Determination of Subscription Price.”

Oversubscription Privilege	If you fully exercise the basic subscription privilege, you may also purchase additional shares of common stock at the subscription price that are not purchased by other stockholders. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Use of Proceeds	We will use the net proceeds of this rights offering to continue the growth of our business in line with our strategic goals and objectives.

Restricted Transferability of Rights	The rights may be exercised only by the persons to whom they are granted. However, you may transfer your rights to your immediate family members, to entities wholly-owned or controlled by you, or to other similar affiliates. For information on the persons to whom you can transfer your rights, as well as how the rights can be transferred, see “The Rights Offering — Transferability of Rights.”

No Board Recommendation	Our Board of Directors does not make any recommendation to stockholders regarding the exercise of rights in this offering. Stockholders who do exercise rights risk investment loss on new money invested. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For more information regarding some of the risks inherent in this rights offering, please see “Risk Factors” beginning on page 16.

Subscription Commitment of Our Controlling Stockholder	Lacy Harber, who on the record date beneficially owned 57% of our currently outstanding common stock, has agreed to use amounts due to him under a note issued to him by us to purchase shares under this Rights Offering. Mr. Harber has no obligation to purchase shares over and above those that he may purchase using the proceeds of his note.

Conditions to the Rights Offering	This rights offering is subject to the following conditions:

• We must change the number of authorized shares to 100 million shares of our common stock by means of an amendment to our certificate of incorporation;

• We must reduce the number of our issued and outstanding shares by reducing every forty old shares into one new share through the reverse stock split;

• This rights offering and Mr. Harber’s use of the LJH Note to purchase shares in the rights offering must be approved by a majority vote of our stockholders;

• This rights offering must comply with applicable laws and applicable interpretations of the staff of the SEC;

• This rights offering must comply with all applicable state securities or “blue sky” laws;

• No litigation may have been instituted or threatened or law enacted that could prohibit this rights offering, materially adversely affect our business, or materially impair the benefits to us of this rights offering; and

• No event may have occurred affecting our business that would reasonably be expected to prohibit, prevent, or significantly delay this rights offering.

No Revocation	If you exercise any rights, you are not allowed to revoke or change the exercise or request a refund of monies paid.

Certain Federal Income Tax Consequences	For United States federal income tax purposes, we believe that a stockholder will not recognize taxable income upon the receipt or exercise of rights. See “Material United States Federal Income Tax Considerations” beginning on page 96. You should consult your own tax adviser concerning the tax consequences of this offering under your own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-US tax laws, or any tax laws relating to special tax circumstances or to particular types of taxpayers.

Extension, Withdrawal, Cancellation, and Amendment	We may extend the expiration date of the rights offering, although we do not presently intend to do so. We also reserve the right to withdraw, cancel, or amend the rights offering at any time for any reason. In the event the rights offering is withdrawn or cancelled, or any submitted subscriptions no longer comply with the amended terms of the offering, we will return all funds received from such subscriptions (without interest). If we extend, withdraw, or cancel the rights offering, we will provide you with notice by a public announcement of such extension, withdrawal, or cancellation. If we materially amend the rights offering, we will provide you notice by supplement to this prospectus or by public announcement.

Procedure for Exercising Rights	To exercise rights, you must complete the subscription warrant and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the rights you elect to exercise. Continental Stock Transfer & Trust Company must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may also use an alternative “Guaranteed Delivery Procedure” if you are unable to deliver the subscription warrant before the expiration date, subject to the requirements of this procedure, described under “The Rights Offering — Special Procedure” under “Notice of Guaranteed Delivery Form.”

Shares Outstanding Before the Rights Offering	256,559,172 shares of pre-reverse split common stock were outstanding as of the date of this prospectus (6,413,979 shares of post-reverse split common stock).

Risk Factors	Stockholders considering making an investment in the rights offering should consider the risk factors described in “Risk Factors” on page 16.

Fees and Expenses	We will bear the expenses relating to the rights offering. However, if you exercise rights through the record holder of your shares and such record holder charges you a fee, you will be responsible for paying any such fees that such person may charge.

Information Agent	Questions regarding the rights offering should be directed to our information agent, Morrow & Co., Inc., at (800) 607-0088.

RISK FACTORS
      Exercising your rights granted in this offering and purchasing our common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors and other information contained in this prospectus.
      All numbers in this section, except share and per-share numbers, are expressed in thousands (000).
Risks Associated With Our Business

We incurred losses from continuing operations in 2004 and our liquidity remains tight
      For the year ended December 31, 2004, we incurred losses from continuing operations of $667. We also had a net stockholders’ deficit as of December 31, 2004 and March 31, 2005, and in 2004 we continued to require additional cash flow above amounts currently being provided from operations to meet our working capital requirements. During the first quarter ended March 31, 2005, while not necessarily indicative of the results of operations and cash flows which may be reported for the year ended December 31, 2005, we reported income from continuing operations of $1,151 and cash flow from operations of $7,106. Additionally, as a result of operating activities, we were not in compliance at certain times during 2002 and the first quarter ended March 31, 2003 with respect to debt covenant requirements under our previous senior credit facilities. We, however, obtained a waiver of non-compliance with all such financial covenants and cured all of these covenant violations.
      Our ability to service our debt and note obligations as they come due, including maintaining compliance with the covenants and provisions under our current and future debt instruments, is and will continue to be dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors such as the state of the general economy, fluctuations in the price of jet fuel, declines in passenger airline travel, the war on terrorism, the outbreak of the SARS virus in Asia and competitive price reductions in airline fares. These and other factors may adversely affect our customers in the future.
      Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt and note obligations. A failure to comply, unless waived by the lenders and noteholders, would be an event of default and would allow our lenders and noteholders to accelerate the maturity of these debt and note obligations. It would also permit them to terminate their commitments to extend credit under the financing agreements. Our senior credit facilities also limit our ability to continue to borrow additional funds in the event of a material adverse change in our business, as defined. If we were unable to repay the debt to the lenders or obligations to our noteholders, or otherwise obtain a waiver, the lenders and holders could proceed against the collateral securing the financing obligations and notes, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so.

There are significant risks associated with the aviation services industry
      The condition of the airline industry has a substantial effect on our business, since our customers consist of passenger airlines and freight carriers, aircraft leasing companies, maintenance and repair facilities that service airlines, and original equipment manufacturers. Generally, when economic factors adversely affect the airline industry, they tend to reduce the overall demand for maintenance and repair services, causing downward pressure on pricing and increasing the credit risks associated with doing business with airlines. In addition, the price of jet fuel affects the maintenance and repair markets, because older aircraft, which consume more fuel and which currently account for a significant portion of our MRO services business, become less viable as the price of fuel increases.

      The September 11, 2001 terrorist attacks against the United States of America and the resulting increase in airline insurance costs, additional government mandated passenger taxes and fees, and increased airport security costs, have had a severe impact on the aviation industry. These factors, in conjunction with an overall slowdown in the U.S. economy, a reduction in passenger levels from fiscal 2001 through fiscal 2003, and the overall instability in the Middle East (including the war on terrorism) have resulted in operating losses for U.S. airline carriers in excess of $10.3 billion for 2001, $8.6 billion for 2002, $3.6 billion for 2003, and an estimated $5.0 billion for 2004. In addition to these adverse factors, fiscal 2003 was also adversely impacted by the outbreak of the SARS virus in Asia and fiscal 2004 was impacted by significantly increased fuel costs due to the high price of oil. As a result of these factors, many commercial passenger airlines and air cargo carriers reported significant reductions in their capacity and have taken out of service upwards of 20% of their aircraft. This reduction in capacity has lessened the aircraft maintenance required by such airlines (and thereby the amount of maintenance being outsourced to companies like TIMCO). These factors have also caused several carriers to file for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The most notable for us has been the filing for protection from creditors under Chapter 11 by United Air Lines on December 9, 2002 (United has been our largest customer during the last three fiscal years). As of the date of this report, United Air Lines has not emerged from protection under the Bankruptcy Court. In addition to those that have already filed, other carriers have publicly discussed the potential of seeking protection from creditors through a voluntary bankruptcy filing. As related to us, current exposures to carriers that are at risk of filing for protection are being continuously evaluated and monitored, though we have in the past, and may in the future, experience losses relating to these credit exposures. Additionally, the Company is positioning itself for potential favorable implications of these Chapter 11 filings and resurgence of the airlines as it is anticipated that additional maintenance outsourcing opportunities could materialize as these airlines look to reduce their operating costs.
      We believe that all of the above factors could continue to have a negative impact on our business in the foreseeable future. These terrorist attacks and related aftermath events and the overall slowdown in the U.S. economy have also impacted our competition, with several of our competitors exiting the MRO business.

The loss or a significant downturn in the operations of one or two of our major customers could materially affect our business.
      Our ten largest customers accounted for approximately 78% and 76% of our total revenues for 2004 and 2003, respectively. Of these ten customers, three represented approximately 28%, 14%, and 12% of our total revenues, respectively, for the year ended December 31, 2004. No other customer represented more than 10% of our consolidated revenues for 2004. Our largest customer, United Air Lines, is currently in reorganization under Chapter 11 of the United States Bankruptcy Code. While the relative significance of customers varies from period to period, the loss of, or significant curtailments in purchases of our services by, one or more of our significant customers at any time has in the past and may in the future adversely affect our revenue and cash flow.

We have incurred losses in the past and we may incur losses in the future. If we incur losses in the future, our ability to obtain sufficient working capital for our operations and our ability to service our indebtedness may be impaired.
      We incurred losses from continuing operations of $667, $4,304, and $24,006 (excluding a gain from debt extinguishment), respectively, during the 2004, 2003, and 2002 fiscal years. If we incur losses in the future, we will likely limit our ability to obtain sufficient working capital for our operations and our ability to execute our business strategy. In addition, our ability to service our indebtedness may be harmed because we may not generate sufficient cash flow from operations to pay principal or interest when due.
      A large portion of our operating expenses are relatively fixed and cancellations, reductions or delays in orders by a customer or group of customers has in the past and could in the future have a material adverse effect on our business, financial condition or results of operations.

We are highly leveraged.
      We are highly leveraged. This could have important consequences to us, including:

•	our vulnerability to adverse general economic and industry conditions;

•	our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes, particularly where our current lenders have a lien on all of our assets; and

•	the requirement that we obtain the consent from our lenders if we wish to borrow additional amounts.

We depend on financing transactions.
      We are primarily dependent on cash flow from operations and borrowings to meet our working capital requirements.

•	During 2002, we relied on proceeds from sales of business operations, borrowings under our senior revolving credit facility, our note exchange and rights offering, and our income tax refund to reduce our senior debt and to fund our working capital requirements.

•	During 2003, we relied on borrowings under our senior revolving credit facility and proceeds from our related party term loan to fund our working capital requirements.

•	During 2004, we continued to rely on borrowings under our senior revolving credit facility, proceeds from our refinanced senior secured term loan and proceeds from the sale of our former office and warehouse facility located in Miramar, FL.
      While we had positive cash flow from operations in the first quarter of 2005, there can be no assurance this will continue. We also expect that our expansion of operations into CFM engine maintenance will require additional working capital. We cannot assure you that additional financing will be available to us in the future, if required, for these purposes.

Our lenders impose significant restrictions on us.
      Our senior credit facilities and the indenture relating to our 8% senior subordinated convertible paid-in-kind (PIK) interest notes due 2006 impose significant operating and financial restrictions on us. These restrictions may significantly limit our ability to incur additional indebtedness, pay dividends, repay indebtedness prior to its stated maturity, sell assets or engage in mergers or acquisitions. In addition, our failure to comply with these restrictions could result in an event of default which, if not cured or waived, could materially adversely affect our business, financial condition or results of operations.

Our business is subject to heavy government regulation.
      The aviation industry is highly regulated by the Federal Aviation Administration in the United States and by similar agencies in other countries. We must be certified by the FAA in order to repair aircraft and aircraft components.
      We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not materially adversely affect our business, financial condition or results of operations.

Our business is highly competitive.
      The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include aircraft manufacturers, aircraft part manufacturers, airline and aircraft service companies and other companies providing maintenance, repair and overhaul services. Certain of our competitors are currently experiencing financial difficulties similar to or worse than our own and several of our competitors have ceased operations or substantially curtailed their operations during the last few years. Many of these competitors have responded to their financial difficulties by reducing prices on their services to increase or retain market share. Any material deterioration in our financial condition is likely to affect our ability to compete with price-cutting by our competitors. Some of our competitors have substantially greater financial and other resources than we do. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations.

Our business is susceptible to liability claims.
      Our business exposes us to possible claims for personal injury or death which may result if we were negligent in repairing an airplane. We cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate to protect us in all circumstances. Additionally, we cannot assure you that we will be able to maintain adequate insurance coverages in the future at an acceptable cost. Any liability claim not covered by adequate insurance could materially adversely affect our business, financial condition or results of operations.

We depend on our executive officers and our employees.
      Our continued success depends significantly upon the services of our executive officers and upon our ability to attract and retain qualified personnel in all of our operations. While we have employment agreements with all of our executive officers and certain of our key employees, most of our employees are employed on an at-will basis. The loss of one or more of our executive officers and of a significant number of our other employees without capable replacements could materially adversely affect our business, financial condition or results of operations.
      Our airframe heavy maintenance business (which constitutes approximately 80% of our current business) requires qualified mechanics and other personnel to provide services requested by our customers, and our ability to meet customer requirements depends on our ability to attract and retain the mechanics and other qualified personnel necessary to provide services at the physical locations of our operations. In that regard, we utilize outside contractors to provide personnel when we cannot otherwise hire required personnel. While we have been able to obtain sufficient mechanics and other required personnel to date, there can be no assurance we will be able to obtain all personnel required in the future. This may constrain our ability to grow our operations from their current levels.
Risks Associated with our Common Stock

Control is vested in our principal stockholder.
      Lacy Harber, our principal stockholder, currently owns approximately 57% of our outstanding common stock. Mr. Harber is able to control the vote on all matters submitted to the vote of our stockholders and therefore, able to direct our management and policies, including, but not limited to, the election of our entire board of directors.
      In addition, under such circumstances, we will not, without Mr. Harber’s approval, be able to consummate transactions involving an actual or potential change in our control, including transactions in which the holders of our common stock might otherwise receive a premium for their shares over then current market prices.

Our existing stockholders have experienced substantial dilution as a result of our completed tender offer and they will experience additional dilution upon maturity of the remaining untendered New Senior Notes and Junior Notes and upon the full exercise of the LJH Warrant.
      On March 8, 2005, we completed a tender offer to the holders of our New Senior Notes and Junior Notes. As a result of our tender offer, we now have 256,559,172 shares of our common stock outstanding. Further, upon the maturity of our remaining New Senior Notes and Junior Notes at the end of 2006 and the beginning of 2007, respectively, we will issue additional shares of our common stock, and at such time, we will have 464,706,934 shares of our common stock outstanding. Finally, we have outstanding common stock purchase warrants to purchase 10,100,000 pre-reverse split shares of our common stock at an exercise price of $5.16 per share and under our 2003 Stock Incentive Plan we may grant options or warrants to purchase up to 5,800,000 pre-reverse split shares of our common stock to our officers, directors and employees.

While our common stock is deemed a “penny stock,” its liquidity will be adversely affected.
      The price of our common stock fell below $1.00 per share in September 2001. If the market price for our common stock remains below $1.00 per share (as it has since the fourth quarter of 2002), our common stock will continue to be deemed to be a penny stock. So long as our common stock is considered a penny stock, it will be subject to rules that impose additional sales practices on broker-dealers who sell our securities. For example, broker-dealers must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Also, a disclosure schedule must be prepared before any transaction involving a penny stock, and disclosure is required about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements are also required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Because of these additional obligations, some brokers may not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our common stock. The proposed one-new-share-for-40-old-shares reverse stock split could have the effect of causing our stock price to exceed $1.00, which, contingent on our meeting other guidelines, might enable us to relist our stock on the NASDAQ stock market or on a national securities exchange and no longer be deemed a penny stock.

Our common stock is thinly traded. Our stock price may fluctuate more than the stock market as a whole.
      As a result of the thin trading market for our common stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of similar companies. Of the 256,559,172 shares of our common stock currently outstanding, approximately 57% are held by Lacy Harber, our principal stockholder. A second holder, Loeb Partners, owns approximately 16% of our outstanding common stock. Without a larger float, our common stock will be less liquid than the stock of companies with broader public ownership, and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. In addition, sales of a substantial amount of common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock. Possible or actual sale of any of these shares, particularly by Mr. Harber, may decrease the market price of our common stock.

The market price of our common stock could be depressed by future sales.
      Future sales of our common stock, or the perception that these sales could occur, could adversely affect the market price of our common stock. We cannot assure you as to when, and how many of, the shares of our common stock will be sold and the effect these sales may have on the market price of our common stock. In addition, we may issue additional shares of common stock in connection with possible future acquisitions or other transactions. Although these securities may be subject to regulatory or contractual resale restrictions, as these restrictions lapse or if these shares are registered for sale to the public, they may be sold to the public. In the event we issue a substantial number of shares of our common stock, which subsequently become available for unrestricted resale, there could be a material adverse effect on the prevailing market price of our common stock.

Adjustments to common stock purchase warrant exercise prices and exercise dates.
      We have outstanding common stock purchase warrants to purchase approximately 10,100,000 pre-reverse split shares of our common stock at an exercise price of $5.16 per share until February 28, 2007. While we presently have no intent to take any of these actions, we may, in our sole discretion, and in accordance with the terms of the warrant agreements with the warrant agents, reduce the exercise price of the common stock purchase warrants and/or extend the time within which the warrants may be exercised, depending on such things as the current market conditions, the price of the common stock and our need for additional capital. Further, in the event that we issue certain securities or make certain distributions to the holders of our common stock, the exercise price of the warrants may be reduced. Any such price reductions (assuming exercise of the warrants) will provide less money for us, higher incremental expense and possibly adversely affect the market price of our securities.

Impact of warrant exercise on market.
      In the event of the exercise of a substantial number of warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of our common stock in the trading market could substantially affect the market price of our common stock.

We are subject to significant anti-takeover provisions.
      Our certificate of incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. In addition, our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the preferences, rights and limitations of any of these series without stockholder approval. Our ability to issue preferred stock could discourage unsolicited acquisition proposals, or make it difficult for a third party to gain control of us, which could adversely affect the market price of our common stock.
Risks Associated with the Rights Offering

The price of our common stock may decline before or after the subscription rights expire.
      The subscription price in this rights offering ($4.80 per post-reverse split share of common stock, or the equivalent of $0.12 per pre-reverse split share) represents a discount to the market price of our common stock on the date it was determined. The trading price of our common stock may decline to below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that the trading price of our common stock will not decline to below the subscription price during or after this offering.

Volatility of our common stock price could result in substantial losses for stockholders who exercise their subscription rights.
      Future prices of our common stock may be affected positively or negatively by our future revenues and earnings, changes in the estimates by analysts and our ability to meet such estimates, speculation in the trade or business press about our company, and overall conditions affecting our business, economic trends and the securities markets.

Once you exercise your subscription rights, you may not revoke the exercise.
      You are not permitted to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel this offering, we are obligated only to refund payments actually received, without interest.

If you desire to exercise your subscription rights you need to act promptly and follow the subscription instructions.
      Stockholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription to the extent of your payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedure.

If you use a personal check to pay for the subscription price, it must clear prior to the rights offering expiration date for you to participate.
      Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

If you do not exercise your rights, your relative ownership interest in TIMCO Aviation Services will likely be diluted and your voting power will likely be reduced
      If you choose not to exercise your subscription rights in full, your relative ownership interest will likely be diluted and your voting power will likely be reduced. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, stockholders who do not exercise their full subscription rights will experience a dilution of their economic interest in the Company.

There are significant restrictions on transfers of the rights.
      Generally, only our stockholders of record as of the record date may exercise the rights. You may not sell, give away, or otherwise transfer your subscription rights, except to your immediate family members, to entities wholly-owned or controlled by you, or to other similar affiliates.
FORWARD LOOKING STATEMENTS
      This Prospectus contains forward looking statements. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These include forward looking statements on, among other matters:

•	our business strategy and our future plans for our business,

•	anticipated trends and our competitive position in the industry in which we operate, and

•	our anticipated performance in future periods.
      These forward looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations and results of operations, including, among others, the risks described under “Risk Factors” above and the following:

•	the financial health of the U.S. passenger and freight airline industry, and the impact of the financial health of that industry on the maintenance, repair, and overhaul (“MRO”) industry generally and our business specifically,

•	the amount of MRO business being outsourced by the airline industry in general and our airline customers in particular,

•	factors that affect the financial health and well-being of our airline customers, such as the September 11, 2001 terrorist attacks, the global war on terrorism, the war in Iraq and the SARS outbreak,

•	the effect of competition on our business, including the effects of competition on the pricing of the services and goods that we provide,

•	our ability to achieve gross profit margins at which we can be profitable, including margins on services that we perform on a fixed price basis and our ability to accurately project our costs in a dynamic environment,

•	our ability to generate sufficient working capital from our operations and from our available credit facilities to meet our operating requirements and service our indebtedness,

•	our maintaining good relations with our customers and vendors,

•	our ability to fully utilize our hangar space dedicated to maintenance and repair services,

•	our ability to manage our business efficiently and achieve both positive income and cash flow from our operations,

•	our ability to attract and retain the services of our executive officers and key employees,

•	our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers,

•	our ability to integrate future acquisitions, and

•	future changes in government regulations.
      Should one or more of the assumptions underlying our forward looking statements impact us to a greater or lesser degree or prove to be incorrect, or should future events occur that change the landscape of our industry and our customers, the forward looking statements contained in this report or the future financial results described in this report may not ultimately come true. We are not obligated, nor do we undertake the obligation, to revise these forward looking statements to reflect future events or circumstances.
MARKET PRICE AND DIVIDENDS ON COMMON STOCK
      The following information relates to the trading of our common stock, par value $0.001 per share. At December 31, 2004, we believe that there were approximately 4,000 beneficial holders of our common stock. The high and low last sales prices of our common stock for each quarter during our two most recent fiscal years as well as the first quarter, second quarter and third quarter (to date) of 2005, as reported by the OTC bulletin board, are set forth below:

	High	Low

2003
First Quarter	$0.93	$0.30
Second Quarter	$0.48	$0.19
Third Quarter	$0.51	$0.31
Fourth Quarter	$0.82	$0.33
2004
First Quarter	$0.87	$0.60
Second Quarter	$0.80	$0.36
Third Quarter	$0.50	$0.30
Fourth Quarter	$0.50	$0.16
2005
First Quarter	$0.29	$0.12
Second Quarter	$0.18	$0.13
Third Quarter (Through July 21, 2005)	$0.22	$0.15
No Cash Dividends
      We have never declared any cash dividends on our common stock, and we do not expect to pay cash dividends in the future. There are also restrictions in our credit agreements limiting our ability to pay cash dividends.

CAPITALIZATION
      The following table sets forth, after giving effect to the proposed reverse split, (1) our actual capitalization as of March 31, 2005, (2) our pro forma capitalization as of March 31, 2005 as if the LJH Note had been used on that date to purchase shares in the rights offering as set forth above (and such purchase was the only purchase of shares made in the rights offering), and (3) our pro forma capitalization as of March 31, 2005 as if on that date: (a) the LJH Note had been used to purchase shares in the rights offering as set forth in (2) and (b) the remaining New Senior Notes and Junior Notes had automatically converted into common stock and the LJH Warrant had been exercised in full. This presentation represents the minimum level of committed participation in the rights offering and the eventual conversion of the New Senior Notes and Junior Notes into equity. Actual participation in the rights offering could be greater, which would increase our working capital, stockholders’ equity and total capitalization to the extent of additional participation.

	March 31, 2005

	(1)			(2)			(3)
	Actual	Adjustments		Pro Forma	Adjustments		Pro Forma

	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
	(Table in thousands)
Revolving loan	$5,662	$—		$5,662	$—		$5,662
Notes payable to financial institutions	13,818	—		13,818	—		13,818
Capital lease obligation	4,778	—		4,778	—		4,778
Related party term loan	15,862	(15,862	)(A)	—	—		—
Old senior subordinated notes due 2008	16,247	—		16,247	—		16,247
New senior subordinated convertible PIK notes due 2006	61,437	—		61,437	(61,437	)(B)	—
Junior subordinated convertible PIK notes due 2007	940	—		940	(940	)(B)	—

Total debt	$118,744	$(15,862)		$102,882	$(62,377)		$40,505

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated series A junior participating	$—	$—		$—	$—		$—
Common Stock, $0.001 par value, 100,000,000 shares authorized, 6,413,979 post-reverse split shares issued and outstanding on March 31, 2005, 10,177,938 post-reverse split shares issued and outstanding pro forma, and 15,381,632 post-reverse split shares issued and outstanding pro forma	6	4	(A)	10	5	(C)	15
Additional paid in capital	239,350	15,858	(A)	255,208	62,434	(C)	317,642
Accumulated deficit	(275,766)	—		(275,766)	—		(275,766)

Total stockholders’ (deficit) equity	$(36,410)	$15,862		$(20,548)	$62,439		$41,891

Total capitalization	$82,334	$—		$82,334	$62		$82,396

(A)	Represents the use of the LJH Note to purchase shares in the rights offering in the manner described above.

(B)	Represents the conversion of the outstanding New Senior Notes and the outstanding Junior Notes into shares of common stock at their maturity.

(C)	Reflects: (i) the issuance of 3,642,572 (post-reverse split) shares to the holders of the New Senior Notes and Junior Notes upon the maturity of such Notes; and (ii) the issuance of 1,561,122 (post-reverse split) shares to our principal stockholder upon the complete exercise of the LJH Warrant. Upon the maturity of the New Senior Notes and Junior Notes, upon the complete exercise of the LJH Warrant, and upon the use of the LJH Note within the rights offering, we will have 15,381,632 (post-reverse split) shares of common stock outstanding.

BACKGROUND AND REASONS FOR THE RIGHTS OFFERING
      The rights offering and our decision to allow Mr. Harber to use the LJH Note to purchase shares of our common stock in the rights offering are part of our ongoing effort to clean up and deleverage our balance sheet. The rights offering also provides us with an opportunity to raise working capital to continue the growth of our business in line with our strategic goals and objectives.
      Our board of directors has unanimously approved the rights offering and the use of the LJH Note to purchase shares in the rights offering. In making its determination, our board considered a number of factors, including the following:

•	We have worked hard over the last few years to reduce our debt. Our February 2002 restructuring of our debt and equity, the sale of our Aerocell Structures operation in July 2002, the sale of our Miramar facility in March 2004, the establishment of our senior credit facilities with CIT and Monroe Capital and our recently completed New Senior Note and Junior Note tender offer, have significantly improved our balance sheet. However, without considering the remaining outstanding New Senior Notes and Junior Notes, we remain highly leveraged. The use of the LJH Note to purchase shares in the rights offering will significantly deleverage us and, we believe, improve our stability in the eyes of our current and future customers, vendors and parties with whom we might engage in transactions in the future.

•	Elimination of the LJH Note will increase annual pre-tax income by $2.7 million per year by reducing our cash interest by $900,000 per year and our PIK interest charges by $1.8 million per year, and will be accretive, from an earnings per share perspective, to our existing stockholders.

•	Elimination of the LJH Note will expand our capacity for additional borrowing which can be used to continue the growth of our business.

•	The rights offering allows all of our existing stockholders who elect to participate in the rights offering and acquire additional shares of our post-reverse split common stock to substantially maintain their percentage ownership interest in TIMCO Aviation Services.

•	If our stockholders subscribe to purchase shares in the rights offering, it will provide us with working capital to continue the growth of our business in line with our strategic goals and objectives.

•	Assuming that Mr. Harber is the only purchaser of shares in the rights offering, and assuming he fully subscribes to purchase all shares that have been allocated to him for purchase in the rights offering, Mr. Harber’s percentage interest in TIMCO Aviation Services, Inc. will increase to 74.8% (60.4% on a fully-diluted basis), from his current ownership level of 56.9% (44.8% on a fully diluted basis).
      In connection with its deliberations regarding the rights offering and the use the LJH Note to purchase shares in the rights offering, the Board was advised by our financial advisor, Houlihan Lokey Howard & Zukin Capital (Houlihan Lokey Howard & Zukin Capital makes no recommendation as to whether or not the shareholders should participate in the rights offering).
      In approving the rights offering and the decision to allow the LJH Note to be used as payment for the purchase of shares in the rights offering, the board weighed its costs and risks, including the transaction costs associated with the rights offering, the dilution to stockholders who do not participate in the rights offering, and the potential adverse impact of the rights offering and the transactions that will occur in conjunction with the rights offering on the trading market for our common stock. However, the board determined that the benefits of the rights offering and allowing the LJH Note to be used as payment for shares purchased in the rights offering outweighed these costs and risks.
      The foregoing discussion is not intended to be exhaustive. It is intended to address the principal factors upon which the board based its decision to approve the rights offering and the decision to allow Mr. Harber to use the LJH Note to purchase shares in the rights offering. As a part of their decision process, our board considered all factors as a whole and did not assign specific weight to specific factors.
      Given the approval of our full board, six members of which are “disinterested” with respect to Mr. Harber under Delaware law, our board did not appoint a committee of independent directors or retain an independent representative to negotiate the terms of the rights offering. Further, the rights offering offer does not require the approval of the holders of our senior debt or the holders of our New Senior Notes or Junior Notes, and given the voluntary nature of the rights offering, we do not believe that any such approvals are necessary or appropriate.
Determination of Rights Offering Subscription Price
      The subscription price of the shares to be issued in the rights offering rights was determined by our board of directors without any independent valuation or appraisal of the value of our common stock. The subscription price is not necessarily related to our assets, book value or net worth or any other established criteria of value and may not be indicative of the fair value of the securities offered. In determining the subscription price, the board of directors considered, among other things, our earnings and prospects, issues currently affecting the aviation industry and the markets in which we operate, our stock price and the general conditions of the securities markets, as well as our need for capital.
Use of Proceeds
      We will use the net proceeds of the rights offering to continue the growth of our business in line with our strategic goals and objectives. We have determined that, given current market conditions, this rights offering is the most appropriate means of raising equity capital because it affords our existing stockholders the preferential opportunity to subscribe for new shares of common stock and to maintain their proportionate ownership interest in the Company.
Federal Tax Consequences of Rights Offering to the Company
      We will not incur any Federal income tax liabilities on the issuance of the rights and the sale of the shares of common stock in the rights offering.
Plans of TIMCO Aviation Services following the Rights Offering
      Following the consummation of the rights offering, we intend to continue to conduct our business and operations substantially in the same manner as they are currently being conducted. Although we continually evaluate the merits of potential commercial and strategic transactions, we currently have no plans, proposals or negotiations that would result in:

•	the acquisition by any person of additional securities of TIMCO Aviation Services, or the disposition of securities of TIMCO Aviation Services;

•	an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving us or any of our subsidiaries;

•	any change in our present board of directors or management, including but not limited to a plan or proposal to change the number or term of our directors, to fill any existing vacancy on our board of directors or to change any material term of the employment contract of any of our executive officers;

•	any material change in our indebtedness or capitalization and the application from time to time of available cash to repay outstanding debt;

•	other than the contemplated reverse stock split described herein, any other material change in our corporate structure or business;

•	other than the changes described herein, any changes in our certificate of incorporation or bylaws or any other actions that may impede the acquisition or control of us by any person;

•	any class of our equity securities becoming eligible for termination under Section 12(g)(4) of the Exchange Act; or

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act.

SELECTED FINANCIAL DATA
      The following table represents our selected consolidated financial information. The selected financial data set forth below should be read in conjunction with the Consolidated Financial Statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations which contains a description of the factors that materially affect the comparability, from period to period, of the information presented herein. Operating results from continuing operations reflect the results of operations from our MRO and leasing operations, including Caribe Aviation (sold in May 2001) and Aerocell Structures (sold in July 2002). Discontinued operations includes the results of operations of our redistribution operations, new parts distribution operation and our manufacturing operations, all of which were sold in 2000, and the results of operations of our former office and warehouse facility located in Miramar, Florida, which was sold in March 2004. All numbers in the tables in this section, except for per-share numbers, are in thousands (’000s).

	Year Ended December 31,

	2000	2001	2002	2003	2004

STATEMENT OF OPERATIONS DATA:
Operating revenues	$338,977	$264,140	$181,973	$242,514	$323,488
Cost of sales	353,331	259,647	179,705	226,331	294,199

Gross (loss) profit	(15,254)	4,493	2,268	16,183	29,289
Operating expenses	69,972	56,457	15,574	14,761	22,636

(Loss) income from operations	(85,226)	(51,964)	(13,306)	1,422	6,653
Interest expense and other(1)	21,229	70,264	(12,779)	6,712	7,320
(Loss) before income taxes and discontinued operations	(106,455)	(122,228)	(527)	(5,290)	(667)
Income tax expense (benefit)(2)	4,810	621	(3,800)	(986)	—

(Loss) income from continuing operations before discontinued operations	(111,265)	(122,849)	3,273	(4,304)	(667)
Discontinued operations:
Operations, net of income taxes	(28,040)	(9,000)	3,749	4,043	1,580
Loss on disposal, net of income taxes	(72,325)	(9,386)	—	—	—

Net (Loss) Income	$(211,630)	$(141,235)	$7,022	$(261)	$913

(1)	Includes a $27,279 gain in 2002 relating to debt extinguishment

(2)	Represents a tax benefit in 2002 from the carryback of net operating losses

	Year Ended December 31,

	2000	2001	2002	2003	2004

PER SHARE DATA:
Basic Income (Loss) Per Share
Loss (income) from continuing operations	$(74.10)	$(81.82)	$0 .13	$(0.14)	$(0.02)
Loss (income) from discontinued operations	(66.84)	(12.24)	0.14	0.13	0.05

Net (loss) income	$(140.94)	$(94.06)	$0.27	$(0.01)	$0.03

Diluted Income (Loss) Per Share
Loss (income) from continuing operations	$(74.10)	$(81.82)	$0.01	$(0.14)	$(0.02)
Loss (income) from discontinued operations	(66.84)	(12.24)	0.01	0.13	0.05

Net (loss) income	$(140.94)	$(94.06)	$0.03	$(0.01)	$0.03

	For the Three Months
	Ended March 31,

	2004	2005

Operating revenues, net	$83,532	$90,682
Cost of sales	77,239	81,264

Gross profit	6,293	9,418
Operating expenses	5,502	6,454

Income from operations	791	2,964
Interest expense	1,809	2,131
Charges for early conversion of notes	—	400
Other income — net	(165)	(381)

(Loss) income before income taxes and discontinued operations	(853)	814
Income tax benefit	—	337

(Loss) income from continuing operations before discontinued operations	(853)	1,151
Income from discontinued operations, net of income taxes	971	55

Net income	$118	$1,206

Basic Income Per Share:
(Loss) income from continuing operations	$(0.03)	$0.02
Income from discontinued operations	0.03	—

Net income	$—	$0.02

Diluted Income Per Share:
(Loss) income from continuing operations	$(0.03)	$—
Income from discontinued operations	0.03	—

Net income	$—	$—

	As of December 31,					As of March 31,

	2000	2001	2002	2003	2004	2005

BALANCE SHEET DATA:
Accounts receivable	$67,558	$26,936	$17,762	$36,950	$49,721	$47,746
Inventories	53,115	41,544	21,631	25,724	22,244	23,350
Working capital (deficiency)	24,673	(62,747)	(10,177)	1,060	13,895	16,136
Total assets	300,611	179,285	131,026	152,891	137,368	136,380
Total debt and capitalized lease obligations	220,861	227,851	175,474	194,263	180,694	118,744
Stockholder’s equity (deficit)	6,892	(131,367)	(96,762)	(95,765)	(94,852)	(36,410)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
      All numbers in this section, except share and per-share numbers, are expressed in thousands (‘000s).
Overview
      In January 2005, we announced an offering and consent solicitation referring to our 8% Senior Subordinated Convertible PIK Notes due December 31, 2006 (the “New Senior Notes”) and our 8% Junior Subordinated Convertible PIK Notes due January 2, 2007 (the “Junior Notes”). We offered the holders of the New Senior Notes and Junior Notes the right to receive a 15% premium payable in shares of our common stock if the holders agreed to an early conversion of their New Senior Notes and Junior Notes into common stock during a special conversion period. We completed the offer on March 8, 2005 and accepted tenders from the holders of 47.0% of our outstanding New Senior Notes and 75.2% of our outstanding Junior Notes. At the closing of the offer on March 15, 2005, we issued 224,918,557 shares of our authorized but unissued common stock, including shares issued to LJH Ltd. upon the partial exercise of the LJH Warrant.
      For the year ended December 31, 2004, we incurred losses from continuing operations of $667. We also had a net stockholders’ deficit as of December 31, 2004, and continued to require additional cash flow above amounts currently being provided from operations to meet our working capital requirements. During the first quarter ended March 31, 2005, while not necessarily indicative of the results of operations or cash flows which may be reported for the year ended December 31, 2005, we reported income from continuing operations of $1,151 and cash flow from operations of $7,106. Additionally, as a result of operating activities, we were not in compliance at certain times during 2002 and during the first quarter ended March 31, 2003 with debt covenant requirements under our previous revolving credit and term loan facilities and our TROL financing arrangement. We, however, obtained a waiver of non-compliance with all such financial covenants and thereby cured these covenant violations.
      Our ability to service our debt and note obligations, as they come due, including maintaining compliance with the covenants and provisions under our debt instruments, is and will be dependent upon our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors, such as the state of the general economy, fluctuations in the price of jet fuel, the war on terrorism, the war in Iraq, and competitive price reductions in airfare prices. These and other factors may adversely affect our customers in the future.
      Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt and note obligations. A failure to comply, unless waived by the lenders and noteholders, would be an event of default and would permit the lenders and noteholders to accelerate the maturity of these debts and note obligations. It would also permit them to terminate their commitments to extend credit under their financing agreements. If we were unable to repay the debt to the lenders or obligations to the noteholders, or otherwise obtain a waiver, the lenders and holders could proceed against the collateral securing the financing obligations and notes, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so.
Results of Operations
      Operating revenues consist primarily of service revenues and sales of materials consumed while providing services, net of allowances for any reworks, discounts, or returns. Cost of sales consists primarily of labor, materials, overhead and freight charges.

      Our operating results have fluctuated in the past and may fluctuate significantly in the future. Many factors affect our operating results, including the following:

•	The timing of repair orders and payments from large customers;

•	The state of the economy generally, the state of the airline industry generally, and the financial condition of our airline customers specifically;

•	Competition from other third-party MRO service providers;

•	The number of airline customers seeking repair services at any time;

•	The impact of fixed pricing on gross margins and our ability to accurately project our costs in a dynamic environment;

•	Our ability to fully utilize our hangar space dedicated to maintenance and repair services;

•	The impact during future periods on airline use of out-of-production aircraft (such as 727, DC-8, DC-9, and DC-10) and JT8D engines as a result of increased fuel costs and other factors;

•	Our ability to retain the services of our executive offices;

•	Our ability to attract and retain a sufficient number of mechanics to perform the maintenance, overhaul and repair services requested by our customers; and

•	The timeliness of customer aircraft arriving for scheduled maintenance.
      Large portions of our operating expenses are relatively fixed. Since we typically do not obtain long-term commitments from our customers, we must anticipate the future volume of orders based upon the historic patterns of our customers and upon discussions with our customers as to their future requirements. Cancellations, reductions or delays in orders by a customer or group of customers have in the past and could in the future have a material adverse effect on our business, financial condition and result of operations.
Three Months Ended March 31, 2005 and 2004
      The following table sets forth certain information relating to our operations for the periods indicated:

	Three Months Ended March 31,

	2005		2004

	$	%	$	%

	(Unaudited)
Operating revenues, net	90,682	100.0	83,532	100.0
Cost of sales	81,264	89.6	77,239	92.5

Gross profit	9,418	10.4	6,293	7.5
Operating expenses	6,454	7.1	5,502	6.6

Income from operations	2,964	3.3	791	0.9
Interest expense	2,131	2.3	1,809	2.2
Charges for early conversion of notes	400	0.4	—	—
Other income, net	(381)	0.4	(165)	0.2

Income (loss) before income taxes and discontinued operations	814	0.9	(853)	(1.0)
Income tax benefit	337	0.4	—	—

Income (loss) from continuing operations before discontinued operations	1,151	1.3	(853)	(1.0)
Income from discontinued operations, net of income taxes	55	0.0	971	1.2

Net Income	1,206	1.3	118	0.1

      Operating revenue for the three month period ended March 31, 2005 increased $7,150 or 8.6% to $90,682, from $83,532 for the same period in 2004. The increase in revenues for the quarter ended March 31, 2005 compared to the revenues for the quarter ended March 31, 2004 can primarily be attributed to additional revenue in our airframe heavy maintenance operations, in our engine center operation due to an expanded customer base and the addition of JT8D-200 overhaul capabilities, and in our Brice seat manufacturing and overhaul operation, which has benefited from the cross sales of our other service offerings and from an expanded customer base, including its first major U.S. carrier for aircraft sales.
      During 2005, particularly within our airframe MRO facilities, we have continued to expand our customer base and, in some instances, we have increased our share of outsourced maintenance from our existing customers. The impact on revenue for the 2005 first quarter was an increase in revenue for our airframe MRO facilities over the 2004 first quarter of approximately $11,000 or 17.7%. This increase in revenues from the operation of our airframe MRO facilities, coupled with the increased revenue for our engine center operation ($2,800 quarter-over-quarter increase), for our line maintenance operation ($1,000 quarter-over-quarter increase), and our Brice operation ($870 quarter-over-quarter increase), accounted for the significant increase in revenue for the 2005 first quarter over the 2004 first quarter. These quarter-over-quarter revenue increases were partially offset by lower revenue for our engineering services as substantial customer programs were completed during the first quarter of 2004.
      While significantly improved over 2004, our revenue and gross profit for 2005 continued to be unfavorably impacted by general economic conditions affecting the airline industry, including increased jet fuel prices, and by increased competition in the MRO markets in which we operate. These factors forced us to reduce our pricing and take fixed price work at lower rates, which adversely impacted revenues and gross margins. Additionally, instability in the Middle East and the global war on terrorism have unfavorably impacted airline passenger levels during 2004 and 2005, which has equated to further delays of maintenance service by some of our customers. Finally, delays and changes in customer maintenance schedules have impacted us in the past and are likely to further impact us in the future.
      Gross profit increased to $9,418 for the quarter ended March 31, 2005 compared with a gross profit of $6,293 for the quarter ended March 31, 2004; a 50.0% improvement. Gross profit as a percentage of revenue increased to 10.4% for the first quarter of 2005, compared to 7.5% for the same period of 2004. The increased gross profit for the three month period ended March 31, 2005 over the same period for 2004 was spurred by long-term repetitive customer maintenance programs (referred to in the industry as “nose-to-tail lines”), where greater efficiencies can be reached, and by higher revenues, particularly within our airframe MRO operations and our engine center operation, which allowed us to better leverage the fixed portion of our cost of sales. Also, partially deteriorating the gross profit results for the first quarter of 2004 were ramp-up/learning curve issues relating to services for a major new customer within our Greensboro airframe facility.
      Gross profit levels are affected by sales volume in that many of the costs of operating our facilities are relatively fixed and therefore revenues above a certain level have a more than proportional impact on gross margins. Further, gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of our gross profits in any particular period and from period to period. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory. We continue to evaluate market and industry exposures in connection with the establishment of appropriate inventory valuation levels. While we believe that we have appropriately valued our inventory at the lower of cost or market, additional allowances may be required in the future, depending on the market for aircraft parts during any particular period and the applicability of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures.
      Operating expenses for the three month period ended March 31, 2005 were $6,454 compared to $5,502 for the three month period ended March 31, 2004. Operating expenses as a percentage of revenues were 7.1% and 6.6% for the 2005 and 2004 first quarters, respectively.

      As a result of these factors, income from operations was $2,964 for the quarter ended March 31, 2005 compared to income from operations of $791 for the quarter ended March 31, 2004.
      Interest expense (excluding amortization of deferred financing fees) for the three month period ended March 31, 2005 increased by $287 to $1,832, from $1,545 for the three month period ended March 31, 2004. The increase over 2004 is primarily attributable to interest expense on our restructured related party term loan (established April 8, 2004) and the additional interest expense on our $8,000 Hilco Term Loan (established April 8, 2004). For the quarter ended March 31, 2005, our non-cash PIK interest expense increased $87 while our cash interest expense increased $200 over 2004.
      Amortization of deferred financing costs for the first quarter of 2005 was $300, compared to $264 for the first quarter of 2004. The slight increase over 2004 is primarily attributable to higher deferred financing fees incurred in conjunction with our CIT Group Credit Facility and Hilco Term Loan (both completed in April of 2004) as compared to our previously outstanding senior credit facilities with an original maturity date of January 31, 2004 and minimal additional financing fees incurred related to the short-term extension of our previously outstanding senior credit facilities through July 2004.
      During the first quarter ended March 31, 2005, we completed an offering and consent solicitation relating to our New Senior Notes and our Junior Notes. As a result of this tender offer, we recognized an inducement charge of $160 relating to the value of the premium shares issued as a part of the offering. Additionally, we incurred transaction fees related to the offering of $240.
      Other income net was $381 and $165 for the first three months of 2005 and 2004, respectively. Other income net for the first quarter of 2005 included a $250 gain from the receipt of life insurance proceeds on a former key employee.
      As a result of the above factors, our income from continuing operations before income taxes and discontinued operations for the quarter ended March 31, 2005 was $814, compared to our loss from continuing operations before income taxes and discontinued operations of $853 for the quarter ended March 31, 2004.
      During the first quarter of 2005, we recognized a $337 income tax benefit as a result of income tax refunds for the overpayment of state taxes for our Oscoda, Michigan operations.
      For the reasons set forth above, our income from continuing operations for the three month period ended March 31, 2005 was $1,151, or $0.02 per basic share and $0.00 per diluted share, compared to a loss of $853, or $0.03 per basic share and diluted share, for the three month period ended March 31, 2004.
      Income from discontinued operations for the quarter ended March 31, 2005 was $55, or $0.00 per basic and diluted share, compared to income of $971, or $0.03 per basic and diluted share, for the quarter ended March 31, 2004. Income from discontinued operations for 2004 includes an $825 gain on the disposition of our office and warehouse facility located in Miramar, Florida and net rental income and expenses associated with this office and facility received prior to its disposition. Results for both quarterly periods include collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains after the sale of our redistribution operation and new parts bearings operation. Since our collections on assets from discontinued operations are winding down, we do not expect that our income from discontinued operations will be significant in future periods.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      The following table sets forth certain information relating to our operations for the periods indicated:

	Year Ended December 31,

	2004		2003

	$	%	$	%

Operating Revenues:
Sales	323,488	100.0	242,425	100.0
Other	—	—	89	0.0

	323,488	100.0	242,514	100.0
Cost of sales	294,199	90.9	226,331	93.3

Gross profit	29,289	9.1	16,183	6.7
Operating expenses	22,636	7.0	14,761	6.1

Income from operations	6,653	2.1	1,422	0.6
Interest expense	8,402	2.6	7,773	3.2
Other income	(1,082)	0.3	(1,061)	0.4

Loss before income taxes and discontinued operations	(667)	(0.2)	(5,290)	(2.2)
Income tax benefit	—	—	(986)	0.4

Loss from continuing operations before discontinued operations	(667)	(0.2)	(4,304)	(1.8)
Income from discontinued operations, net of income taxes	1,580	0.5	4,043	1.7

Net income (loss)	913	0.3	(261)	0.1

      Operating revenue for the year ended December 31, 2004 increased $80,974 or 33.4% to $323,488, from $242,514 for the same period in 2003. Operating revenue in 2004 included $38,062 from our Goodyear, Arizona facility, which became operational in April 2003, compared to revenue from this facility of $21,335 in 2003.
      The increase in revenues for the year ended December 31, 2004 compared to the revenues for the year ended December 31, 2003 can primarily be attributed to additional revenue in our airframe heavy maintenance operations (described below), in our engine center operation due to an expanded customer base and the addition of JT8D-200 overhaul capabilities, in our Goodyear, Arizona facility (as discussed above), in our engineering service group due to several significant interior modification programs, and in our Brice seat manufacturing and overhaul operation, which has benefited from the cross sales of our other service offerings and from an expanded customer base, including its first major U.S. carrier for its aircraft seats.
      Adverse market conditions during the first half of fiscal 2003 resulted in delays of maintenance service work by several of our significant customers and adversely impacted our 2003 results of operations. Many of these delayed maintenance programs, however, were inducted for service during the second half of 2003 and have continued through all of fiscal 2004. In addition, during 2004 we have expanded our customer base and, in some instances, increased our share of outsourced maintenance from our existing customers. The impact on revenue for the 2004 fiscal year was an increase in revenue for our airframe MRO facilities, including Goodyear, over the 2003 fiscal year of approximately $61,200 or 31.9%. This increase in revenues from the operation of our airframe MRO facilities, coupled with the increased revenue for our engineering services group ($12,300 year-over-year increase), for our engine center operation ($2,800 year-over-year increase) and our Brice operation ($4,800 year-over-year increase), accounted for the significant increase in revenue for the 2004 fiscal year over the 2003 fiscal year.
      While significantly improved over 2003, our revenue and gross profit for 2004 continued to be unfavorably impacted by general economic conditions affecting the airline industry, including increased jet fuel prices, and by increased competition in the MRO markets in which we operate. For most of fiscal 2004, these unfavorable impacts caused increased price competition and continued downward pricing pressures from airline customers. These factors forced us during fiscal years 2004 and 2003 to reduce our pricing and take fixed priced work at lower rates, which adversely impacted revenues and gross margins. Additionally, instability in the Middle

East, the war on terrorism, and the war in Iraq have unfavorably impacted airline passenger levels during fiscal 2003, which has equated to further delays of maintenance service by some of our customers. Finally, changes in customer maintenance schedules have impacted us in the past and are likely to impact us in the future.
      Gross profit increased to $29,289 for the year ended December 31, 2004 compared with a gross profit of $16,183 for the year ended December 31, 2003. Gross profit as a percentage of revenue increased to 9.1% for fiscal 2004, compared to 6.7% for fiscal 2003. The increased gross profit for the 2004 fiscal year over the same period for 2003 was spurred by the receipt of long-term repetitive customer maintenance programs (referred to in the industry as “nose-to-tail lines”), where greater efficiencies can be achieved, and by higher revenues which allowed us to better leverage the fixed portion of our cost of sales.
      Since we did not have significant nose-to-tail lines during most of 2003, we were forced to take a higher proportion of single-visit customers which resulted in a deterioration of gross margins due to lower productivity. In addition to the increase in nose-to-tail maintenance programs in 2004, an overall increase in sales levels, particularly for our engineering services group, our engine center operation and our Brice operation, resulted in an improved gross margin. Partially offsetting the improved gross margin results for the 2004 fiscal year were inventory obsolescence charges that we recorded in fiscal 2004, as discussed below. Fiscal 2004 results were also adversely impacted by ramp-up/learning curve issues relating to services for a major new customer. In addition to the lower productivity impact on gross margins during 2003 as described above, gross margins were adversely impacted during the 2003 fiscal year due to increased training costs associated with new customer programs and aircraft types, as well as, ramp up costs, particularly at our Goodyear facility. Partially offsetting the 2003 margin deterioration was a $463 benefit recognized when we settled disputes relating to one of our leased facilities.
      Gross profit levels are affected by volume in that many of the costs of operating our facilities are relatively fixed and therefore revenues above a certain level have a more than proportional impact on gross margins. Further, gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits in any particular period and from period to period. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory. During 2004, we continued to evaluate market and industry exposures in connection with the establishment of appropriate inventory valuation levels. Based on our valuation methodology, we recorded an additional inventory charge of $1,936 for the year ended December 31, 2004 and $265 for the year ended December 31, 2003. While we believe that we have appropriately valued our inventory at the lower of cost or market value, additional allowances may be required in the future, depending on the market for aircraft parts during any particular period and the fleet types of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures.
      Operating expenses for the year ended December 31, 2004 were $22,636 compared to $14,761 for the year ended December 31, 2003. Operating expenses as a percentage of revenues were 7.0% and 6.1% for the 2004 and 2003 fiscal years, respectively.
      Operating expenses were favorably impacted throughout 2003 as a result of eliminating several exposures and the recovery of a significant bad debt. During 2003, as a result of revised environmental estimates from our environmental consultants for our Lake City facility, we were able to reverse $400 of our environmental accrual. Also, during 2003, we resolved a long standing customer dispute and collected $925 of accounts receivable that was previously fully reserved. As well, during the twelve month period ended December 31, 2003, we terminated a lease agreement with a third party for an abandoned facility in Burnsville, Minnesota. As a result of this lease termination, we eliminated a $300 accrual previously established for our operating lease commitment. Additionally, we eliminated a $264 environmental accrual that had been established for property sold in a prior year, as it was determined in 2003 that we no longer had any environmental exposures for this property. Also, during 2003, we entered into an operating agreement with a third party vendor. As a result of this agreement and modifications made to an accounts receivable balance due from this vendor within the operating agreement, we eliminated the need for a reserve of $300 against this receivable balance. In addition, during 2003 we were able to extend a sublease agreement with a third party for a facility that we currently lease in Opa Locka, Florida. As a result of this sublease extension, we eliminated a $300 accrual previously established for the shortfall in the operating lease commitment and the amount of the original sublease income. Finally, as a result of a revised estimate of retrospective premiums for workers’ compensation insurance, we reduced our accrual for workers’ compensation by $400 during 2003. These reductions in exposures are reflected as an offset to operating expenses of $2,889 for the year ended December 31, 2003. Had all of these offsets to operating expenses not occurred, the 2003 fiscal year operating expenses as a percentage of revenues would have been 7.3%.
      The combination of these offsets to operating expenses during 2003, coupled with increased expenses required to support increased revenues for the year ended December 31, 2004 compared to the year ended December 31, 2003, resulted in the significant increase in operating expenses reflected above.
      As a result of these factors, income from operations was $6,653 for the year ended December 31, 2004, compared to income from operations of $1,422 for the year ended December 31, 2003.
      Interest expense (excluding amortization of deferred financing fees) for the year ended December 31, 2004 increased by $2,179 or 44.4% to $7,085, from $4,906 for the year ended December 31, 2003. The increase over 2003 is primarily attributable to non-cash interest expense on our related party term loan (which was substantially funded in July 2003 and interest was paid-in-kind), the cash interest and non-cash interest expense on our restructured $14,412 related party term loan (established April 8, 2004), the additional cash interest and non-cash interest expense on our newly established $8,000 Hilco Term Loan (established April 8, 2004) and by increased borrowing levels, year-over-year, under our revolving credit facility. For the year ended December 31, 2004, our non-cash PIK interest expense increased $1,110 as compared to the same period of 2003, while our cash interest expense in 2004 increased $1,069 over 2003.
      Amortization of deferred financing costs was $1,317 in 2004 as compared to $2,867 for 2003. The decrease from 2003 is primarily attributable to deferred financing fees related to our July 2002 financing being fully amortized at the end of January 2004 (the original maturity date for our Amended Credit Facility and BofA Term Loan) with minimal additional financing fees incurred related to the extension of the Amended Credit Facility through July 2004. Partially offsetting this reduction is amortization of deferred financing fees incurred in conjunction with our newly established CIT Group Credit Facility and Hilco Term Loan, completed in April 2004, and deferred financing fees incurred in conjunction with the warrant that was extended to our majority stockholder in conjunction with obtaining a portion of our related party term loan. During the second quarter of 2004 we wrote-off $145 of deferred financing fees that related to the short-term extension of our amended credit facility.
      Other income — net was $1,082 and $1,061 for 2004 and 2003, respectively. Other income — net for 2004 included a gain on the settlement relating to our warrant repurchase obligation ($209) and a gain relating to a job creation incentive program established with the State of Florida ($284). Other income — net for 2003 was primarily comprised of a gain on the settlement of outstanding issues related to the July 2002 sale of our Aerocell Structure operations ($570).
      As a result of the above factors, our loss from continuing operations before income taxes and discontinued operations for the year ended December 31, 2004 was $667 compared to our loss from continuing operations before income taxes and discontinued operations of $5,290 for the year ended December 31, 2003.
      During 2003, we recognized a $789 income tax benefit as a result of the Internal Revenue Service (“IRS”) completing audits of our 1996, 1997, 1998 and 1999 federal income tax returns. Based on the findings in the IRS agent’s report, we eliminated a $1,000 accrual for tax exposure matters and established an income tax receivable for $177. This benefit was partially offset by a $388 provision for state income taxes. Additionally, during 2003, we recognized a tax benefit of $197 for the receipt of miscellaneous federal and state carryback refunds. The aggregate income tax benefit of these events was $986.
      As of December 31, 2004, we had net operating loss carryfowards of $52,246, $1,806 relating to pre-restructuring activities and $50,440 relating to post-restructuring activities. After the carryback of net operating losses to prior years and the completion of the note exchange and rights offering, the amount of pre-restructuring net operating loss carryforwards available for use after February 28, 2002 was limited to $1,806, which may be utilized at a rate of approximately $90 per year, plus net operating losses generated from March 1, 2002 through December 31, 2002 and those net operating losses generated in fiscal years 2003 and 2004. As of December 31, 2004, we have established a valuation allowance for the full balance of these net operating loss carryforwards due to the uncertainty that we will be able to utilize these net operating loss carryforwards in future periods.
      For the reasons set forth above, our loss from continuing operations for the year ended December 31, 2004 was $667, or $0.02 per basic share and diluted share, compared to a loss of $4,304, or $0.14 per basic share and diluted share, for the year ended December 31, 2003.
      Income from discontinued operations for the year ended December 31, 2004 was $1,580, or $0.05 per basic share and diluted share, compared to income of $4,043, or $0.13 per basic share and diluted share, for the year ended December 31, 2003. Income from discontinued operations for 2004 is comprised of a gain of $825 on the disposition of our office and warehouse facility located in Miramar, Florida, net rental income and expenses totaling $75 associated with this office and warehouse facility received prior to its disposition, and collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains after the sale of our redistribution operation and new parts bearings operation. Income from discontinued operations for 2003 includes net rental income and expenses totaling $336 associated with our Miramar facility, collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains after the sale of our redistribution operation and new parts bearings operation. Additionally, income from discontinued operations for 2003 includes $2,770 resulting from the elimination and settlement of contingency exposures and obligations relating to our redistribution operations and new parts bearing operations, based on a current evaluation of those exposures.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      The following table sets forth certain information relating to our operations for the periods indicated:

	Year Ended December 31,

	2003		2002

	$	%	$	%

Operating Revenues:
Sales	242,425	100.0	181,760	99.9
Other	89	0.0	213	0.1

	242,514	100.0	181,973	100.0
Cost of sales	226,331	93.3	179,705	98.8

Gross profit	16,183	6.7	2,268	1.2
Operating expenses	14,761	6.1	15,574	8.6

Income (loss) from operations	1,422	0.6	(13,306)	(7.3)
Interest expense	7,773	3.2	11,939	6.6
Charge for settlement of class action litigation	—	—	4,410	2.4
Gain resulting from debt extinguishment	—	—	(27,279)	15.0
Other income	(1,061)	0.4	(1,849)	1.0

Loss before income taxes and discontinued operations	(5,290)	(2.2)	(527)	(0.3)
Income tax benefit	(986)	0.4	(3,800)	2.1
Income (loss) from continuing operations before discontinued operations	(4,304)	(1.8)	3,273	1.8
Income from discontinued operations, net of income taxes	4,043	1.7	3,749	2.1

Net income (loss)	(261)	(0.1)	7,022	3.9

      Operating revenue for the year ended December 31, 2003 increased $60,541 or 33.3% to $242,514, from $181,973 for the same period in 2002. Operating revenue for 2002 included $3,892 in revenues from the operation of Aerocell, which was sold in July 2002. Operating revenue for 2003, however, included $34,543 in combined revenues from the operations of two facilities (Brice Manufacturing acquired in October 2002 and the Goodyear, Arizona facility which began operations in April 2003) that were not in operation during most of 2002. Without the revenue from these facilities, comparative 2002 revenues would have been $178,081 and comparative 2003 revenues would have been $207,971.
      The increase in revenues for the year ended December 31, 2003 compared to the revenues for the year ended December 31, 2002 can primarily be attributed to additional revenues in our aircraft heavy maintenance operations (described below), in our engine center operation due to a strategic relationship that was entered into during the second quarter of 2003 with one of our vendors, in our Goodyear, Arizona facility (which serviced its first aircraft in May 2003), and in our Brice operation, which was acquired in October 2002, somewhat offset by the loss of sales volume from our Aerocell operation, which was sold in July 2002.
      Revenues for 2003 were favorably impacted by a significant influx of airframe heavy maintenance work to our MRO operations. Adverse market conditions, which resulted in severe financial problems for several of our customers (including our largest customer for fiscal years 2003 and 2002), resulted in delays of maintenance service work by several of our significant customers and adversely impacted our results of operations, particularly for the second half of 2002 and for the first six months of 2003. Many of these delayed maintenance programs, however, were inducted for service during the third quarter of 2003. The impact on revenues for the second half of 2003 was an increase in revenues for our airframe MRO facilities, including Goodyear, over the prior year final six month period of 2002 of approximately $50,025. This increase within our airframe MRO facilities, coupled with the increased revenues for our engine center operation, resulted in a $56,190 improvement in revenues in the second half of 2003 over the prior year final six month period of 2002.
      While significantly improved over revenues for the year ended December 31, 2002, our revenues for the year ended December 31, 2003 continued to be unfavorably impacted by numerous general economic conditions, several of which continued to impact us into 2004. These include a reduction in market opportunities due to unfavorable financial conditions, which have caused many of our customers to delay maintenance or park older aircraft maintained by us due to fluctuations in fuel prices and reduced passenger levels. Our revenue also continued to be adversely impacted during 2003 by increased price competition and downward pricing pressures from airline customers. These factors forced us during 2002 and 2003 to reduce pricing and take fixed priced work at lower rates, which adversely impacted revenues and gross margins. Additionally, instability in the Middle East, the war on terrorism, the war in Iraq, and the outbreak of the SARS virus in Asia, unfavorably impacted airline passenger levels during 2003, which equated to further delays of maintenance service by some of our customers. Finally, future changes in customer maintenance schedules, similar to those described above, have impacted us in the past and are likely to impact us in the future.
      Gross profit increased to $16,183 for the year ended December 31, 2003 compared with a gross profit of $2,268 for the year ended December 31, 2002. The improvement of the gross margin results for the year ended December 31, 2003 compared to the year ended December 31, 2002 was spurred by the receipt of long-term repetitive customer maintenance programs (referred to in the industry as “nose-to-tail lines”, where greater efficiencies are generally achieved), particularly during the later half of 2003. The first six months of 2002 were also favorably impacted by a higher proportion of nose-to-tail lines. However, during the last half of 2002 and the first six months of 2003, because we did not have significant nose-to-tail lines during these periods, we were forced to take a higher proportion of single-visit customers (which result in a deterioration of gross margin results do to lower productivity). At the end of the second quarter and throughout the final six months of 2003, however, the increase in nose-to-tail maintenance programs resulted in a significant improvement to gross margins for the year ended December 31, 2003. The gross margin results for this increased work was adversely impacted, in part, by training costs associated with bringing on these programs and general ramp up costs, particularly at our Goodyear facility. In addition to these maintenance programs, an overall increase in sales levels, particularly for our engine center operation, resulted in an improved gross margin. Also, during the third quarter of 2003 we settled various disputes relating to one of our leased facilities. As part of this settlement, we were partially alleviated from paying disputed utility charges. These charges, which were fully accrued, resulted in a benefit of $463. This benefit is reflected as a reduction to cost of sales for the year ended December 31, 2003. Finally, as noted below, 2002 was unfavorably impacted by an increase in inventory write-downs of $8,334. Gross profit as a percentage of revenues increased to 6.7% for the year ended December 31, 2003, from 1.2% for the year ended December 31, 2002.
      Gross profit levels are impacted by the fact that many of the costs of operating our facilities are relatively fixed and therefore revenues above a break-even level have a more than proportional favorable impact on gross margins. Further, gross margins during any particular period are dependent upon the number and type of aircraft serviced, the contract terms under which services are performed and the efficiencies that can be obtained in the performance of such services. Significant changes in any one of these factors could have a material impact on the amount and percentage of gross profits. Additionally, gross profit could be impacted in the future by considerations as to the value of our inventory. While we believe that we have appropriately valued our inventory at the lower of cost or market value, additional allowances may be required in the future, depending on the market for aircraft parts and the fleet types of the parts in our inventory compared to the types of aircraft for which we are performing maintenance procedures. Due to the then current market conditions for our aircraft parts, during 2002, we increased the valuation allowances for our inventory by $8,334. During 2003, we continued to evaluate all market and industry exposures in connection with our adjustments to inventory valuations. Based on these current evaluations, we recorded an inventory charge of $265 for the year ended December 31, 2003.
      Operating expenses decreased $813 or 5.2% to $14,761 for the year ended December 31, 2003, compared with $15,574 for the year ended December 31, 2002. Operating expenses as a percentage of revenues were 6.1% for the year ended December 31, 2003 compared to 8.6% for the year ended December 31, 2002. For the most part, reductions in operating expenses achieved through the sale of Aerocell in July 2002 and from economies of scale due to increased revenues were offset by operating expenses recognized in the operation of Brice Manufacturing Company, that was acquired in October 2002, and expenses incurred in the start-up and conducting of operations at the Goodyear facility.
      In addition to the fluctuations in operating expenses that were the result of changes, year-over-year, in our operating units, we recognized several offsets to operating expenses in 2003. As a result of revised environmental estimates from our environmental consultants, for our Lake City facility, we were able to reverse $400 of our environmental accrual. Also, during 2003, we resolved a long standing customer dispute and collected $925 of accounts receivable that was previously fully reserved. As well, during the twelve month period ended December 31, 2003, we terminated a lease agreement with a third party for an abandoned facility in Burnsville, Minnesota. As a result of this lease termination, we eliminated a $300 accrual previously established for our operating lease commitment. Additionally, we eliminated a $264 environmental accrual that had been established for property sold in a prior year, as it was determined in 2003 that we no longer had any environmental exposures for this property. Also, during 2003, we entered into an operating agreement with a third party vendor. As a result of this agreement and modifications made to an accounts receivable balance due from this vendor within the operating agreement, we eliminated the need for a reserve of $300 against this receivable balance. In addition, during 2003 we were able to extend a sublease agreement with a third party for a facility that we currently lease in Opa Locka, Florida. As a result of this sublease extension, we eliminated a $300 accrual previously established for the shortfall in the operating lease commitment and the amount of the original sublease income. Finally, as a result of a revised estimate of retrospective premiums for workers’ compensation insurance, we reduced our accrual for workers’ compensation by $400 during 2003. All of these offsets are reflected as reductions in operating expenses for the year ended December 31, 2003.
      Operating expenses for the year ended December 31, 2002, however, were unfavorably impacted by a $1,150 settlement charge with former Oscoda, Michigan employees. This settlement was the result of a suit against us for alleged violations of the Worker Adjustment and Retraining Notification Act. Additionally, during the twelve month period ended December 31, 2002, we recorded accounts receivable valuation allowances of approximately $1,300 for customers with identified credit exposures, including our largest customer.

      As a result of these factors, income from operations was $1,422 for the year ended December 31, 2003, compared to a loss from operations of $13,306 for the year ended December 31, 2002.
      Interest expense (excluding amortization of deferred financing fees) for the year ended December 31, 2003 decreased by $1,506 or 23.5% to $4,906, from $6,412 for the year ended December 31, 2002. The decrease for 2003 as compared to 2002 is primarily attributable to completion of the Note Exchange and Rights Offering which eliminated interest expense on $149,000 of notes since the end of February 2002, on average a lower outstanding debt balance as a result of selling Aerocell and using a substantial portion of the proceeds to reduce our debt, completion of our previous senior debt restructuring and slightly lower interest rates from period to period. This reduction was partially offset by non-cash interest expense (since the note is a PIK instrument) of $764 on our $8,250 related party loan with our majority stockholder (which was substantially funded by July 3, 2003) and by the accretion of our Junior Notes to their redemption value. This accretion, which approximated $450 for 2003 as compared to $113 for 2002, is a non-cash item (since the note is a PIK instrument), and is included as a component of interest expense within the accompanying consolidated results of operations.
      Amortization of deferred financing costs was $2,867 for the twelve months ended December 31, 2003 compared to $5,527 for the twelve months ended December 31, 2002. The decrease for 2003 as compared to 2002 is primarily attributable to the completion of amortization of deferred financing costs associated with our previous senior credit facility, which was refinanced in July 2002. Additionally, deferred financing fees related to the July 2002 credit facility were significantly less then those of the previous credit facility. Amortization of deferred financing fees incurred in conjunction with our May 14, 2003 amendment to our July 2002 credit facility and TROL financing arrangement, in addition to deferred financing fees incurred in conjunction with the warrant that was extended to our majority stockholder in conjunction with securing our related party term loan, partially offset the reduced fees from our senior debt refinancing. The warrant valuation, as determined by an independent business valuation specialist through a fair market value assessment of the Company, was recorded at $1,258 as of May 14, 2003 and was being amortized over the initial three year period of the term loan. As a result of the related party term loan refinancing, effective April 8, 2004 we have reset the amortization period for the unamortized deferred financing balance and will amortize this amount over the term of the newly established related party term loan (January 31, 2008).
      During 2002, we recorded a charge related to an agreement to settle a then-outstanding class action securities lawsuit. The ultimate charge recognized in 2002 related to this settlement, adjusted for gains that resulted through revaluations of the securities to be issued in this settlement up through the effective date of September 20, 2002, totaled $4,410.
      During 2002, we recognized a $27,279 extraordinary gain relating to the note exchange. On January 1, 2003, we adopted SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. As a result of adoption of SFAS No. 145, we have reclassified the $27,279 gain on debt extinguishment to be included within continuing operations.
      Other income — net was $1,061 for the twelve month period ended December 31, 2003 compared with $1,849 for the same period in 2002. Other income — net for 2003 was primarily comprised of a gain on the settlement of outstanding purchase price adjustments and other obligations and funds held in escrow related to the sale of Aerocell (approximately $570). Other income — net for 2002 was primarily comprised of a portion of the gain on the global settlement with Kellstrom (approximately $700) and the gain on sale of the Aerocell operations (approximately $300).
      As a result of the above factors, our loss before income taxes and discontinued operations for the year ended December 31, 2003 was $5,290, compared to our loss before income taxes and discontinued operations of $527 for the year ended December 31, 2002. Without the $27,279 gain on debt extinguishment relating to the note exchange (which as a result of adopting SFAS No. 145 we have reclassified to be included within continuing operations), the comparative 2002 loss before income taxes and discontinued operations would have been $27,806 (we believe that comparison of our twelve month loss before income taxes and discontinued operations of 2003 to the comparable period of 2002 loss before income taxes and discontinued

operations without the effect of the above-described gain on extinguishment of debt provides a useful measure for investors to compare our period-to-period results of operations).
      During 2003, we recognized a net $789 income tax benefit as a result of the Internal Revenue Service (“IRS”) completing audits of our 1996, 1997, 1998 and 1999 federal income tax returns. Based on the findings in the IRS agent’s report, we eliminated a $1,000 accrual for tax exposure matters and established an income tax receivable for $177. This benefit was partially offset by a $388 provision for state income taxes. Additionally, during 2003, we recognized an income tax benefit of $197 for the receipt of miscellaneous federal and state carryback refunds. The aggregate income tax benefit of these events was $986.
      We recorded a $3,800 tax benefit during 2002 as a result of the passage of legislation which permits businesses to carry net operating losses back to offset taxable income from the previous five years (compared to two years under prior law). Prior to the passage of this legislation, these net operating losses were fully reserved due to the uncertainty that we would generate taxable income in the near future sufficient to benefit from these net operating losses.
      For the reasons set forth above, loss from continuing operations for the twelve months ended December 31, 2003 was $4,304, or $0.14 per basic share and diluted share, compared to income of $3,273, or $0.13 per basic share and $0.01 per diluted share, for the twelve months ended December 31, 2002.
      Income from discontinued operations for the year ended December 31, 2003 was $4,043, or $0.13 per basic share and per diluted share, compared to income of $3,749, or $0.14 per basic share and $0.02 per diluted share for the year ended December 31, 2002. Income from discontinued operations for 2003 includes approximately $2,770 resulting from the elimination and settlement of contingency exposures and obligations relating to our redistribution operations and new parts bearings operations, based on a current evaluation of those exposures, a gain on the sale of our Covington facility of approximately $410, and net rental income and expenses associated with our Miramar facility ($336). Income from discontinued operations for 2002 includes net rental income and expenses associated with our Miramar facility ($419), a portion ($900) of the gain on the gain of the Kellstrom settlement and the lease of equipment to Kellstrom for a portion of the year ($540). Additionally, income from discontinued operations for 2003 and 2002 contains collections on receivables retained from the sale of our redistribution operations that had been fully reserved and the sale of residual inventory that remains from the sale of our redistribution operation and new parts bearings operation.
Liquidity and Capital Resources
      For the year ended December 31, 2004, we incurred losses from continuing operations of $667. We also had a net stockholders deficit as of December 31, 2004 and March 31, 2005. Further, during 2004 we required additional cash flow above amounts currently being provided from operations to meet our working capital requirements. During the first quarter ended March 31, 2005, while not necessarily indicative of the results of operations and cash flows which may be reported for the year ended December 31, 2005, we reported income from continuing operations of $1,151 and cash flow from operations of $7,016.
      Our ability to service our debt and note obligations as they come due, including compliance with the covenants and provisions under our current and future debt instruments, is and will continue to be dependent on our future financial and operating performance. This performance, in turn, is subject to various factors, including certain factors beyond our control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, our customer base has been adversely impacted in the past by various factors, such as the state of the global economy, fluctuations in the price of jet fuel, the ongoing global war on terrorism, the outbreak of the SARS virus in Asia and competitive price reductions in airfare prices. These and other factors may adversely affect our customers in the future.
      Cash flow from operations is used to service our debt and note obligations, thereby reducing funds available for other purposes. Even if we are able to meet our debt service and other obligations when due, we may not be able to comply with the covenants and other provisions under our debt and note obligations. A failure to comply, unless waived by the lenders and the noteholders, would be an event of default and would permit our lenders and noteholders to accelerate the maturity of these debt and note obligations. It would also permit them to terminate their commitments to extend credit under the financing agreements. Additionally, our senior credit facilities limit our ability to continue to borrow additional funds in the event of a material adverse change in our business. If we were unable to repay the debt to the lenders or obligations to the noteholders, or otherwise obtain a waiver, the lenders and holders could proceed against the collateral securing the financial obligations and notes, and exercise all other rights available to them. While we expect to be in a position to continue to meet our obligations in future periods, there can be no assurance we will be able to do so.
      At May 4, 2005, the outstanding aggregate borrowed on the CIT Group Revolving Line of Credit was $4,597, the outstanding CIT Term Loan was $5,527, outstanding letters of credit under the CIT Group Revolving Line of Credit was $12,064 and $15,364 was available for additional borrowing under the CIT Group Revolving Line of Credit.
      Additionally, the degree to which we are leveraged could have important consequences to us, including:

•	Our vulnerability to adverse general economic and industry conditions;

•	Our ability to obtain additional financing for future working capital expenditures, general corporate or other purposes, particularly where our current lenders have a lien on all of our assets;

•	The requirement that we obtain the consent from our lenders if we wish to borrow additional amounts; and

•	The dedication of a significant portion of our cash flow from operations to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations.
      In addition, subject to the limitations set forth in the indenture for the New Senior Notes, we and our subsidiaries may incur substantial amounts of additional indebtedness. Finally, our senior credit facilities are secured by a lien on substantially all of our assets.
      We believe we will meet our working capital requirements during 2005 from funds available under our revolving credit agreement, our new term loans from Monroe Capital, and our operations. We may also sell assets or our equity securities, or borrow additional funds, to the extent required and available. While we expect that required financing will be available to meet our working capital requirements, there can be no assurance of this expectation.
Source and Use of Cash
      Net cash provided from our continuing operating activities during the first quarter of 2005 was $7,016, compared to net cash used in continuing operations activities during the first quarter of 2004 of $4,564. Cash earnings, adjusted for non-cash charges, from continuing operations in the first quarter of 2005 were $3,575, decreases in accounts receivable of $1,833, and increases in amounts payable and other liabilities of $3,074 and $788, respectively, were used primarily to fund increases in inventories and other assets of $1,106 and $761, respectively, for the purchase of fixed assets of $699, and to reduce our senior debt and capital obligations by $6,463 in the aggregate. Cash of $55 was provided by our discontinued operations.
Senior Credit Facilities
      On April 8, 2004, we closed on a refinancing of all of our senior debt as contemplated by a financing agreement dated April 5, 2004 between the Company and the CIT Group. Under this financing agreement, we obtained the CIT Group Revolving Line of Credit, which is a $35,000 senior secured revolving line of credit, and the CIT Group Term Loan, which is a $6,400 senior secured term loan. We used the proceeds from the CIT Group Credit Facility to repay in full amounts outstanding under its previously outstanding senior credit facility, to repay a warrant repurchase obligation due to a previous lender and for working capital.
      The CIT Group Revolving Line of Credit is due December 31, 2007 and bears interest, at our option, at (a) Prime plus an advance rate ranging from 0.00% to 0.75%, or (b) LIBOR plus an advance rate ranging from 2.50% to 4.00%, with the advance rates contingent on the Company’s leverage ratio. We have currently elected both Prime and LIBOR options for portions of the outstanding revolving line of credit. Also, in accordance with the requirements of EITF 95-22, we have presented this revolving line of credit as a short-term obligation. The CIT Group Term Loan is due in quarterly installments of $291, which commenced on October 1, 2004, with the final quarterly installment due on December 31, 2007. The CIT Group Term Loan bears interest at the prevailing rate of the CIT Group Revolving Line of Credit plus one percent. Also, the CIT Group Credit Facility contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the CIT Group Credit Facility and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the Hilco Term Loan (described below) and the recently established Monroe Capital Loans (see below) will also result in a default under the CIT Group Credit Facility. Borrowings under the CIT Group Credit Facility are secured by a lien on substantially all of our assets. Borrowings under the CIT Group Revolving Line of Credit are based on a borrowing base formula that takes into account the level of our receivables and inventory. Further, the amounts that we can borrow under the CIT Group Revolving Line of Credit are affected by various availability reserves that are established by the lenders under the financing agreement, and our borrowings under the CIT Group Revolving Line of Credit are limited based on the ratio of our debt to EBITDA. Finally, the agreement relating to the CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, we must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of our business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of TIMCO Aviation Services and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As of March 31, 2005, the outstanding aggregate amount borrowed under the CIT Group Revolving Line of Credit was $5,662, the outstanding CIT Group Term Loan was $5,818, the amount of outstanding letters of credit under the CIT Group Revolving Line of Credit was $12,064, and $11,755 was available for additional borrowing under the CIT Group Revolving Line of Credit.
      Simultaneous with the inception of the CIT Group Credit Facility, we obtained the Hilco Term Loan, which was an $8,000 term loan, from Hilco Capital LP (which loan has now been assigned to Monroe Capital; see below). We used the proceeds from the Hilco Term Loan to repay amounts outstanding under its previously outstanding senior credit facility. The Hilco Term Loan matures on December 31, 2007 and bears interest at Prime plus an advance rate ranging from 3.00% and 6.00% with the advance rate contingent upon meeting (from time to time) a ratio of our secured debt to EBITDA. In addition, the Hilco Term Loan bears PIK interest ranging from 2.00% to 5.00% with the prevailing rate also being contingent upon the ratio of our level of our secured debt to EBITDA. At no time during the term of this loan, however, is the combined cash and PIK interest rate to be less then 9.00% nor greater then 18.00% per annum. Also, the Hilco Term Loan contains certain financial covenants regarding our financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the Hilco Term Loan and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the CIT Group Credit Facility (described above) would also result in a default under the Hilco Term Loan. Borrowings under the Hilco Term Loan are secured by a lien on substantially all of our assets. On April 12, 2005, we entered into a financing arrangement in which Monroe Capital acquired all rights and obligations related to this term loan from Hilco Capital. In that agreement, the terms of the Hilco Term Loan were modified.
      On April 12, 2005, we closed on a financing arrangement with Monroe Capital Advisors LLC in which we obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to us by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) mature on December 31, 2007. The Term Loans bear cash interest at the annual rate of LIBOR (which for purposes of the Term Loans shall never be lower than 2.25%) plus 6.00% and PIK interest at the rate of 2.00% per annum. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) are payable in monthly installments (as set forth in the financing agreement) with the balance due on December 31, 2007. The Monroe Capital Line of Credit bears cash interest at the per annum rate of LIBOR (which for purposes of the Monroe Capital Line of Credit shall never be lower than 2.25% nor greater than 5.00%) plus 6.00% and PIK interest at the rate of 1.00% per annum.
      The financing agreement related to the Monroe Capital Loans contain certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provide for the termination of the Monroe Capital Loans and the repayment of all debt in the event of a change in control, as defined in the agreement relating to the Monroe Capital Loans. In addition, an event of default under the Company’s CIT Group Credit Facility (described above) will also result in a default under the Monroe Capital Loans. Borrowings under the Monroe Capital Loans are secured by: (i) a first lien on the assets that we acquire or refinance with the Monroe Capital Line of Credit, and (ii) a second lien on substantially all of our other assets.
Subordinated Notes
      In January 2005, we extended an offering and consent solicitation relating to the New Senior Notes and the Junior Notes. Under the contractual terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will automatically convert at their maturity into a fixed number of shares of the Company’s authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
      In the offer, we offered holders of the Notes the right to receive a 15% premium payable in shares of our common stock if the holders agreed to an early conversion of their Notes into common stock during the conversion period, which expired as of March 8, 2005. We also solicited consents from the holders of its New Senior Notes and Junior Notes to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that we may incur and the covenant requiring us to redeem the Notes upon a change of control. If the holders tendered their Notes, they were automatically consenting to the proposed amendments to the indentures. To become effective for each class of Notes, the amendments required the consent of a majority of the holders of the Notes (excluding from this computation the Notes held by our principal stockholder).
      We received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Based on the level of premium shares that have been issued (see below), for the first quarter ended March 31, 2005, the Company recorded an inducement charge of $160 and incurred related transaction expenses of $240.
      At the closing of the offer, we issued 145,916,118 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 19,032,539 premium shares), 8,060,219 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 1,051,362 premium shares), and 70,942,220 shares to LJH Ltd. (an entity controlled by the Company’s principal stockholder) in connection with its partial exercise of the LJH Warrant. After the closing of the offer, we have 256,559,172 shares outstanding and our principal stockholder holds approximately 57% of the outstanding common stock.
      In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. We received consents representing a majority in aggregate principal amount of the outstanding Junior Notes in the consent solicitation, and accordingly, the proposed amendments to the indentures governing the Junior Notes have become effective. Since we did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, the indentures governing the New Senior Notes were not amended.
      As of March 31, 2005, $61,437 of New Senior Notes and $940 of Junior Notes remain outstanding. All such Notes will convert at their maturity into an aggregate of 145,702,888 shares of the Company’s authorized but unissued common stock. Further, upon the conversion of the remaining New Senior Notes and Junior

Notes into shares of common stock at their maturity, LJH Ltd. will have the right to exercise the amended LJH Warrant to receive an additional 62,444,874 shares of common stock. At such time, we will have 464,706,934 shares of common stock outstanding and LJH Ltd. will own approximately 45% of the outstanding common stock. The Company believes that the remaining New Senior Notes and Junior Notes will convert into common stock at their maturity, since the Company does not expect to be in a position to redeem the remaining New Senior Notes and Junior Notes in accordance with their terms. Further, management does not believe that a “change of control”, as defined in the indenture relating to the New Senior Notes, will occur at any time prior to the maturity of the Notes. As such and although generally accepted accounting principles require the remaining Notes to be treated as a debt instrument, the Company believes that the remaining Notes should be considered a common stock equivalent.
Other Matters
      On April 15, 2005, we entered into an operating lease agreement with Maxus Leasing Group for tooling and other equipment to be used for the repair and overhaul of CFM-56 engines. The initial term of the lease is 48 months with a cancellation option, contingent on payment of a cancellation fee, after the first 12 months. Rental payments approximate $1,320 per year, with the Company also responsible for insurance, taxes, and other upfront expenses
      In August 2004, a settlement agreement for unsecured claims was reached with the entity (Kitty Hawk, Inc.) from which we had acquired our Oscoda, Michigan engine and airframe maintenance facilities in 1999. In April 2005, pursuant to this entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, we received 1,363,746 shares of the new common stock in the reorganized company in settlement of our claim against that entity’s bankruptcy estate. Based on the stock price of the reorganized company on April 21, 2005, which approximated $1.30 per share, we will record, in accordance with SFAS No. 5, “Accounting for Contingencies”, a gain of $1,773 in the second quarter of 2005.
QUALITATIVE AND QUANTITATIVE DISCUSSION OF MARKET RISK
      We are exposed to market risk for changes in interest rates. We have no exposure to foreign currency exchange rates or to commodity price risk. We do not hold or issue any financial instruments for trading or other speculative purposes.
      Our obligations under our CIT Group Revolving Credit Facility and our $8,000 Hilco Term Loan bear interest at floating rates and therefore, we are impacted by changes in prevailing interest rates. However, our $14,412 term loan from our principal stockholder, and our New Senior Notes, Old Senior Notes, and Junior Notes all bear fixed interest rates and therefore we are not subject to the risk of interest rate fluctuations. A 10% change in market interest rates that affect our financial instruments would impact earnings during 2004 by approximately $173 before taxes and would change the fair value of our financial instruments by approximately $5,761.

      The table below provides information about our market sensitive financial instruments and constitutes a “forward-looking statement.” Our major market risk exposure is changing interest rates in the United States and fluctuations in the London Interbank Offered Rate. Our policy is to manage interest rates through use of a combination of fixed and floating rate debt. The table below assumes the December 31, 2004 interest rates remain constant.
      All numbers in the following table are expressed in thousands (‘000s):

								Fair Value
								December 31,
	2005	2006	2007	2008	2009	Thereafter	Total	2004

Long-Term Debt:
Fixed-Rate Debt		$115,800	$3,514	$30,659			$149,973	$155,734
Average Interest Rate		8.00%	8.00%	12.77%
Variable Rate Debt	$12,856	$1,164	$11,781				$25,801	$25,801
Average Interest Rates	5.06%	5.94%	8.56%

BUSINESS
General
      TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. We primarily provide MRO services through our subsidiaries: Triad International Maintenance Corporation (known in the industry as TIMCO), with four active locations, is one of the largest independent providers of aircraft heavy maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing specializes in the sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
      Our goal is to be the vendor of choice to our customers, providing aircraft maintenance solutions to meet our customers’ MRO requirements. The services that we offer allow our customers to reduce their costs by outsourcing some of their MRO functions.
      At present, approximately 80% of our business is airframe heavy maintenance, and we are one of the largest independent providers of these services in the world. We have begun expansion into line maintenance and hope to significantly expand that business, believing it to be a service that airlines will seriously consider outsourcing in the future. We also plan on expanding our engine overhaul and repair business, including the potential establishment of a repair operation for CFM-56 engines. There can be no assurance we can successfully expand in these areas.
      We were incorporated in Delaware in 1996 under the name “Aviation Sales Company.” We changed our corporate name to “TIMCO Aviation Services, Inc.” in February 2002. Our principal operating business, TIMCO, commenced operations in 1990. Our principal executive offices are at 623 Radar Road, Greensboro, North Carolina 27410, and our telephone number is (336) 668-4410.
Industry Overview
      An industry study published by AeroStrategy in April 2004 estimated the total worldwide MRO market at $35.7 billion, as follows:

•	Engine repair and overhaul accounts for 35% ($12.4 billion) of the MRO market,

•	Heavy maintenance and modifications comprise 22% ($8.0 billion) of the MRO market,

•	Line maintenance accounts for 22% ($7.8 billion) of the MRO market, and

•	Component repair makes up 21% ($7.5 billion) of the MRO market.
      Industry trends highlighted by this study included the following:

•	It is estimated that MRO demand will reach $60 billion in 2013, an annual growth rate of 5.3%. Underlying this growth rate are a few primary driving factors.

•	Air travel will grow at an average rate of 4.7% over the next decade. This growth rate will fuel the increase in the active air transport fleet from approximately 16,000 aircraft currently to approximately 23,400 aircraft in 2013.

•	New aircraft deliveries between 1998 and 2002, which was unprecedented at more then 5,000 in aggregate, will generate their first heavy maintenance event in the next few years.

•	More then 600 of the greater then 2,000 inactive aircraft fleet will return to service during the next 5 years.

•	Currently, the largest segment of the commercial MRO market relates to engine repair and overhaul. Valued at $12.4 billion, currently only three engine types (CF6-80C2, CFM56-3, and PW4000-94) each generate more then $1.0 billion in overhaul services. It is projected that by 2013, six engine types (CF6-80C2, CFM56-3, CFM56-5B, CFM56-7, PW4000-94, and V2500-A5/ D5) will each generate more than $1.0 billion per year in MRO demand. Additionally, as a result of the level of aircraft deliveries during the late 1990’s, it is anticipated that the number of engine shop visits will increase from approximately 8,400 in 2003 to approximately 10,300 in 2005 (an increase of more then 20%).

•	Currently, airframe heavy maintenance market worldwide generates approximately $5.2 billion annually and represents nearly 70 million labor hours. It is anticipated that this market will grow at a rate of 5.5% annually, reaching $8.9 billion by 2013. It is also currently estimated that approximately 64% of all heavy maintenance requirements are performed in-house with approximately 36% being outsourced. Three primary drivers are anticipated to facilitate a greater level of outsourcing over the next few years. These drivers include continued cost pressures on the airlines, revised labor union agreements, and a high-quality global supplier base for outsourced maintenance.

•	Currently, the aircraft modifications segment is valued at $2.8 billion and includes passenger-to-freighter conversions, in-flight entertainment, avionics upgrades and major structural modification programs. It is anticipated that this market segment will grow at a rate of 5.5% annually and represent $4.8 billion in 2013.

•	Line maintenance is now valued at $7.8 billion and is forecasted to grow at a rate of 3.9% annually to represent nearly $11.4 billion by 2013. The scope of line maintenance continues to evolve as some airlines adopt maintenance programs with more phased checks, thus being more dependent upon line maintenance requirements. Currently, line maintenance is outsourced less than any other MRO activity as most airlines still consider it a core element of their operations.

•	Currently, the component maintenance segment, which includes wheels & brakes, auxiliary power units, and avionics, generates approximately $7.5 billion demand. It is anticipated that this market will grow at a rate of 4.2% annually and represent approximately $11.3 billion by 2013. Most significant within this segment is the emergence of broad component support services that bundle component maintenance with airframe and engine maintenance for an entire aircraft.
      We believe that the following factors will affect the future growth of the MRO market:

•	the pace of worldwide economic growth,

•	fleet growth (net of aircraft retirements), which according to the most recent annual report by Boeing on the state of the aircraft industry is expected to range in the near term (2005-2007) between 4.8% and 7.1% and in the intermediate-term (2007-2012) between 2.7% and 3.7%,

•	the growth of airline passenger and cargo traffic (or reductions in such traffic),

•	financial pressure on airlines to improve asset utilization,

•	decisions by airlines to bring parked aircraft back into service or to convert such aircraft to freighters,

•	the impact of conversions of passenger aircraft to freighters which extends the useful life of particular aircraft,

•	the continued development and utilization by airlines of newer aviation technologies, which are more reliable but also more costly and complex to maintain,

•	industry consolidation, which may reduce competition in the long term,

•	the globalization of the MRO market,

•	the expiration of aircraft maintenance warranties and the induction for maintenance servicing programs by newer generation aircraft,

•	changes in maintenance schedules on particular aircraft fleet types driven by decisions of OEM’s to bring new aircraft into service at prices that airlines will take and consequential decisions by the airlines to park older aircraft (which require more maintenance),

•	pressure by airline unions placed on airlines to retain MRO services in-house instead of moving them to outsourcing,

•	fuel prices and other factors that increase airline costs, pressuring and forcing airlines to more actively consider outsourcing to reduce their costs, and

•	increased regulation on the maintenance of aircraft and, more particularly on the outsourced maintenance industry.
      The MRO market consists of captive in-house operations of airlines and freight carriers, semi-captive operations that are affiliated with an airline, independent providers of MRO services such as TIMCO and facilities operated by original equipment manufacturers. We believe that more MRO services will be outsourced in the future as more carriers aggressively pursue outsourcing as a means to reduce their costs. Some airlines, such as United Air Lines, have recently closed maintenance facilities and substantially increased the MRO requirements that they outsource, and several low fare airlines including Jet Blue, Air Tran and Southwest, outsource nearly all of their MRO requirements. We also believe that other large carriers who have not outsourced any of their maintenance in the past are considering doing so in the future.
      Passenger airlines and freight carriers incur substantial direct and indirect operating costs, which are resistant to significant reduction because of labor agreements, aircraft fleet efficiency, and route structures. At the same time, airlines have encountered increasing pricing pressure during the last decade from new and established discount airlines, known as low cost carriers (LCC’s) which have inherently lower cost structures, and from general economic conditions. For many airlines, these factors have resulted in lower revenue per seat mile, without a commensurate offsetting reduction in expenses. While certain airline expenditures are beyond the direct control of airline operators, such as the price of fuel, airport security charges, and taxes, we believe that outsourcing MRO functions can reduce an airline’s operating costs. We believe that maintenance generally represents between 10% and 15% of an airline’s costs, and that these costs are currently receiving significant attention from passenger airlines and freight carriers because they can be moderated in part through outsourcing.
      Outsourcing of maintenance and repair functions by airlines allows a service provider such as TIMCO to achieve economies of scale unavailable to most airlines individually. We believe that we provide these functions on our customer’s behalf less expensively and more efficiently then our customers can provide themselves. We believe that the trend towards outsourcing by airlines of a growing portion of their MRO requirements to large independent service providers such as TIMCO will continue in the future as these carriers look to reduce their cost per seat mile by focusing their operations on their core competency of providing airline services to their customers.
Operations

Airframe Heavy Maintenance Services
      We perform maintenance, repair and modification services on aircraft at TIMCO’s repair stations in Greensboro, North Carolina, Lake City, Florida, Macon, Georgia and Goodyear, Arizona. We also have a maintenance facility in Winston-Salem, North Carolina, that we have subleased to a third party and do not intend to utilize in our business unless and until we develop customers for this facility. The services performed at each of our airframe maintenance facilities are as follows:

Facilities
      TIMCO–Greensboro (“GSO”) — GSO is our largest airframe maintenance and modification facility. GSO primarily supports multi-line major customers including United Air Lines (B757, B767 and B777), Delta Air Lines (B777 modifications plus engineering and maintenance services), and Federal Express

(DC-10 and B727). GSO has grown and adapted to the changing aviation environment by maintaining its market share of existing older generation aircraft product lines and by developing new capabilities to support the needs of today’s newer generation aircraft.
      We have 765,000 square feet of space in GSO including four hangars, three of which are wide body hangars and one of which is a multi-bay hangar. We also have a structures center in GSO, in which we repair flight controls and other components in conjunction with repairs being handled by our heavy maintenance operations, and a composite center, where we repair and overhaul advanced composite and bonded aluminum honeycomb assemblies.
      TIMCO-Lake City (LCQ) — LCQ has historically competed as a lower cost facility. We currently perform maintenance for various customers in LCQ, including United Air Lines (A318, A319, and A320), America West (B737 and B757), and AeroCal (DC-9). LCQ has the capacity and experience to support commercial and government contracts, and we hope to ultimately make LCQ our primary center for military MRO services. In that regard, during 2002, we were awarded SAE AS 9100 Certification at LCQ and we became part of a FAST team (both prerequisites of government contract work).
      The LCQ facility has 650,000 square feet of space including six maintenance hangars, as well as a dedicated two-bay strip and paint hangar which is capable of supporting both narrow body and select wide body aircraft. The LCQ facility also has over 1.3 million square feet of ramp space. Our facility is located at the Lake City airport. We control and maintain the taxiways, parking areas and engine run up areas located at this airport, as well as an FAA approved control tower.
      TIMCO-Macon (MCN) — MCN has over 140,000 square feet of space in two hangers and we currently operate three service lines at this facility. MCN has been customized specifically for the America West A319/ A320 and B737 heavy airframe maintenance operations. MCN has been the dedicated facility for America West since 2000 and has often been cited as a model for effective MRO/airline “partnerships”.
      TIMCO-Goodyear (GYR) — GYR is located near the city of Phoenix, AZ. This facility, which we opened in 2003, provides heavy airframe maintenance support for airlines such as Allegiant Air, United Air Lines, World Airways and leasing customers such as GE Capital, US Bank, CIT and Finova Capital. The desert location and arid climate makes GYR an excellent storage location for aircraft, and GYR has been recognized as a leading provider of maintenance support for short and medium term aircraft storage needs. Many of these storage aircraft are expected to be inducted into heavy maintenance at GYR, just prior to re-entering commercial service.
      Our GYR operation has over 318,000 square feet of space in two hangars. We also have 1.5 million square feet of ramp and runway access storage providing space to park up to 200 aircraft.
      TIMCO-Winston Salem — This one-hangar facility, which was formerly the home base for Piedmont Airlines and a major repair and line station for U.S. Airways, is currently closed and has been subleased to unaffiliated third parties.

Types of heavy-airframe maintenance services provided
      The services we offer principally consist of “C” and “D” level maintenance checks. “C” and “D” checks each involve a different degree of inspection, and the services performed at each level vary depending upon the individual aircraft operator’s FAA-approved maintenance program. “C” and “D” level checks are comprehensive checks and usually take a minimum of several weeks to complete, depending upon the scope of the work to be performed.
      The “C” level check is an intermediate level service inspection that typically includes testing and servicing of the aircraft’s operational systems, external and internal cleaning and refurbishing, and servicing of the interior. Trained mechanics visually inspect the external and internal structure of the aircraft, repair defects and remove corrosion found, all in accordance with the manufacturer’s maintenance and structural repair manuals. The “D” level check includes all of the work accomplished in the “C” level check, but places a greater emphasis on the integrity of the aircraft’s structure. In the “D” level check, the aircraft is disassembled so that the entire structure can be inspected and evaluated. Once the inspection, evaluation and repairs have been completed, the aircraft is reassembled and its systems reinstalled to the detailed tolerances demanded in each system’s specifications. Depending upon the type of aircraft and the FAA-certified maintenance program being followed, intervals between “C” level checks can range from 12 to 18 months and 1,000 to 5,000 flight hours, and intervals between “D” level checks can range from four to eight years and 10,000 to 25,000 flight hours. Structural inspections performed during “C” level and “D” level checks provide personnel with detailed information about the condition of the aircraft and the need to perform additional work or repairs not provided for in the original work scope. Project coordinators and customer support personnel work closely with the aircraft’s customer service representative in evaluating the scope of any additional work required and in the preparation of a detailed cost estimate for the labor and materials required to complete the job.

Aircraft modification services
      Each aircraft certified by the FAA is constructed under a “Type Certificate.” Anything which is done subsequently to modify the aircraft from its original type design requires the review and approval of the FAA. These modifications are authorized by the issuance of a Supplemental Type Certificate (STC) or an engineering order issued by the airline’s engineering department. Typical modification services performed by TIMCO include reconfiguring passenger interiors and installing passenger amenities such as telephones, in flight entertainment systems and crew rest areas. We also modify B777 to include sleeping quarters for crews on international flights and convert passenger aircraft to freighter configuration.

Engineering services
      Our engineering services group, which operates as TIMCO Engineered Systems, provides aircraft modification integrated design, domestic and offshore certification, supply-chain management and installation kits to airlines, leasing companies and aerospace original equipment manufacturers. From its three facilities, TIMCO Engineered Systems also provides airline fleet engineering support directly to airlines. Specializing in interior reconfigurations, avionics retrofits and in-flight entertainment integrations, our engineering services group has been among industry leaders in development and installation of in-flight crew rest quarters, enhanced-security flight deck doors, and aircraft systems and components catering to passenger comfort and convenience.

Interiors and Seat Manufacturing Services
      Our Brice operation specializes in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats.
      Brice Manufacturing Company (Brice), based in Pacoima, California, was acquired by us in October 2002. In addition to its ownership of FAA authority to manufacture and sell 5,000 PMA parts, Brice has developed a global customer base for new cabin seats ranging from basic coach to business class and first class seats. Customers include Lufthansa, Air New Zealand, Iberworld, LuxAir, GE Capital, AeroMexico, America West, Allegiant and Qantas. Brice is also an approved vendor for both Boeing and Airbus for new aircraft deliveries and Brice’s product offerings include the supply of palletized seats for installation on C-17 and C-130 military aircraft.
      We previously operated our interiors refurbishment business in another subsidiary, Aircraft Interior Design, Inc. (“AID”). Commencing in 2005, we have combined the operations of Brice and AID, which now operates under the Brice name.

Engine Repair and Overhaul Services
      TIMCO Engine Center (TEC), located in Oscoda, MI, has complete repair and overhaul capability for the JT8D and JT8D-200 series engines. On-wing services have been expanded to include the JT8D and JT8D-200 engines as well as the CFM-56 engine. The CFM-56 on-wing engine services are provided jointly with Snecma Engine Services. Snecma is a 50% partner of the CFM-56 engine. The CFM-56 on-wing services will expand to TIMCO’s airframe locations in the near future. TEC had significant revenue growth in 2003 and 2004, much attributed to adding JT8D-200 overhaul capabilities. Spirit Airlines is a major customer of TEC for engine overhaul and engine on-wing services.
      We believe that repair of engines offers substantial growth opportunities for us. In that regard, our near term business objectives include the establishment of a repair shop to repair CFM-56 engines.

Line Maintenance Services
      Line maintenance services primarily consists of interior cabin maintenance performed on an aircraft while the aircraft is in an airport overnight. Commencing in 2003, we began to provide interior line maintenance support for United Air Lines. We are currently providing these services to United Air Lines in seven cities. We hope in the future to expand the line maintenance services that we provide for United Air Lines into other cities and to offer line maintenance services to other airlines. While this is a relatively new business for us and is only a small part of our revenue at this time, we believe that line maintenance offers a substantial growth opportunity for us.

Customer base
      Our customer base consists of airlines, air cargo carriers, leasing companies, and government and military units. Our top ten customers accounted for 78.2% and 75.9% of our 2004 and 2003 revenue, respectively, and our largest customer, United Air Lines, which is currently in a Chapter 11 proceeding, accounted for 28.2% and 26.0%, respectively, of our 2004 and 2003 revenue.

Management information systems
      We operate our business using three decentralized, network-based systems. Each system is fully integrated in regard to the respective business unit, but they are not currently integrated across all business units or within a consolidated enterprise platform. During 2004, we commenced an IT project to transform our customized system currently utilized in the operation of our heavy airframe maintenance and modification business. This system project will convert the current programming language code to the Java programming language code, and will convert the current database system to a PostgreSQL relational database management system. This conversion will provide us significant scalability, reliability and cost reduction for the use of this system and is the initial phase of a multi-year project to ultimately develop an integrated, cross-unit, consolidated system platform. The other two systems are used at our interior component businesses. Our multi-year project includes the anticipated conversion of these two other systems to the current system utilized within our heavy airframe maintenance operations.

Competition
      The airline industry and the markets for our products and services are extremely competitive, and we face competition from a number of sources. Our competitors include airline and aircraft service companies and other companies providing maintenance, repair and overhaul services. Some of our competitors have substantially greater financial and other resources than us. We cannot assure you that competitive pressures will not materially adversely affect our business, financial condition or results of operations. In the airframe heavy maintenance, which currently constitutes approximately 80% of our business, our major competitors are B.F. Goodrich, PEMCO Aviation Group, Inc., AAR Corp. and ST Mobile Aerospace Engineering, Inc. Differentiating competitive factors include price, quality and turn time.

Government regulation
      The aviation industry is highly regulated by the FAA in the United States and by similar agencies in other countries. We must be certified by the FAA, and in some cases authorized by the original equipment manufacturers, in order to repair aircraft components and to perform maintenance and repair services on aircraft.

      The FAA regulates the manufacture, repair and operation of all aircraft and aircraft equipment operated in the United States. FAA regulations are designed to ensure that all aircraft and aircraft equipment are continuously maintained in proper condition to ensure safe operation of the aircraft. Similar rules apply in other countries. All FAA-registered aircraft must be maintained under a continuous condition monitoring program and must periodically undergo thorough inspection and maintenance. The inspection, maintenance and repair procedures for the various types of aircraft and aircraft equipment are prescribed by regulatory authorities and can be performed only by certified repair facilities utilizing, where required, certified technicians. Certification and conformance is required prior to installation of a part on an aircraft. We closely monitor the FAA and industry trade groups in an attempt to understand how possible future regulations might impact us.
      We cannot assure you that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, will not materially adversely affect our business, financial condition or results of operations.
      Further, our operations are also subject to a variety of worker and community safety laws. In the United States, the Occupational Safety and Health Act mandates general requirements for safe workplaces for all employees. Specific safety standards have been promulgated for workplaces engaged in the treatment, disposal or storage of hazardous waste. We believe that our operations are in material compliance with health and safety requirements under the Occupational Safety and Health Act.

Product liability
      Our business exposes us to possible claims for personal injury or death which may result from the failure of an aircraft or an aircraft part repaired or maintained by us or from our negligence in the repair or maintenance of an aircraft or an aircraft part. While we maintain what we believe to be adequate liability insurance to protect us from claims of this type, based on our review of the insurance coverages maintained by similar companies in our industry, we cannot assure you that claims will not arise in the future or that our insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverages can be maintained in the future at an acceptable cost. Any liability of this type, not covered by insurance, could materially adversely affect our business, financial condition or results of operations.

Employees
      As of December 31, 2004, we employed approximately 3,700 persons. None of our employees are covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties
      Our executive offices are located in Greensboro, North Carolina at the headquarters of our TIMCO airframe maintenance operations. Our leasehold interests in all of our facilities are pledged to our senior lenders as collateral for amounts borrowed. The following table identifies, as of December 31, 2004, our principal properties:

		Square	Owned or
Facility Description	Location	Footage	Leased

Office and Aircraft Maintenance	Greensboro, NC	765,000	Leased	(1)
Office and Aircraft Maintenance	Lake City, FL	650,000	Leased
Office and Engine Maintenance	Oscoda, MI	396,000	Leased
Office and Aircraft Maintenance	Phoenix, AZ	370,000	Leased	(2)
Office and Aircraft Maintenance	Winston-Salem, NC	115,000	Leased	(3)
Office and Aircraft Maintenance	Macon, GA	140,000	Leased
Office and Maintenance	Pacoima, CA	70,000	Leased
Office and Maintenance	Opa Locka, FL	55,000	Leased	(4)
Office and Maintenance	Dallas, TX	80,000	Leased	(5)
Office	Atlanta, GA	2,300	Leased

(1)	Our corporate headquarters is located at this facility.

(2)	This facility is subleased to us until April 2006 by our principal stockholder.

(3)	This facility has been closed until we develop customers for this facility. This facility has been subleased to unaffiliated third parties.

(4)	This facility is leased from a former director and executive officer and subleased to an unaffiliated third party.

(5)	This facility is subleased to us until October 2012 by our principal stockholder.

Legal Proceedings
      We are involved in various lawsuits and other contingencies arising out of operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon our business, financial position or results of operations.

Environmental Issues
      We are taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact upon us and the magnitude of required remediation efforts. Based upon the most recent cost estimates provided by environmental consultants, the total remaining testing, remediation and compliance costs for this facility are approximately $800,000. We have secured an insurance policy that, in the future, will partially mitigate our environmental exposures for this facility and that will also provide the financial assurance required by the FDEP.
      Testing and evaluation for all known sites on TIMCO-Lake City’s property is completed and we have commenced a remediation program. We are currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, we believe that we have established an accrual adequate for the estimated costs associated with our current remediation strategies.
      Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. We do not believe that we are responsible for these areas; however, it may be asserted that TIMCO and other parties are jointly and severally liable and are responsible for the remediation of these properties.

MANAGEMENT
Board of Directors
      Our certificate of incorporation and bylaws presently provide for a board of directors divided into three classes, as equal in size as possible, with staggered terms of three years. Our board of directors has proposed an amendment to our certificate of incorporation to declassify our board of directors so that all directors are elected annually. At the date of this Prospectus, the current members of the board of directors, their positions with us and the expiration of their terms as directors were as follows:

			Term
Name	Age	Positions	Expires

Roy T. Rimmer, Jr.	64	Chairman of the Board and Chief Executive Officer	2006
Steven L. Gerard	60	Director	2005
Jack J. Hersch	46	Director	2006
Philip B. Schwartz	51	Director and Corporate Secretary	2005
James H. Tate	58	Director	2005
Leonard Singer	58	Director	2005
Clyde Kizer	65	Director	2005
Business Experience of the Board
      Roy T. Rimmer, Jr. has been our Chairman and Chief Executive Officer since June 2001 and has been a director since June 2000. Prior to becoming our Chairman and Chief Executive Officer, for more than the last five years Mr. Rimmer was a private investor and the operator of a private company in the business of transporting crude oil and natural gas. Mr. Rimmer serves on the board as a representative of Lacy J. Harber, our principal stockholder.
      Steven L. Gerard has been the Chairman and Chief Executive Officer of Century Business Services, Inc. (CBIZ), a diversified services company providing professional outsourced business services, since October 2002. Prior thereto, from October 2000, Mr. Gerard was CEO and a director of CBIZ. Before joining CBIZ, from 1997 to October 2000 Mr. Gerard was Chairman and Chief Executive Officer of Great Point Capital, Inc., a provider of operational and advisory services and from 1991 to 1997 Mr. Gerard was Chairman and Chief Executive Officer of Triangle Wire and Cable, Inc., and its successor, Ocean View Capital, Inc., a manufacturer of insulated wire and cable. Mr. Gerard’s prior experience includes 16 years in various senior corporate finance and banking positions with Citibank, N.A. and seven years with the American Stock Exchange. Mr. Gerard has been a director since September 2000 and also serves on the boards of directors of Fairchild Corporation, Lennar Corporation and Joy Global, Inc. CBIZ provides business services to us.
      Jack J. Hersch is currently associated with Canyon Capital Advisors, a hedge fund. He has been associated with Canyon since July 2003. Prior to that, he was a partner at Cypress Management, LP, a hedge fund. Prior to joining Cypress, from 1996 to 2000 Mr. Hersch was a partner of Scoggin Capital Management, LP, and from 1994 to 1996 Mr. Hersch was a Senior Vice President of Donaldson, Lufkin & Jenrette. Over the last few years, Mr. Hersch has been actively involved in investing in the securities of several aviation and aviation services businesses, including TIMCO Aviation Services. Mr. Hersch joined our board on February 28, 2002 and serves on our board as a representative of the holders of our 8% senior subordinated PIK notes due 2006.
      Philip B. Schwartz is an attorney with the law firm of Akerman Senterfitt. Mr. Schwartz is a member of The Florida Bar and the American Bar Association and is a former Chair of the Business Law Section of The Florida Bar. Akerman Senterfitt provides legal services for TIMCO Aviation Services. Mr. Schwartz has been a director since June 1998 and Corporate Secretary since March 1999.

      James H. Tate is a Financial Project Leader for Thermadyne Holdings Corporation, a global manufacturer of cutting and welding products headquartered in St. Louis, Missouri. Prior thereto, between 1993 and December 2004, Mr. Tate was the Chief Financial Officer of Thermadyne. Prior to joining Thermadyne in 1993, Mr. Tate was with Ernst & Young for 18 years, most recently as an audit partner in their Dallas office. Mr. Tate also serves on the board of directors of Joy Global, Inc.
      Clyde Kizer is retired following numerous years of service in the aviation industry. Most Recently, Mr. Kizer was President of Airbus Service Company (later Airbus North America-Customer Services), and served in this position for over 12 years before retiring in April 2004. Prior to joining Airbus, Mr. Kizer was Senior Vice-President for Midway Airlines and before joining Midway Airlines, Mr. Kizer was Vice President, Engineering and Maintenance at the Air Transport Association (ATA). From 1974 to 1998 Mr. Kizer held various management positions with United Airlines, most recently as Vice President Engineering. Prior to joining United Airlines, Mr. Kizer spent more than 10 years as a Naval Aviator.
      Leonard Singer established Choir Capital Ltd. in April 1996. Choir Capital focuses on arranging and advising clients on corporate and asset-based finance transactions including aviation-related transactions. From 1993-1996, Mr. Singer, as a managing director of Citigroup, headed Citigroup’s Global Aviation Division. Prior to managing Citigroup’s aviation business, from 1986 to 1993 Mr. Singer worked for Citigroup as a Managing Director of Citigroup’s corporate customer group in Japan and for its Corporate Finance and Capital Markets operations in Tokyo. Prior to his Tokyo assignment, from 1979 to 1985 Mr. Singer was a Region Head for Citigroup’s Highly Leveraged Transactions Finance business.
Committees of the Board of Directors
      Our Board has the responsibility for establishing broad corporate policies and for our overall performance. Standing committees of the board are the audit committee, the compensation committee and the corporate governance and nominating committee.
      Audit Committee. The audit committee consists of Messrs. Tate (Chair), Singer, and Hersch, each of whom is an “independent director” as defined under the rules of the NASDAQ Stock Market. Mr. Tate qualifies as the “financial expert” on the audit committee. The audit committee has been assigned the principal function of establishing our audit policies, selecting our independent auditors and overseeing the engagement of our independent auditors. The audit committee held five meetings during 2004. The audit committee operates under a written charter, a copy of which is available on our website.
      Compensation Committee. The compensation committee presently consists of Messrs. Schwartz (Chair), Kizer and Gerard, each of whom is an “independent director,” as defined under the rules of the NASDAQ Stock Market. The compensation committee has been assigned the functions of establishing salaries, incentives and other forms of compensation for executive officers. It also administers our 2003 stock incentive plan. The compensation committee held four meetings and acted once by written consent during 2004. The Compensation Committee operates under a written charter, a copy of which is available on our website.
      Corporate Governance and Nominating Committee. Our Board of Directors recently organized a corporate governance and nominating committee. All of our outside directors (Messrs. Tate, Singer, Hersch, Schwartz, Kizer, and Gerard), each of whom is an “independent director” as defined under the rules of the NASDAQ stock market, serve on the committee. The corporate governance and nominating committee has been assigned the functions of soliciting recommendations for candidates for the board of directors, developing and reviewing background information for such candidates, and making recommendations to the board of directors with respect to candidates for directors proposed by shareholders. In evaluating candidates for potential director nomination, the corporate governance and nominating committee will consider, among other factors, candidates that are independent, who possess personal and professional integrity, have good business judgment, have relevant business and industry experience, education and skills, and who would be effective as a director in conjunction with the full board in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the board of directors at the time. All candidates will be reviewed in the same manner, regardless of the source of recommendation.

      In addition to the foregoing duties, the corporate governance and nominating committee is responsible for developing and recommending to the board of directors a set of corporate governance guidelines applicable to us. The Corporate Governance and Nominating Committee operates under a written charter, a copy of which is available on our website.
Compensation Of Directors
      Each director who is not our employee receives an annual retainer fee at the rate of $25,000 per year for serving in such capacity, and meeting fees of $2,000 for each regular meeting and $1,000 for each special meeting of the board and committees. Directors also receive quarterly option grants to purchase 6,250 shares of our common stock.
Executive Officers
      The following list reflects our executive officers, as of the date of this prospectus, the capacity in which they serve us, and when they assumed office:

			Executive
Name	Positions	Age	Officer Since

Roy T. Rimmer, Jr.	Chairman and Chief Executive	64	June 2001
	Officer
Gil West	President and Chief Operating	44	September 2001
	Officer
Jack M. Arehart	Senior Vice President of Business Development	51	February 2002
Don Mitacek	Senior Vice President of Operations	42	January 2004
Rick Salanitri	Senior Vice President of Engineering and Interiors	43	April 2004
Fritz Baumgartner	Vice President, Finance, Controller and Chief Accounting Officer	44	November 2004
Kevin Carter	Vice President, Financial Planning and Analysis, and Treasurer	32	November 2004
Executive Officers’ Business Experience
      The business experience of Roy T. Rimmer, Jr. is included above under “Business Experience of the Board.”
      Gil West is our President and Chief Operating Officer. Mr. West joined us in September 2001 as our Executive Vice President and Chief Operating Officer, and in January 2002 Mr. West was appointed to serve as our President. Prior to joining us, Mr. West served as an executive at Northwest Airlines since 1996. In his most recent position as Northwest’s Vice President of Engine and Component Technical Operations, Mr. West managed over 2,000 Northwest maintenance employees in Northwest’s Minneapolis and Atlanta maintenance facilities, as well as managing outside vendor maintenance operations. Prior to joining Northwest, Mr. West served in various managerial positions with United Air Lines, Rohr Industries, Sundstrand Corporation and Boeing Commercial Aircraft.
      Jack M. Arehart joined us in February 2002 as out Senior Vice President of Business Development, responsible for all of our sales, marketing, and new business development efforts. Prior to joining us, Mr. Arehart spent 14 years with The Nordam Group, a large aviation manufacturing and MRO services company, where, since 1996, Mr. Arehart held the position of Vice President, Program Development.
      Don Mitacek is our Senior Vice President of Operations. Mr. Mitacek joined us in September 2001 as our Vice President and General Manager of our Greensboro, North Carolina facility and in January 2004 Mr. Mitacek was appointed as our Senior Vice President of Airframe Maintenance Operations. Prior to

joining us, Mr. Mitacek served in various positions with Northwest Airlines, including most recently Managing Director of Engine and Component Maintenance at Northwest Airlines in Minneapolis, directing a workforce of 1,100 maintenance technicians. Prior to joining Northwest Airlines, from 1986 to 1997, Mr. Mitacek was employed in various positions by United Airlines.
      Rick Salanitri is our Senior Vice President of Engineering and Interior Manufacturing. Mr. Salanitri joined us in July 1994 as our Vice President and General Manager of our Engineering Services Group and in April 2004 Mr. Salanitri was appointed as our Senior Vice President of Engineering and Interior Manufacturing. Prior to joining us, Mr. Salanitri managed the engineering on several major aircraft structural and interior projects at the former Page Avjet. Prior to joining Page Avjet, Mr. Salanitri served as a structures engineer at US Airways and the Naval Aviation Department.
      Fritz Baumgartner joined us in February 2002 and is our Vice President, Finance, Controller and Chief Accounting Officer. Mr. Baumgartner was previously the Chief Financial Officer and Vice President, Finance of Vitafoam, Inc., a manufacturer of cellular polymers and non-woven fiber products. Prior to joining Vitafoam, from 1990 to 1999, Mr. Baumgartner held various management positions including Controller, Treasurer & Director of Reporting, MIS Director and Vice President of Sales Operations with two Clayton, Dubilier & Rice holdings (Remington Arms, Inc. and Pilliod Furniture, Inc.). From 1983 to 1990 Mr. Baumgartner was with Ernst & Young LLP, most recently as an audit manager.
      Kevin Carter joined us in March 2002 and in May 2004 was appointed as our Vice President, Financial Planning and Analysis, and Treasurer. Prior to joining us, Mr. Carter was an associate with Geneva Merchant Banking Partners, a North Carolina based investment-banking firm. Prior to joining Geneva, Mr. Carter was the Assistant Treasurer and Senior Manager of Financial Planning and Analysis for Kayser-Roth Hosiery, a North Carolina based textile manufacturer.
Family Relationships
      There are no family relationships between or among any of our directors and/or executive officers.
Executive Compensation
      The following table sets forth information about the compensation paid or accrued during 2004, 2003 and 2002 to our Chief Executive Officer and to each of our four other most highly compensated executive officers whose aggregate direct compensation exceeded $100,000.
Summary Compensation Table

	Annual Compensation					Long Term Compensation

					Other	Restricted	Securities
	Fiscal				Annual	Stock	Underlying		LTIP
Name and Principal	Year	Salary	Bonus		Compensation	Awards	Options/SARs		Payout	Other
Position	Ending	($)	($)		($)	($)	(#)		($)	($)

Roy T. Rimmer, Jr.(1)	2004	428,000	238,000	(2)	—	—	—		—	—
Chairman and CEO	2003	490,000	106,000	(2)	—	—	—		—	—
	2002	441,000	—		—	—	800,000	(3)	—	—
Gil West(4)	2004	327,000	275,000		—	—	—		—	—
President and COO	2003	304,000	75,000		—	—	—		—	—
	2002	335,000	—		—	—	600,000		—	—
Jack M. Arehart(5)	2004	304,000	213,000		—	—	—		—	—
Sr. VP of Business	2003	300,000	75,000		—	—	—		—	—
Development	2002	302,000	—		—	—	500,000		—	—
Don Mitacek(6)	2004	224,000	98,000		—	—	—		—	—
Sr. VP of Operations	2003	205,000	52,000		—	—	—		—	—
	2002	175,000	30,000		—	—	200,000		—	—
Rick Salanitri(7)	2004	205,000	86,000		—	—	—		—	—
Sr. VP of Engineering	2003	150,000	30,000		—	—	—		—	—
and Interiors	2002	98,000	—		—	—	100,000		—	—

(1)	Mr. Rimmer became our Chairman and Chief Executive Officer in June 2001. Mr. Rimmer has an employment agreement with us that expires in December 2007. See “Employment Agreements” below.

(2)	Bonus was paid to Mr. Rimmer in April 2004 for 2003 services and in April 2005 for 2004 services.

(3)	Mr. Rimmer received this option grant pursuant to his employment agreement.

(4)	Mr. West joined us in August 2001. Mr. West has an employment agreement with us that expires in December 2007. See “Employment Agreements” below. Mr. West was paid a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services. Also includes a retention bonus paid in conjunction with Mr. West agreeing to an extension on his employment agreement in June 2004. Additionally, Mr. West received an option grant under his original employment agreement that, pursuant to his agreement, was issued at the completion of our 2002 restructuring.

(5)	Mr. Arehart joined us in February 2002. Mr. Arehart has an employment agreement with us that expires in December 2007. See “Employment Agreements” below. Pursuant thereto, Mr. Arehart received an option grant that was issued at the completion of our 2002 restructuring. Additionally, Mr. Arehart received a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services, and Mr. Arehart received a retention bonus in conjunction with his agreement to extend his employment agreement in November 2004.

(6)	Mr. Mitacek joined us in 2001 and became an executive officer in 2004. Mr. Mitacek has an employment agreement with us that expires in December 2006. See “Employment Agreements” below. Mr. Mitacek was paid a retention bonus in April 2004 in conjunction with the execution of a new employment agreement, a bonus in April 2004 for 2003 services and a bonus in April 2005 for 2004 services, respectively.

(7)	Mr. Salanitri joined us in 1994 and became an executive officer in 2004. Mr. Salanitri has an employment agreement with us that expires in March 2007. See “Employment Agreements” below. Mr. Salanitri was paid a retention bonus in conjunction with his execution of a new employment agreement. In addition, Mr. Salanitri was paid a bonus in April 2004 for 2003 services and a bonus us in April 2005 for 2004 services, respectively.
      Except as set forth above, no other long-term compensation awards were made to management during the three years ended December 31, 2004.
Option Grants During Last Fiscal Year
      No options were granted during the fiscal year ended December 31, 2004 to the persons named on the Summary Compensation Table.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
      The following table sets forth information concerning the exercise of stock options to purchase common stock during the 2004 fiscal year and the value of unexercised stock options to purchase common stock at the end of the 2004 fiscal year for the persons named in the Summary Compensation Table.

Number of
Shares
Underlying
			Unexercised	Value of Unexercised
			Options at Fiscal	In-the-Money Options
	Number of Shares	Value	Year-End	at Fiscal Year-End ($)
Name	Acquired on Exercise	Realized ($)	Vested/Unvested	Exercisable/Unexercisable*

Roy T. Rimmer, Jr.	—	—	800,000/0	0/0
Gil West	—	—	600,000/0	0/0
Jack M. Arehart	—	—	500,000/0	0/0
Don Mitacek	—	—	300,000/0	0/0
Rick Salanitri	—	—	100,000/0	0/0

*	Computed based upon the difference between the closing price of common stock at December 31, 2004 and the exercise price. All options were out-of-the-money on December 31, 2004, and no value has been assigned to options that are out-of-the-money.
Employment Agreements
      We have employment agreements with all of our executive officers and with several of our other senior executives. Each provides for the payment of a base salary (Rimmer — $475,000; West — $350,000; Arehart — $325,000; Mitacek — $225,000; Salanitri — $225,000) plus bonus compensation (a percentage of their base compensation) based on performance. Each employment agreement also contains a “change of control” severance arrangement if the employee is not retained in our employment after a change of control.
Stock Option Plans
      Effective November 13, 2003, our board of directors adopted a new stock option plan (“the 2003 stock incentive plan”). The 2003 stock incentive plan was approved by our stockholders on January 13, 2004. With the approval of the 2003 stock incentive plan, no new options will be granted under our 2001 stock option plan, our 1996 stock option plan or our 1996 director stock option plan. Any shares of common stock reserved for issuance upon the exercise of options that were not issued under such plans were cancelled, however, the terms of any option issued under the 2001 stock option plan, the 1996 stock option plan and the 1996 director stock option plan will continue to be governed by such plans and the option agreements currently in effect for such options.
      Pursuant to the 2003 stock incentive plan, an aggregate amount of 5,800,000 shares (145,000 post-reserve split shares) of our common stock are reserved for the issuance under the plan, including 800,000 shares (20,000 post-reserve split shares) reserved for issuance of options granted to our Chief Executive Officer). Grants of stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units, or any combination of the foregoing, may be made under the 2003 plan. The maximum number of securities that can be allocated to any one person in any fiscal year is 800,000 (20,000 post-reverse split shares).
      We have asked our stockholders to approve an amendment to the 2003 stock incentive plan to increase the shares available for issuance under the plan to 2,500,000 post-reverse split shares of our common stock.
      The compensation committee administers our 2003 stock incentive plan. The compensation committee determines which persons will receive grants of awards and the type of award to be granted to such persons. The compensation committee also interprets the provisions of the 2003 stock incentive plan and makes all other determinations that it deems necessary or advisable for the administration of the 2003 stock incentive plan.
      As of the date of this prospectus, options to purchase 1,472,500 shares (36,812 post-reverse split shares) had been granted under the 2003 stock incentive plan, 1,198,000 (29,950 post-reverse split) of which are currently vested. Additionally, the options to purchase 800,000 shares (20,000 post-reverse split shares) granted to our Chief Executive Officer in March 2002, pursuant to his employment agreement and previously issued outside of any plan, are deemed subject to the terms of the 2003 stock incentive plan and are included within the amounts above. Further, options to purchase 2,567,000 shares (64,175 post-reverse split shares) remain outstanding under previous option plans and agreements.

      The following table sets forth information as of December 31, 2004 with regard to our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

			Number of Securities
			Remaining Available for
	Number of Securities	Weighted — Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of Outstanding	Outstanding	Plans (Excluding
	Options, Warrants	Options Warrants	Securities Reflected
	and Rights	and Rights	in Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	3,952,000	$11.75	4,415,000
Equity compensation plans not approved by security holders	0	0	0

Total	3,952,000	$11.75	4,415,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      At the date of this prospectus, we had 256,559,172 shares of our common stock outstanding. The following table sets forth, as of the date of this prospectus, certain information regarding the shares of common stock owned of record or beneficially by (i) each person who owns beneficially more then 5% of the outstanding common stock; (ii) each of our directors and named executive officers; and (iii) all directors and executive officers as a group.

	Shares
	Beneficially Owned(1)

Name	Number	Percentage

Lacy J. Harber(2)	147,893,000	57.4
Roy T. Rimmer, Jr.(3)	148,911,000	57.6
Loeb Interests(4)	40,430,000	15.8
Steven L. Gerard(5)	89,000	*
Jack Hersch(6)	92,000	*
Philip B. Schwartz(7)	108,000	*
Clyde Kizer(8)	25,000	*
Leonard Singer(9)	18,750	*
James H. Tate(9)	18,750	*
Gil West(10)	600,000	*
Jack Arehart(11)	500,000	*
Don Mitacek(12)	300,000	*
Rick Salanitri(13)	100,000	*
All directors and executive officers as a group — 14 persons(14)	150,852,000	57.7%

*	Less than one percent

(1)	Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned. Further, unless otherwise noted, the address for each person named in this table is c/o TIMCO Aviation Services, Inc.

(2)	LJH Corporation, which is wholly-owned by Mr. Harber, currently owns 145,938,502 shares of our outstanding common stock. LJH has granted a proxy with respect to the voting of these shares to Roy T. Rimmer, Jr., and as a result Mr. Rimmer is also deemed to beneficially own these shares for U.S. securities law purposes. Also includes warrants to purchase: (i) 2,500 shares at an exercise price of

$36.25 a share, (ii) 25,000 shares at an exercise price of $40.00 per share, (iii) 5,000 shares at an exercise price of $17.50 a share, (iv) 33,000 shares at an exercise price of $14.00 a share, (v) 1,139,000 shares at an exercise price of $5.16 a share, and (vi) 750,000 shares at an exercise price of $1.05. This excludes the LJH Warrant (defined below), which grants LJH the right to acquire an additional 62,444,874 shares at such time as the remaining Senior Notes and Junior Notes convert into common stock.

(3)	Mr. Rimmer shares the power to vote the securities owned by LJH Corporation (by virtue of a proxy) and has certain rights to participate in certain sales of LJH’s shares. Also includes 106,250 shares owned by an entity controlled by Mr. Rimmer and vested warrants and options to purchase an aggregate of 912,000 shares (800,000 shares at an exercise price of $1.02 per share, 87,000 at exercise prices ranging from $0.15 per share to $1.83 per share, 13,000 shares at an exercise price of $5.16 per share and 12,000 shares at exercise prices ranging from $17.00 per share to $153.13 per share).

(4)	As reported in the Schedule 13d, as amended, filed by Loeb Partners Corp., Loeb Arbitrage Fund and Loeb offshore Fund (collectively, the “Loeb Interests”) on March 29, 2005. The address for the Loeb Interests, as reported in their Schedule 13d, is 61 Broadway, N.Y., N.Y. 10006.

(5)	Mr. Gerard holds vested options to purchase 89,000 shares at exercise prices ranging from $0.15 to $1.83 per share.

(6)	Mr. Hersch owns 4,000 shares individually and holds options to purchase an additional 88,000 shares at an exercise price ranging from $0.15 per share to $1.83 per share.

(7)	Mr. Schwartz owns 12,000 shares and holds options and warrants to purchase an additional 96,000 shares (87,000 shares at exercise prices ranging from $0.15 to $1.83 and the balance at exercise prices ranging from $5.16 per share to $395 per share).

(8)	Includes options to purchase 25,000 shares at exercise prices ranging from $0.15 to $0.35 per share.

(9)	Includes options to purchase 18,750 shares at exercise prices ranging from $0.15 to $0.35 per share.

(10)	Vested options to purchase 600,000 shares at an exercise price of $0.8325 per share.

(11)	Vested options to purchase 500,000 shares at an exercise price of $0.8325 per share.

(12)	Vested options to purchase 300,000 shares at an exercise price of $0.8325 per share.

(13)	Vested options to purchase 100,000 shares at an exercise price of $0.8325 per share.

(14)	Includes vested options to purchase an aggregate of 4,828,411 shares.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On April 8, 2004, we refinanced (effective March 31, 2004) all of our previously outstanding debt (principal plus accrued and unpaid interest) due to our principal stockholder with a new $14,412,000 term loan due on January 31, 2008 (the “LJH term loan”). The LJH term loan combines a $5,000,000 loan from our principal stockholder (that, in turn, replaced a term loan to us from Bank of America that was credit supported by our principal stockholder), a $6,050,000 term loan made to us in May 2003, a $1,300,000 term loan relating to our acquisition of the Brice Manufacturing Company in October 2002, $900,000 relating to inventory purchases, and PIK interest previously paid on certain of these obligations. The LJH term loan bears interest at 18% per annum, 6% of which is payable in cash (or, at our option, PIK) and the balance of which will be PIK.
      In connection with the $6,050,000 term loan, we issued a warrant (the “LJH Warrant”) to our principal stockholder to purchase, for nominal consideration, 30% of our outstanding common stock (on a fully diluted basis) on or before January 31, 2007. In our recently completed tender offer, our principal stockholder exercised the LJH warrant in part with respect to the then outstanding shares (excluding the premium shares issued to the holders of our New Senior Notes and Junior Notes who tendered in the offer). As a result of the partial exercise of the LJH Warrant, at the closing of the tender we issued 70,942,220 shares of our common stock to our principal stockholder. We also amended the LJH Warrant to provide that LJH has the right to acquire an additional 62,444,874 shares of our common stock for $0.001 per share at such time as our untendered New Senior Notes and Junior Notes are converted into common stock (which will automatically occur at the maturity of those instruments). As such, our principal stockholder will receive, upon the full exercise of the LJH Warrant, the same number of shares of our common stock that he would have otherwise received had our New Senior Notes and Junior Notes automatically converted into common stock at their maturity and had he exercised the LJH Warrant immediately thereafter.
      An entity controlled by our principal stockholder purchases aircraft for resale and lease, and we provide maintenance service work to that entity. Services provided to that entity are charged at not less than the rates that would be charged for such services to an unaffiliated third party. During 2004 and 2003, the billings related to the services that were provided to such entity were approximately $2,884,000 and $588,000, respectively. We did not provide these services to such entity during 2002. In addition, during 2003 we utilized an aircraft owned by our principal stockholder. All usage fees were no greater than would be charged by an unaffiliated third party. Expenses associated with this usage were $33,000 in 2003. We did not use this aircraft during 2004 or 2002. On December 31, 2004, we had a net receivable from this entity of $1,644,000, of which $1,162,000 has been received subsequent to year end.
      During December 2002, an entity controlled by our principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Prior to its bankruptcy, AMS operated an airframe heavy maintenance operation at the Goodyear Airport outside of Phoenix. Additionally, this entity assumed a lease with the City of Phoenix for the facilities previously leased to AMS at the Goodyear Airport. During April 2003, we entered into an operating sublease with our principal stockholder to operate the business in the facilities that were previously leased to AMS. The term of the sublease is for three years with rental payments of $432,000 annually. Under the sublease agreement, we are also responsible for insurance, taxes and charges levied by the City of Phoenix under the lease. In addition, we agreed to increase the amount of debt due to our principal stockholder by $900,000 (included in the refinanced term loan amount described above) reflecting the purchase from our principal stockholder of the aircraft parts inventory located at the Goodyear facility (which inventory was acquired by our principal stockholder in the AMS bankruptcy proceedings). Further, in April 2004, we entered into a lease with our principal stockholder with respect to certain equipment and tooling used at the Goodyear facility. The lease, which has been recorded as a capital lease, is for a two-year term and requires monthly payments of $74,000. Both the inventory sale and the equipment lease are believed to be on terms not less favorable to us than could be obtained from an unaffiliated third party.
      During October 2002, we sold the real estate and fixtures located at one of our interiors operations in Dallas, Texas to our principal stockholder. The gross sale price for these assets was approximately $2,400,000, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, we entered into a lease agreement with our principal stockholder for substantially all of these assets. The term of the lease is ten years. Annual rental payments are approximately $300,000 per year. Additionally we are responsible for, among other things, taxes, insurance and utilities.
      During 2004, 2003, and 2002, we leased certain real property from entities controlled by one of our former directors and executive officers. These facilities were previously utilized as the headquarters in two of our MRO operations. We have subsequently moved out of these facilities and currently are liable on only one of the facility lease agreements. We have in turn subleased this facility to a third party for the year ended December 31, 2003. Additionally, during 2002, we utilized an aircraft owned by an entity controlled by this same former director and executive officer. Payments for all of these items were approximately $274,000, $350,000, and $300,000 in 2004, 2003, and 2002 respectively.
      During 2003 and 2002, we utilized an aircraft owned by our Chief Executive Officer. All usage fees were no greater than what would be charged by unaffiliated third parties and our fees for services on this aircraft were at our normal hourly rates. Expenses associated with this use were $51,000 in 2003 and $272,000, net of services provided on the aircraft totaling $39,000, in 2002. The aircraft was sold by our Chief Executive Officer during 2003.
      Mr. Schwartz is a stockholder in Akerman, Senterfitt, which has in the past and continues to perform significant legal services for us. The fees paid by us to Akerman, Senterfitt & Eidson, P.A. were no greater than those that would be charged to us by an unrelated third party. We were billed $646,000, $437,000 and $1,496,000 for services rendered by Akerman Senterfitt in 2004, 2003 and 2002, respectively.
      Mr. Gerard is Chairman and CEO of Century Business Services, Inc. (“CBIZ”). CBIZ performs certain consulting services for us. The fees paid by us to CBIZ were no greater than those that would be charged to us by an unrelated party. We were billed $10,000 for services rendered by CBIZ in 2004. No services were rendered in 2003 and 2002. Mr. Gerard receives no direct compensation from amounts paid to CBIZ for performing services on our behalf and the amount paid to CBIZ by us for services is insignificant given the size of CBIZ.
      We believe that the terms of the above-described related party transactions were no less favorable than could be obtained from unaffiliated third parties.
THE RIGHTS OFFERING
      This section of the prospectus describes the proposed rights offering. You should read this entire document and the other documents we refer to carefully for a complete understanding of the rights offering.
The Rights
      As soon as is practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock at 5:00 p.m. New York City time, on the record date of                     , 1.25 subscription rights for every 40 shares of pre-reverse split common stock owned by you at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of our post-reverse split common stock for the subscription price.
      We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole right.
Subscription Price
      The subscription price is $4.80 per post-reverse split share (or the equivalent of $0.12 per pre-reverse split share), payable in cash. This price applies to the exercise of the basis subscription privilege. All payments must be cleared on or before the expiration date.
      On the record date, the last reported sales price for our common stock on the OTC Bulletin Board was $           .
Basic Subscription and Oversubscription Privileges

Basic Subscription Privilege
      You are entitled to purchase one share of our post-reverse split common stock at the subscription price for every one right exercised.

Oversubscription Privilege
      If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other stockholders have not purchased under their basic subscription privilege. If there are not enough shares available to full all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.
      You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in our own name and other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.
      You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full. In electing the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.
      Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to the Subscription Agent and TIMCO Aviation Services, and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner’s basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.
      If you complete the portion of the subscription certificate to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise you oversubscription privilege at the same time as you exercise your basic subscription privilege.
Description of Common Stock
      Shares of common stock purchased in this rights offering will have the identical rights, restrictions and other characteristics of all other shares of our outstanding common stock. For a complete description of our common stock, see “Description of Our Capital Stock.”
Expiration Time and Date
      The rights expire at 5:00 p.m. New York City time on                     , 2005. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. In order to exercise rights in a timely manner, you must ensure that Continental Stock Transfer & Trust Company actually receives, prior to the expiration of the rights, a properly executed and completed subscription certificate (or form of “Notice of Guaranteed Delivery”) together with full payment for all shares you wish to purchase.
No Revocation
      You are not allowed to revoke or change your exercise of rights or request a refund of monies paid after you send in your subscription forms and payment.
Extension, Withdrawal and Amendment
      We have the option of extending the rights offering and the period for exercising your rights, although we do not presently intend to do so.
      We also reserve the right to withdraw or terminate the rights offering at any time and for any reason. In the event that the rights offering is withdrawn or terminated, all funds received from such subscriptions will be returned and we will provide you with notice of such withdrawal or extension by a public announcement. Interest will not be payable on returned funds.
      We reserve the right to amend the terms of the rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all stockholders of record as of the record date or provide notice by public announcement; (2) extend the expiration date by at least 10 days; and

(3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.
Mailing of Certificates to Record Holders
      We are sending a subscription certificate (under separate cover) to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it with full payment for the shares to be purchased. Only holders of record of common stock at the close of business on the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, the Continental Stock Transfer & Trust Company, as of the record date.
      A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by their beneficial owners, upon proper showing to the Continental Stock Transfer & Trust Company.
      If you own shares held in a brokerage, bank or other custodial or nominee account, you should promptly send the proper instruction form to the person holding your shares in order to exercise rights. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners are entitled to exercise.
Foreign and Unknown Addresses
      We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by the Subscription Agent for those stockholders. To exercise their rights, these stockholders must notify Continental Stock Transfer & Trust Company prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.
Right to Block Exercise Due to Regulatory Issues
      We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking that clearance or approval.
      We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.
Procedures to Exercise Rights
      Please do not send subscription certificates or related forms to us. Please send the properly completed and executed subscription certificate together with full payment to Continental Stock Transfer & Trust Company.
      You should read carefully the forms of subscription certificate and related instructions and forms which are discussed in this prospectus. You should call the Subscription Agent promptly with any questions you may have.

      You may exercise your rights by delivering to the Subscription Agent, at the address specified in the instructions accompanying this prospectus, at or prior to the expiration date:

•	Properly completed and executed subscription certificate(s) which evidence your rights. See “Delivery of Subscription Certificate” below for instructions on where to send these.

•	Payment in full of the subscription price for each share you wish to purchase under the subscription privilege. See “Required Forms of Payment of Subscription Price” below for payment instructions.
Signature Guarantee
      If you are not a broker, bank or other eligible institution, you must obtain a signature guarantee on the subscription certificate from a broker, bank or other institution eligible to guarantee signatures in order to transfer as permitted the subscription certificate in whole or to transfer a portion of your rights.
Required Forms of Payment of Subscription Price
      The subscription price is $4.80 per post-reverse split share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.
      If you exercise any rights, you must deliver full payment in the form of:

•	A check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Continental Stock Transfer & Trust Company, Subscription Agent; or

•	By wire transfer of funds to the account maintained by the Subscription Agent for this rights offering at JP Morgan Chase Bank, New York, NY, ABA No. 021 000 021, Acct. No. 475-501012 for the benefit of TIMCO Aviation Services, Inc., Attention: Continental Stock Transfer & Trust Company
      In order for you to timely exercise your rights, Continental Stock Transfer & Trust Company must actually receive the subscription price before the expiration date in the form of:

•	A personal check, which must have timely cleared payment;

•	A certified or cashier’s check or bank draft drawn upon a U.S. bank or a U.S. postal money order; or

•	Collected funds in Continental Stock Transfer & Trust Company’s account.
      FUNDS PAID BY UNCERTIFIED PERSONAL CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, IF YOU PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK, YOU SHOULD MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO ENSURE THAT YOUR CHECK ACTUALLY CLEARS AND THE PAYMENT IS RECEIVED BEFORE THAT TIME. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier’s check, money order or wire transfer of funds.
Delivery of Subscription Certificate
      All subscription certificates, payments of the subscription price, nominee holder certifications, and notices of guaranteed delivery to the extent applicable to your exercise of rights, must be delivered to Subscription Agent as follows:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: Reorganization Department
      Eligible institutions may also deliver documents by facsimile transaction. Continental Stock Transfer & Trust Company’s facsimile number is (202)616-7610. You should confirm receipt of all facsimiles by calling (202) 509-4000 (Ext. 536).

Special Procedure Under “Notice of Guaranteed Delivery” Form
      If you wish to exercise rights but cannot ensure that Continental Stock Transfer & Trust Company will actually receive the executed subscription certificates before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

•	Full payment must be received by Continental Stock Transfer & Trust Company prior to the expiration date for all shares you desire to purchase pursuant to the subscription privilege;

•	A properly executed Notice of Guaranteed Delivery substantially in the form distributed by TIMCO Aviation Services with your subscription certificate must be received by Continental Stock Transfer & Trust Company at or prior to the expiration date;

•	The Notice of Guaranteed Delivery must be executed by both you and one of the following:

•	A member firm of a registered national securities exchange,

•	A member of National Association of Securities Dealers, Inc. (NASD),

•	A commercial bank or trust company having an office or correspondent in the United States, or

•	Other eligible guarantor institution qualified under a guarantee program acceptable to Subscription Agent.

•	The co-signing institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to Continental Stock Transfer & Trust Company within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

•	The properly completed subscription certificate(s) with any required signature guarantee must be received by Continental Stock Transfer & Trust Company within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.

•	If you are a nominee holder of rights, a properly completed “Nominee Holder Certification” must also accompany the Notice of Guaranteed Delivery.

•	A Notice of Guaranteed Delivery may be delivered to Continental Stock Transfer & Trust Company in the same manner as subscription certificates at the address set forth above under “The Rights Offering — Delivery of subscription certificate.
      Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Continental Stock Transfer & Trust Company, whose address and telephone numbers are set forth above.
Incomplete Forms; Insufficient Payment
      If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (i) you will be deemed to have exercised the basic subscription privilege to the full extent of the payment received, and (ii) if any excess funds remain, you will be deemed to have exercised the oversubscription privilege to the extent of the remaining funds. TIMCO Aviation Services will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail, and interest will not be payable on amounts refunded.
Prohibition on Fractional Shares
      Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding, without interest, any payment received for a fractional share as soon as practicable.

Instructions to Nominee Holders
      If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of the stock, we are requesting you to contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.
      To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to Continental Stock Transfer & Trust Company with the proper payment.
Risk of Loss on Delivery of Subscription Certificate Forms and Payments
      Each holder of rights bears all risk of the method of delivery to Continental Stock Transfer & Trust Company of its subscription certificate and payment of the subscription price.
      If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to subscription agent and clearance of payment prior to the expiration date.
      Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check, money order or wire transfer of funds.
Procedures for DTC Participants
      We expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) will be made through the facilities of The Depository Trust Company (commonly known as “DTC”). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as “DTC Exercised Rights.” If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to Continental Stock Transfer and Trust Company, at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call Continental Stock Transfer and Trust Company at (212) 509-4000 (Ext. 536) to obtain copies of the DTC oversubscription exercise form and the Nominees Holder Certification.
Transferability of Rights

Permitted Transfers
      In general, the rights are not transferable and may be exercised only by the persons to whom they are issued (each, a “holder”). Rights may, however, be transferred by the holder to the following persons (the “permitted transferees”):

•	To the holder’s immediate relatives, i.e., spouse, children and parents;

•	To entities wholly owned or controlled by the holder;

•	If the holder is a corporation or partnership owned or controlled by one person or entity, to the person or entity that owns or controls the holder;

•	If the holder is a trust, to the settlors, grantors, trustees or beneficiaries of the trust or immediate relatives or entities wholly owned or controlled by such settlors, grantors, trustees or beneficiaries; and

•	By operation of law in the event of death or dissolution of the holder.
      In any transfer, we will rely on your certification that the transferee is a permitted transferee. We may, at our option, request proper showing of your relationship to the transferee, and, if we are not satisfied, we have the option of not acknowledging or giving effect to the purported transfer.

Method Of Transfer
      You may transfer rights in whole by endorsing the subscription certificate for the transfer. Please follow the instructions for transfer included in the information sent to you with your subscription certificate. You may not transfer less than a whole right. If you transfer only a portion of the rights (but not fractional rights), you should deliver your properly endorsed subscription certificate to Continental Stock Transfer & Trust Company. With your subscription certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the permitted transferee (and to issue a new subscription certificate to the transferee for such transferred rights). If there is sufficient time before the expiration of the rights offering, Continental Stock Transfer & Trust Company will send you a new subscription certificate evidencing the balance of the rights issued to you but not transferred.
      You should also allow two to seven business days for your transferee to exercise the rights evidenced by the new subscription certificate. The amount of time needed by your transferee to exercise its rights depends upon the method by which the transferee delivers the subscription certificate and the method of payment made by the transferee. Neither TIMCO Aviation Services nor Continental Stock Transfer & Trust Company will be liable to the transferor or transferee of rights if the subscription certificate or other required documents are not received in time for exercise prior to the expiration date.
      You will receive a new subscription certificate upon a partial exercise only if Continental Stock Transfer & Trust Company receives your properly endorsed subscription certificates no later than 5:00 p.m., New York City time, five business days before the expiration date. Continental Stock Transfer & Trust Company will not issue a new subscription certificate if your subscription certificate is received after 5:00 p.m., New York City time, five business days before the expiration date. If your instructions and the subscription certificates are not received by Continental Stock Transfer & Trust Company by the expiration date, you will lose your power to exercise your remaining rights.
      Unless you make other arrangements with the Subscription Agent, a new subscription certificate issued to you after 5:00 p.m., New York City time, five business days before the expiration date will be held for pick-up by you after such day at the Subscription Agent’s hand delivery address provided herein. You bear the responsibility for all newly-issued subscription certificates; if you request a re-issuance of a subscription certificate, the delivery of that document will be at your risk.
How Procedural and Other Questions are Resolved
      We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.
      Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither TIMCO Aviation Services nor Continental Stock Transfer & Trust Company have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document. They will not incur any liability for failure to give such notification.
      We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering, or is not in proper form, or if the exercise of rights would be unlawful or materially burdensome.
Issuance of Stock Certificates
      Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. Continental Stock Transfer & Trust Company will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to those exercising rights. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights
      You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions, Notice of Guaranteed Delivery or Nominee Holder certification form to:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (212) 509-4000 (Ext 536)

or

Morrow & Co., Inc.
(800) 607-0088
DESCRIPTION OF OUR CAPITAL STOCK
      Our authorized capital currently consists of 500,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, we had 256,559,172 shares of pre-reverse split common stock outstanding and no shares of preferred stock were outstanding.
      There is currently a proposal before the stockholders to, in connection with the proposed one-new-share-for-40-old-shares reverse split, decrease our number of authorized shares of common stock to 100,000,000 shares. The number of authorized preferred shares will remain at 1,000,000 shares. Further, our stockholders will be asked to approve a one-new-share-for-forty-old-shares reverse split of our outstanding common stock, reducing the common stock owned by our current holders to 6,413,979 shares.
Common Stock
      Each holder of common stock is entitled to one vote for each share held of record on all matters presented to stockholders, including the election of directors. In the event of a liquidation, dissolution or winding up of TIMCO Aviation Services, the holders of common stock are entitled to share equally and ratably in the assets of TIMCO Aviation Services, if any, remaining after paying all debts and liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.
      Holders of common stock are entitled to receive dividends if, as, and when declared by the board of directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and outstanding, all subject to any dividend restrictions in our credit facilities. No dividend or other distribution (including redemptions and repurchases of shares of capital stock) may be made, if after giving effect to such distribution, we would not be able to pay our debts as they come due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of preferred stock.
Preferred Stock
      Our board of directors is authorized, without further stockholder action, to divide any or all shares of the authorized preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, other than the Series A Junior Participating Preferred stock which was authorized in November 1999 in connection with the adoption of our stockholders’ rights plan, our board of directors has not authorized any series of preferred stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of preferred stock. The issuance of preferred stock with voting rights or conversion rights may adversely affect the voting power of common stock, including the loss of voting control to others. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of TIMCO Aviation Services.
Provisions of the Certificate and Bylaws
      A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of our board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the classified board of directors (which we are proposing to declassify) and the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to our stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contests, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect the interest of us and all of our stockholders.
      Issuance of Rights. The certificate authorized the board of directors to create and issue rights (the “rights”) entitling the holders thereof to purchase from us shares of capital stock or other securities. The times at which, and the terms upon which, the rights are to be issued may be determined by the board of directors and set forth in the contracts or instruments that evidence the rights. The authority of the board of directors with respect to the rights includes, but is not limited to, the determination of (1) the initial purchase price per share of the capital stock or other securities of TIMCO Aviation Services to be purchased upon exercise of the rights, (2) provisions relating to the times at which and the circumstances under which the rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of TIMCO Aviation Services, (3) antidilutive provisions which adjust the number or exercise price of the rights or amount or nature of the securities or other property receivable upon exercise of the rights, (4) provisions which deny the holder of a specified percentage of the outstanding securities of TIMCO Aviation Services the right to exercise the rights and/or cause the rights held by such holder to become void, (5) provisions which permit TIMCO Aviation Services to redeem the rights and (6) the appointment of a rights agent with respect to the rights.
      Meetings of Stockholders. The bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law. The bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, the bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.
      No Stockholder Action by Written Consent. The certificate provides that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.
      Amendment of the Certificate. The certificate provides that an amendment thereof must first be approved by a majority of the board of directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided, however, that the affirmative vote of 80% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate.

      Amendments of Bylaws. The certificate provides that the board of directors or the stockholders may amend or repeal the bylaws. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the board of directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.
OTC Bulletin Board
      Our common stock is traded on the OTC Bulletin Board under the symbol “TMAS”.
Transfer Agent, Subscription Agent and Warrant Agent
      The transfer agent for the common stock, the subscription agent for the rights offering and the warrant agent for our common stock purchase warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004. Continental Stock Transfer & Trust Company can be called at (202) 509-4000.
PLAN OF DISTRIBUTION
      We are offering shares of our common stock directly to you pursuant to this subscription rights offering. We have not employed any brokers, dealers, or underwriters in connection with the solicitation or exercise of subscription privileges in this subscription rights offering and no commissions, fees, or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commission or compensation for such services other than their normal employment compensation.
      TIMCO Aviation Services, Inc. will pay the fees and expenses of Continental Stock Transfer & Trust Company, as subscription agent, and also has agreed to indemnify the subscription agent from any liability it may incur in connection with the rights offering.
      On or about                     , 2005, we will distribute the rights and copies of this prospectus to individuals who owned shares of our common stock on the record date. If you wish to exercise your rights and subscribe for new shares of common stock, you should follow the procedures described under “The Rights Offering — Procedure to Exercise Rights”. The subscription rights generally are non-transferable; there are substantial restrictions on the transfer of the rights, as described under “The Rights Offering — Transferability of Rights”.
      Our common stock is quoted on the OTC Bulletin Board maintained by NASD under the symbol “TMAS.”
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of material United States income tax consequences of the offering to the holders of the common stock upon the distribution of rights and to the holders of the rights and warrants upon their exercise.
      This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.
      This summary is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as “capital assets” within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and foreign taxpayers). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.
      HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THIS OFFERING, AS WELL AS THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.
Distribution of Rights
      Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.
Stockholder Basis and Holding Period of the Rights
      Except as provided in the following sentence, the basis of the rights received by a stockholder as a distribution with respect to such stockholder’s common stock will be zero. If, however, either (i) the aggregate fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (ii) the stockholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the stockholder’s basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance.
      The holding period of a stockholder with respect to the rights received as a distribution on such stockholder’s common stock will include the stockholder’s holding period for the common stock with respect to which the rights were distributed.
      In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase.
Transfer of the Rights
      A holder who sells rights generally will recognize gain, but not loss, equal to the excess of the sale proceeds over the tax basis, if any, of such rights or warrants. The holder’s gain on the sale of rights will be long-term capital gain if the holding period for the rights is more than one year.
Lapse of the Rights
      Holders who allow the rights received by them in this offering to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own. Purchasers of the right or warrants will recognize a loss equal to the tax basis of their rights, if such rights or warrants expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a capital loss. (See “The Rights Offering — Transferability of Rights”).
Exercise of the Rights; Basis and Holding Period of the Common Stock
      Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the purchase price for the rights or warrants and the holder’s basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

Sale of Shares
      The sale of shares will result in the recognition of gain or loss to the stockholder in an amount equal to the difference between the amount realized and the stockholder’s basis in the shares. Gain or loss upon the sale of the shares will be long-term capital gain or loss if the holding period for the shares is more than one year.
Distribution with Respect to Shares
      When a corporation makes a distribution with respect to its capital stock, the amount of the distribution received by the stockholder will be treated as a dividend which will be taxable to the stockholder as ordinary income, to the extent it is paid from the current or accumulated earnings and profits of the corporation. The amount of a distribution made in property other than cash is the fair market value of that property at the time of the distribution. United States holders that are corporations are entitled to a dividends-received deduction subject to certain limitations.
      Earnings and profits for this purpose consists of an amount based on the taxable income of the corporation as adjusted by the application of detailed rules set forth in tax regulations. A distribution will be treated as a dividend even though we have an overall deficit in our earnings and profits to the extent we have positive earnings and profits in the year in which we make the distribution (i.e., current earnings, and profits). If the amount of a distribution exceeds the current and accumulated earnings and profits of the corporation, the excess will be treated first as a tax-free return of investment up to the basis of the stock, and this amount will reduce the stockholder’s tax basis in the stock. If the distribution exceeds the current and accumulated earnings and profits, and the stockholder’s tax basis in the stock, this excess amount will be treated as capital gain to the stockholder. If the stockholder is a U.S. corporation, the stockholder would generally be able to claim a deduction equal to a portion of the amount of the distribution treated as a dividend under the foregoing rules.
      The foregoing rules will apply to any distributions made with respect to the common stock of the company.
LEGAL MATTERS
      The validity of the rights and shares of our common stock offered by this prospectus have been passed upon for us by Akerman, Senterfitt, Miami, Florida.
EXPERTS
      The consolidated balance sheets of TIMCO Aviation Services, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.
      On June 2, 2005, we retained Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2005. Simultaneously, we dismissed our current independent registered public accounting firm, KPMG LLP. The decision to change audit firms was approved by our Audit Committee.

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly, and special reports with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. You may also read and copy these reports, statements, or other information at the SEC’s regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.
      Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the sec at www.sec.gov.
      We have not authorized anyone to give any information or make any representation about the rights offering and warrant offering that is different from, or in addition to, that contained in this prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

CONSOLIDATED FINANCIAL STATEMENTS OF TIMCO AVIATION SERVICES, INC.
AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm
The Board of Directors
TIMCO Aviation Services, Inc. and subsidiaries:
      We have audited the accompanying consolidated balance sheets of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule for each of the years in the three-year period ended December 31, 2004, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP
Greensboro, North Carolina
March 14, 2005

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands, except
	share data)
ASSETS
Current Assets:
Cash and cash equivalents	$293	$1,603
Accounts receivable, net of allowance of $5,190 and $5,612 in 2004 and 2003, respectively	49,721	36,950
Inventories	22,244	25,724
Prepaid insurance	1,274	1,325
Net assets of discontinued operations	12	459
Other current assets	3,267	3,661

Total current assets	76,811	69,722
Fixed assets, net	30,537	55,100
Other Assets:
Goodwill	26,124	26,124
Deferred financing costs, net	3,263	1,590
Other	633	355

Total other assets	30,020	28,069

Total assets	$137,368	$152,891

LIABILITIES AND STOCKHOLDERS DEFICIT
Current Liabilities:
Accounts payable	$18,000	$21,446
Accrued expenses	16,214	14,554
Accrued interest	1,812	992
Revolving loan	11,692	14,705
Customer deposits	9,254	12,586
Current maturities of capital lease obligations	1,327	1,510
Current maturities of notes payable to financial institutions	1,164	291
Liabilities of discontinued operations	—	278
Other	3,453	2,300

Total current liabilities	62,916	68,662
Long-term Liabilities:
Senior subordinated notes, net:
New Senior Notes due 2006	115,800	115,800
Old Senior Notes due 2008	16,247	16,247
Term loan with a related party	14,412	8,250
Notes payable to financial institutions, net of current portion	12,945	8,209
Capital lease obligations, net of current portion	3,593	26,188
Junior subordinated notes due 2007, net	3,514	3,063
Deferred income	1,305	1,473
Other long-term liabilities	1,488	764

Total long-term liabilities	169,304	179,994
Commitments and Contingencies (See notes)
Stockholders’ Deficit:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated Series A Junior participating	—	—
Common stock, $.001 par value, 500,000,000 shares authorized, 31,640,994 issued and outstanding at December 31, 2004 and 2003	32	32
Additional paid-in capital	182,088	182,088
Accumulated deficit	(276,972)	(277,885)

Total stockholders’ deficit	(94,852)	(95,765)

Total liabilities and stockholders’ deficit	$137,368	$152,891

The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share and share data)
Operating Revenues:
Sales, net	$323,488	$242,425	$181,760
Other	—	89	213

Total operating revenues	323,488	242,514	181,973
Cost of sales	294,199	226,331	179,705

Gross profit	29,289	16,183	2,268
Operating expenses	22,636	14,761	15,574

Income (Loss) from operations	6,653	1,422	(13,306)
Interest expense	8,402	7,773	11,939
Gain resulting from debt extinguishment	—	—	(27,279)
Charge for settlement of class action litigation	—	—	4,410
Other income – net	(1,082)	(1,061)	(1,849)

Loss before income taxes and discontinued operations	(667)	(5,290)	(527)
Income tax benefit	—	(986)	(3,800)

(Loss) income from continuing operations before discontinued operations	(667)	(4,304)	3,273
Income from discontinued operations, net of income taxes	1,580	4,043	3,749

Net income (Loss)	$913	$(261)	$7,022

Basic Income (Loss) Per Share:
(Loss) income from continuing operations	$(0.02)	$(0.14)	$0.13
Income from discontinued operations	0.05	0.13	0.14

Net income (Loss)	$0.03	$(0.01)	$0.27

Diluted Income(Loss) Per Share:
(Loss) income from continuing operations	$(0.02)	$(0.14)	$0.01
Income from discontinued operations	0.05	0.13	0.02

Net income (Loss)	$0.03	$(0.01)	$0.03

Weighted average shares outstanding:
Basic	31,640,994	31,640,994	26,015,218

Diluted	31,640,994	31,640,994	255,486,344

The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT and
COMPREHENSIVE INCOME (LOSS)

	Common Stock		Additional		Total
			Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

	(In thousands, except share data)
Balance as of December 31, 2001	1,501,532	$2	$153,277	$(284,646)	$(131,367)
Net income and comprehensive income	—	—	—	7,022	7,022
Net proceeds from issuance of common stock to stockholders in connection with rights offering	24,024,507	24	19,782	—	19,806
Common stock issued to senior subordinated noteholders in connection with note exchange offer	4,504,595	5	3,744	—	3,749
Warrants issued to senior subordinated noteholders in connection with note exchange offer	—	—	785	—	785
Common stock issued to third party for services	360,360	—	631	—	631
Common stock issued in settlement of class action litigation	1,250,000	1	1,149	—	1,150
Warrants issued in settlement of class action litigation	—	—	760	—	760
Warrants issued to shareholders for credit support	—	—	702	—	702

Balance as of December 31, 2002	31,640,994	32	180,830	(277,624)	(96,762)
Net loss and comprehensive loss	—	—	—	(261)	(261)
Warrant issued to stockholder for note payable origination	—	—	1,258	—	1,258

Balance as of December 31, 2003	31,640,994	32	182,088	(277,885)	(95,765)
Net income and comprehensive income	—	—	—	913	913

Balance as of December 31, 2004	31,640,994	$32	$182,088	$(276,972)	$(94,852)

The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,

	2004	2003	2002

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$913	$(261)	$7,022
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Income from discontinued operations	(1,580)	(4,043)	(3,749)
Paid-in-kind interest note obligations	2,324	1,214	113
Write-off of deferred financing fees	145	—	—
Gain on Aerocell settlement, net of cash proceeds	—	(455)	—
Gain on restructuring of debt	—	—	(27,279)
Charge for class action settlement	—	—	4,410
Gain on sale leaseback transaction	—	—	(1,811)
Gain on Kellstrom settlement, net of cash proceeds	—	—	(1,173)
Gain on sale of subsidiary	—	—	(279)
Depreciation and amortization	5,229	5,058	4,997
Amortization of deferred financing costs	1,172	2,867	5,527
(Recovery of) provision for doubtful accounts	(375)	(838)	846
Provision for inventory obsolescence	1,936	265	8,334
Change in working capital:
Accounts receivable	(12,396)	(18,350)	7,831
Inventories	1,544	(4,358)	8,632
Other current assets	257	(1,397)	6,716
Other non-current assets	(230)	712	2,708
Accounts payable	(3,445)	6,881	(10,995)
Accrued expenses	2,802	(1,313)	(5,971)
Customer deposits	(3,332)	1,026	(2,081)
Deferred income	(168)	(168)	1,605
Other liabilities	(29)	(1,361)	1,084

Net cash (used in) provided by operating activities	(5,233)	(14,521)	6,487

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets, net of transaction expenses	24,861	—	—
Purchases of fixed assets	(2,693)	(2,304)	(3,560)
Proceeds from sale of subsidiary	—	—	9,062
Proceeds from sale leaseback with related party, net of transaction fees	—	—	2,246
Cash used in acquisitions, net of cash acquired	—	—	(1,271)

Net cash provided by (used in)investing activities	$22,168	$(2,304)	$6,477

The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	For the Years Ended December 31,

	2004		2003	2002

	(In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of amounts under senior debt facility		$327,939	$244,464	$200,910
Repayments of amounts under senior debt facility		(330,952)	(231,938)	(210,805)
Payments on capital leases		(25,002)	(1,138)	(476)
Proceeds of term loans with financial institutions		14,400	—	—
Payments of term loan with financial institutions		(8,791)	—	(13,500)
Proceeds of term loan with related party		6,162	6,950	1,300
Payments of deferred financing costs		(2,990)	(993)	(3,122)
Issuance of common stock in rights offering		—	—	19,806
Payment for Old Senior Notes in note exchange offer		—	—	(5,081)
Payment of expenses related to exchange offer		—	—	(5,031)

Net cash (used in) provided by financing activities		(19,234)	17,345	(15,999)

Net cash provided by discontinued operations		989	744	3,374

NET (DECREASE)INCREASE IN CASH AND CASH EQUIVALENTS		(1,310)	1,264	339

CASH AND CASH EQUIVALENTS, beginning of period		1,603	339	—

CASH AND CASH EQUIVALENTS, end of period		$293	$1,603	$339

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid		$3,986	$5,105	$7,362

Income taxes refunded		$(242)	$(167)	$(11,458)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of property through capital lease		$2,224	$—	$—

Value of warrant issued to stockholder in exchange for note payable origination		$—	$1,258	$—

Value of common stock and warrants issued in connection with note exchange offer and loan origination		$—	$—	$4,534

Value of common stock and warrants issued in connection with settlement of class action litigation	$		$—	$1,910

Value of warrants issued to stockholders for providing credit support		$—		$702

Value of common stock issued to third party for services		$—	$—	$631

The accompanying notes are an integral part of these consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts and Shares in Thousands, Except Per Share Data)

NOTE 1 —	DESCRIPTION OF BUSINESS, LIQUIDITY, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS
      TIMCO Aviation Services, Inc. (the “Company”) is a Delaware corporation, which through its subsidiaries, provides aircraft maintenance, repair and overhaul (“MR&O”) services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world. In July 2002, the Company sold its flight surface repair operation, Aerocell Structures. The results of this business are included in the accompanying consolidated results from continuing operations through the period of its sale. Also, in December 2000, the Company sold substantially all of the assets of its parts redistribution operation, new parts distribution operation and manufacturing operations, and in March 2004, the Company sold an office and warehouse facility located in Miramar, Florida which had been utilized by its parts redistribution operation. The results of operations for these businesses and the results of transactions subsequent to December 2000 related to the run-off of inventory and accounts receivables from the Company’s distribution operations are included in the accompanying consolidated statements of operations as discontinued operations. See Note 3 for further discussion.
      On February 28, 2002, the Company completed a significant restructuring of its capital and equity, including a note exchange and rights offering. See Note 9 for further discussion. Concurrent with the completion of the note exchange and rights offering, the Company changed its capitalization by increasing the number of its authorized shares of common stock from 30,000 shares to 500,000 shares and by reducing the number of its issued and outstanding shares of common stock by converting every ten shares of its issued and outstanding common stock into one share. Additionally, the Company changed its corporate name from “Aviation Sales Company” to “TIMCO Aviation Services, Inc.” All share and per share data contained herein reflects completion of the one-share-for-ten-shares reverse stock split.
      In January 2005, the Company announced a tender offer to the holders of its 8% Senior Subordinated Convertible PIK Notes due 2006 (“New Senior Notes”) and to the holders of its 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock. The indentures relating to the New Senior Notes and Junior Notes provide that unless the New Senior Notes and the Junior Notes are redeemed prior to their maturity, the New Senior Notes, including all previously issued PIK interest and all accrued but unpaid interest, will automatically convert at their maturity into 270,276 shares of common stock and the Junior Notes, including all previously issued PIK interest and all accrued but unpaid interest, will automatically convert at their maturity into 9,320 shares of common stock.
      On March 8, 2005, the Company’s tender offer to the holders of its New Senior Notes and Junior Notes expired. As of the expiration of the tender offer, the Company had received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes.
      At the closing of the offer, the Company issued 145,916 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering (including 19,032 premium shares), 8,058 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 1,051 premium shares), and 70,942 shares to LJH Ltd. (an entity controlled by the Company’s principal stockholder) in connection with its partial exercise of the LJH Warrant (defined below). After the closing of the offer, the Company has 256,558 shares outstanding and LJH, Ltd. owns approximately 57% of the outstanding common stock. See Note 13 for further information.
      After consummation of the offer, $61,437 of New Senior Notes and $872 of Junior Notes remain outstanding. All such notes will convert at their maturity into an aggregate of 145,705 shares of the Company’s

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
authorized but unissued common stock. Further, upon the conversion of the remaining New Senior Notes and Junior Notes into shares of common stock at their maturity, LJH Ltd. will receive an additional 62,445 shares of common stock upon the final exercise of the LJH Warrant. At such time, the Company will have 464,707 shares of common stock outstanding and LJH Ltd. will own approximately 45% of the outstanding common stock.

LIQUIDITY
      In April 2004, the Company refinanced all of its then outstanding senior debt. On April 8, 2004, the Company closed on an agreement with the CIT Group in which the Company obtained a $35,000 senior secured revolving line of credit (the “CIT Group Revolving Line of Credit”) and a $6,400 senior secured term loan (the “CIT Group Term Loan”, and collectively with the CIT Group Revolving Line of Credit, the “CIT Group Credit Facility”). The CIT Group Credit Facility matures on December 31, 2007. Effective on the same date, the Company obtained an $8,000 senior secured term loan from Hilco Capital LP (the “Hilco Term Loan”) and refinanced the $14,412 of aggregate term debt due to its principal stockholder. In addition, on March 31, 2004, the Company sold its office and warehouse facility located in Miramar, Florida and used the proceeds to repay in full the Company’s TROL financing obligation ($23,824 as of March 31, 2004). For details of these events, see Notes 3 and 4.
      For the year ended December 31, 2004, the Company incurred a loss from continuing operations of $667. The Company also had a net stockholders’ deficit as of December 31, 2004 and continued to require additional cash flow above amounts currently being provided from operations to meet its working capital requirements. Additionally, at certain times during 2002, and during the quarter ended March 31, 2003, the Company was out of compliance with the financial covenants contained in its then existing Amended Credit Facility and Tax Retention Operating Lease (“TROL”) financing arrangements. The Company, however, has obtained a waiver of non-compliance with all financial covenants and thereby cured these covenant violations. See Note 4 for particulars.
      The Company’s ability to service its debt obligations as they come due, including maintaining compliance with the covenants and provisions of all of its debt obligations is dependent upon the Company’s future financial and operating performance. That performance, in turn, is subject to various factors, including certain factors beyond the Company’s control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, as a result of the state of the general economy, fluctuations in the price of jet fuel, a significant decline but partial resurgence, from calendar year 2000, in passenger airline travel, the currently on-going global war on terrorism, the war in Iraq, and a competitive price reduction in airfare prices, the airline industry, and thus the Company’s customer base, has been significantly impacted. The result for some carriers has been the filing for protection under Chapter 11 of the United States Bankruptcy Code. These factors have also resulted in some of the Company’s competitors exiting the maintenance, repair, and overhaul business.
      The Company is highly leveraged and has significant obligations under its outstanding debt and lease agreements. As a result, significant amounts of cash flow from operations are needed to make required payments of the Company’s debt and lease obligations, thereby reducing funds available for other purposes. Even if the Company is able to meet its debt service and other obligations when due, the Company may not be able to comply with the covenants and other provisions under its debt instruments. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of these debt obligations. It would also permit the lenders to terminate their commitments to extend additional credit under their financing agreements. Our senior credit facilities provide for the termination of the financing agreements and repayment of all obligations in the event of a material adverse change in the Company’s business, as defined. If the Company was unable to meet its obligations under its debt instruments, or if the Company could not obtain waivers of defaults under any such agreements (including defaults caused by the

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
failure to meet financial covenants), the lenders could proceed against the collateral securing these financing obligations and exercise all other rights available to them. While the Company expects that it will be able to make all required debt payments and meet all financial covenants in 2005, there can be no assurance that it will be able to do so.

PRINCIPLES OF CONSOLIDATION
      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Investments in joint ventures are accounted for under the equity method of accounting. All significant intercompany transactions and balances have been eliminated.

ACCOUNTING ESTIMATES
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Principal estimates made by the Company include the estimated losses on disposal of discontinued operations, provisions to reduce inventory to the lower of cost or fair value, the estimated profit or loss to be recognized as aircraft maintenance, design and construction services are performed, the allowances for doubtful accounts and notes receivable, the realizability of its investment in affiliates, the recoverability of its long-lived assets and goodwill, medical benefit accruals, the estimated fair value of the facilities under capital leases, and the accruals for litigation and environmental costs. A principal assumption made by the Company is that inventory will be utilized in the normal course of business and may be held for a number of years.

RECLASSIFICATIONS
      Certain amounts in the 2002 and 2003 financial statements have been reclassified to conform with the 2004 presentation.

CASH AND CASH EQUIVALENTS
      The Company considers all deposits with an original maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION
      Revenues from aircraft maintenance services are recognized and unbilled receivables are recorded based upon the percentage of completion method. Unbilled receivables are billed on the basis of contract terms (which are generally on completion of an aircraft) and deliveries. The Company recognizes revenue within its engine facility upon shipment of the overhauled engine. Also, the Company exchanges rotable parts in need of service or overhaul for new, overhauled or serviceable parts in its inventory for a fee. Fees on exchanges are recorded as sales at the time the unit is shipped. In addition, gain on sales of equipment on lease is included in other operating revenue in the accompanying consolidated statements of operations.

ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK
      The Company provides MR&O services to commercial airlines, air cargo carriers, distributors, maintenance facilities, corporate aircraft operators and other companies. The Company performs periodic credit evaluations of its customers’ financial conditions and provides allowances for doubtful accounts as required. Accrued sales not billed for aircraft maintenance services are billed on the basis of contract terms (which are

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
generally on completion of an aircraft) and deliveries. Accrued sales not billed amounted to $11,601 and $11,247 at December 31, 2004 and 2003, respectively, and are included in accounts receivable in the accompanying consolidated balance sheets. Additionally, billings in excess of costs approximated $3,453 and $2,275 at December 31, 2004 and 2003, respectively, and are included in other current liabilities in the accompanying consolidated balance sheets.
      The Company’s top ten customers accounted for approximately 78.2%, 75.9%, and 81.6% of operating revenues, respectively, for the years ended December 31, 2004, 2003 and 2002. One customer accounted for 28.2%, 26.0%, and 23.9%, a second customer accounted for 14.0%, 17.1%, and 18.3%, a third customer accounted for 11.7%, 7.6%, and 3.1%, a fourth customer accounted for 4.3%, 6.6%, and 11.9%, and a fifth customer accounted for 3.3%, 5.7%, and 10.5%, of operating revenues for the years ended December 31, 2004, 2003 and 2002, respectively. No other customer accounted for more than 10% of operating revenues during fiscal years 2004, 2003 and 2002. While the relative significance of any particular customer varies from period to period, the loss of, or significant curtailments of purchases of our services by, one or more of our significant customers at any time, would adversely affect our revenue and cash flow.
      As of December 31, 2004, one customer accounted for 24.2%, a second customer accounted for 14.4%, and a third customer accounted for 10.6% of accounts receivable. As of December 31, 2003, one customer accounted for 20.3%, a second customer accounted for 14.4%, a third customer accounted for 14.2%, and a fourth customer accounted for 10.6% of accounts receivable. In each case, the largest customer is an airline that is currently in a proceeding under Chapter 11 of the United States Bankruptcy Code. As a result of these and other credit exposures identified within our customer base (including exposures relating to the pre-bankruptcy operations of the Company’s largest customer), during the fourth quarter of 2002 the Company recorded an additional bad debt provision of approximately $1,300.

INVENTORIES
      Inventories, which consist primarily of new, overhauled, serviceable and repairable aircraft parts, are stated at the lower of cost or fair value on primarily a specific identification basis and aircraft parts usage analysis. In instances where bulk purchases of inventory items are made, cost is determined based upon an allocation by management of the bulk purchase price to the individual components. Expenditures required for the recertification of parts are capitalized as inventory and are expensed as the parts associated with the recertification are sold. Cost of inventory includes raw materials, labor and overhead. The Company maintains raw materials, work in progress and finished goods inventories in support of its operations.
      At December 31, 2004 and 2003, inventories consisted of the following:

	2004	2003

Finished goods	$14,274	$14,268
Work in progress	6,455	10,136
Raw materials	1,515	1,320

	$22,244	$25,724

      The Company records a write-down to inventory to reduce the carrying value of its inventory to the lower of cost or market value. In determining fair value, the Company assumes that its inventory will be utilized in the normal course of business and not on a liquidation basis. Such inventory may be held for periods beyond one year. Provisions for reduction of inventory values during 2004, 2003, and 2002 were $1,936, $265, and $8,334, respectively.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

EQUIPMENT ON LEASE
      The Company previously leased equipment to customers in the airline industry on a worldwide basis through noncancellable operating leases ranging from one to ten year terms. Operating lease income was been recognized on a straight-line basis over the term of the underlying leases and was included in other operating revenue in the accompanying consolidated statements of operations. The cost of equipment on lease is amortized, principally on a straight-line basis, to the estimated remaining net realizable value over the shorter of the lease term or the economic life of the equipment. The Company has fully liquidated its leased assets portfolio as of December 31, 2003, with all equipment leases expiring, and the Company is no longer in the equipment leasing business. Amortization expense on leased equipment amounted to $0, $0, and $360, respectively, for the years ended December 31, 2004, 2003 and 2002.

FIXED ASSETS, NET
      Fixed assets are stated at cost, and at December 31, 2004 and 2003, consisted of the following:

	Depreciable Life	2004	2003

Capitalized lease assets	25 & 40 years	$6,215	$29,617
Machinery and equipment	3 to 7 years	39,869	36,809
Furniture and fixtures	3 to 5 years	2,484	2,453
Leasehold improvements	Shorter of lease term or useful life	30,725	30,818

		79,293	99,697
Accumulated depreciation		(48,756)	(44,597)

		$30,537	$55,100

      For financial reporting purposes, the Company provides for depreciation of fixed assets using the straight-line method at annual rates sufficient to amortize the cost of the assets less estimated salvage values over the assets’ estimated useful lives. Maintenance and repair expenditures are charged to expense as incurred, and expenditures for improvements and major renewals are capitalized. The carrying amounts of assets which are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in the statement of operations. Depreciation expense, included within continuing and discontinued operations, amounted to $5,229, $5,514, and $5,170 for the years ended December 31, 2004, 2003 and 2002, respectively.
      Impairments of long-lived assets are recognized when events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable and the Company’s estimate of undiscounted cash flows over the assets’ remaining estimated useful life are less than the assets’ carrying value. Measurement of the amount of impairment may be based upon appraisals, market values of similar assets or estimated discounted future cash flows resulting from the use and ultimate disposition of the asset. Throughout fiscal years 2004, 2003 and 2002, the Company has reviewed the carrying value of long-term fixed assets for impairment and has concluded that the estimated future operating cash flows anticipated to be generated during the remaining life of these assets support the current net carrying value of these assets, thus, no impairment charges have been recorded for such periods.

INTANGIBLE ASSETS
      Costs associated with obtaining financing are included in the accompanying consolidated balance sheets as deferred financing costs and are being amortized over the terms of the loans to which such costs relate. Amortization of deferred financing costs included in continuing operations for the years ended December 31,

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2004, 2003 and 2002 was $1,172, $2,867, and $5,527, respectively, and is included in interest expense in the accompanying consolidated statements of operations. During 2004, as a result of the Company’s refinancing activities (see Note 4), the Company expensed approximately $145 of deferred financing costs. This expense, which related to the Amended Credit Facility, is included in interest expense within the accompanying consolidated statement of operations for the year ended December 31, 2004. Also during 2002, in conjunction with the Company’s capital and equity restructuring (see Note 9), deferred financing costs of $2,728 were written off. In accordance with SFAS No. 15, this charge was included as a reduction to the gain on restructuring of debt that was recorded and included within the accompanying consolidated statement of operations for the year ended December 31, 2002. The cost and accumulated amortization of deferred financing costs as of December 31, 2004 and 2003 is as follows:

	2004	2003

Original basis	$7,447	$4,457
Accumulated amortization	(4,184)	(2,867)

	$3,263	$1,590

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Intangible Assets.” SFAS No. 142 eliminates the requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with defined lives and addresses the impairment testing and recognition for goodwill and intangible assets. SFAS No. 142 applies to goodwill and intangible assets arising from transactions completed before and after the Statement’s effective date of January 1, 2002 and requires that goodwill no longer be amortized, but tested for impairment at least annually. As a result of the adoption of SFAS No. 142, the Company recorded no goodwill amortization for the years ended December 31, 2004, 2003 or 2002. At December 31, 2004, the Company had goodwill of $26,124, which is subject to the new impairment tests prescribed under the statement. The Company adopted SFAS No. 142 on January 1, 2002. In accordance with SFAS No. 142, the Company has elected July 31st as it annual impairment assessment date. The Company has completed its initial impairment assessment as of January 1, 2002, and its annual impairment assessments as of July 31, 2002, July 31, 2003 and July 31, 2004, and has concluded that no impairment charge was required. Absent a significant change in the Company’s operating environment, the Company’s assessment of goodwill impairment will next be re-evaluated as of July 31, 2005 (the annual assessment date).

CUSTOMER DEPOSITS
      In the normal course of its business, the Company receives payments from customers in excess of costs that it has expensed on contracts. These deposits do not typically extend beyond a short-term period.

DEFERRED INCOME
      As discussed in Note 5, during 2002 the Company sold the real estate and fixtures at one of its locations to the Company’s principal stockholder. Simultaneous with this sale, the Company entered into a lease agreement with the principal stockholder for significantly all of these assets. As the lease agreement qualifies for sale-leaseback accounting, the Company has deferred the gain on sale of approximately $1,700 and will amortize this gain to income over the 10-year term of the lease agreement. The unamortized deferred income as of December 31, 2004 and 2003, which approximated $1,305 and $1,473, respectively, is reflected as deferred income within the accompanying consolidated balance sheets.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

ENVIRONMENTAL COSTS
      Environmental expenditures that relate to current operations are expensed as incurred. Remediation costs that relate to existing conditions caused by past operations are accrued when it is probable that these costs will be incurred and can be reasonably estimated. Environmental expenses are included in operating expenses in the accompanying consolidated statements of operations.

STOCK COMPENSATION PLANS
      As permissible under SFAS No. 123, “Accounting For Stock-Based Compensation,” the Company currently accounts for all stock-based compensation arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting For Stock Issued To Employees,” as interpreted by Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting For Certain Transactions Involving Stock Compensation”. Accordingly, no compensation cost is currently recognized for stock option awards granted to employees at or above fair market value.
      The following table illustrates the effects on net income and earnings per share if the Company had applied the fair value recognition of FASB Statement No. 123 to stock-based employee compensation:

	Years Ended December 31,

	2004	2003	2002

Net income (loss) — as reported	$913	$(261)	$7,022
Additional expense	(247)	(703)	(2,391)
Net income (loss) — pro forma	666	(964)	4,631
Net income (loss) per share, basic — as reported	0.03	(0.01)	0.27
Net income (loss) per share, diluted — as reported	0.03	(0.01)	0.03
Net income (loss) per share, basic — pro forma	0.02	(0.03)	0.18
Net income (loss) per share, diluted — pro forma	0.02	(0.03)	0.02

INCOME TAXES
      The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS 109, deferred tax assets or liabilities are computed based upon the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability from period to period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance would be included in the provision for deferred income taxes in the period of change. See Note 7.

FINANCIAL INSTRUMENTS
      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and customer deposits approximate fair value due to the short maturity of the instruments and the provision for what management believes to be adequate reserves for potential losses. Management believes the fair values of the CIT Group Revolving Line of Credit, CIT Group Term Loan, the Hilco Term Loan, and capital leases approximate the carrying amounts of the obligations in the accompanying consolidated balance sheets because management believes the interest rate of those obligations to be fair market interest rates. At December 31, 2004, the aggregate carrying value of the New Senior Notes, Old Senior Notes, Junior Notes, and term loan to related party, approximated $149,973, while the fair value of these obligations approximated $155,734.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

COMPREHENSIVE INCOME (LOSS)
      For all periods presented, comprehensive income (loss) is equal to net income or loss.

SEGMENT REPORTING
      The Company operates its businesses as a single segment: airline MR&O services.

RECENTLY ISSUED ACCOUNTING STANDARDS
      In January 2003, the FASB issued Interpretation 46, “Consolidation of Variable Interest Entities”. This Interpretation was subsequently revised in December 2003. This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. An enterprise shall consolidate a variable interest entity, as defined, if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both. Based on the revision performed in December 2003, this Interpretation became effective for the Company beginning with the first quarter of fiscal 2004 (ending March 31, 2004). The Company has adopted this Interpretation with no material impact on the consolidated financial statements.
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 and will be adopted by the Company during the third quarter of 2005 (ending September 30, 2005). The Company has not completed its assessment of the impact, if any, that this Statement will have on its results of operations.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” which clarifies the types of costs that should be expensed rather than capitalized as inventory. This statement also clarifies the circumstances under which fixed overhead costs associated with operating facilities involved in inventory processing should be capitalized. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005 and will be adopted by the Company on January 1, 2006. The Company has not completed its assessment of the impact, if any, that this Statement will have on its financial position or results of operations.

NOTE 2 —	BUSINESS COMBINATIONS
      In October 2002, the Company completed the purchase of the outstanding stock of Brice Manufacturing Company (Brice) for a purchase price of $1,272 and the assumption of approximately $1,385 of liabilities. Brice, located in Pacoima, California, manufactures and markets an extensive range of aircraft seats, seat related products and services to airlines, leasing companies, airframe manufacturers, and overhaul facilities throughout the world. The acquisition has been accounted for under the purchase method of accounting and accordingly, the purchase price has been fully allocated to the assets purchased and liabilities assumed based upon the fair values at the date of acquisition. The result of operations for Brice have been included in the accompanying consolidated statement of operations from the date of acquisition.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Accounts receivable	$779
Inventory	1,366
Property and equipment, net	405
Other assets	107

Total assets acquired	$2,657

Accounts Payable	$324
Accrued Expenses	1,061

Total liabilities assumed	$1,385

      The Company financed its purchase of Brice through a $1,300 loan from the Company’s principal stockholder. The principal stockholder also agreed to loan the Company additional amounts equal to the Company’s costs relating to the Brice acquisition and amounts required to fund any monthly shortfalls of earnings before interest, taxes, depreciation and amortization (EBITDA) from Brice’s operations (the “Keepwell” agreement). From the date of acquisition through May 14, 2003, there was approximately $60 of funding requirements. The Company’s note to its principal stockholder was unsecured, bore interest at LIBOR plus 5.5% and was due on the earlier of January 31, 2004 or the termination of the revolving credit facility. This loan has been modified during 2003 and 2004. See Note 4.

NOTE 3 —	SALE OF ASSETS AND OPERATING ENTITIES
      In March 2004, the Company sold an office and warehouse facility located in Miramar, Florida that had previously been used in its parts redistribution operation for a sales price of $26,000. See Note 4 for particulars of this sales transaction and resulting repayment of the Company’s TROL financing that was secured by the assets of this facility. The Company recorded the gain from its sale of the Miramar facility along with the related rental income, depreciation expense and interest expense within income from discontinued operations. Additionally, rental income, depreciation expense and interest expense for the years ended December 31, 2003 and 2002 have been reclassified to income from discontinued operations within the accompanying consolidated statements of operations.
      In December 2003, the Company entered into an agreement to sell an idle facility located in Covington, Kentucky. This facility was previously part of the Company’s manufacturing operations and had no operations since fiscal 2000. The net sales price was $454 and is included within net assets of discontinued operations as of December 31, 2003 within the accompanying consolidated balance sheet. The resulting gain on this sale of $411 is included within income from discontinued operations within the accompanying consolidated statement of operations for the year ended December 31, 2003. The cash proceeds related to this sale were fully funded in February 2004.
      During fiscal year 2003, the Company recognized income from discontinued operations of approximately $2,770 resulting from the elimination and settlement of contingency exposures and obligations relating to its parts redistribution operations and new parts bearings operations, both of which were sold in December 2000, based on a current evaluation of these exposures.
      In July 2002, the Company completed the sale of substantially all of the assets and business of its Aerocell Structures (“Aerocell”) operation. The net sales price was $9,600 (subject to the post-closing adjustments described below), of which $9,062 was received in cash at the closing. The results of operations for Aerocell are included within income from continuing operations through the date of its sale. The Company used the proceeds of the Aerocell sale to repay $7,000 of term loans and for working capital. Pursuant to the

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
asset purchase agreement relating to the Aerocell sale, the Company represented to the buyer that the value of the Aerocell assets at the closing date were at least $11,700. The agreement provided procedures relating to the determination of the closing date value of the Aerocell assets and required a post-closing payment to the purchaser (on a dollar-for-dollar basis) if it was ultimately determined that the closing date value of the Aerocell assets were lower than the targeted amount. The Agreement also provided that certain funds held in escrow ($500) were to be held to support certain indemnification rights provided in the Agreement, and, provided that no claims for indemnity had been asserted, the funds being held in escrow were to be released one year after the Closing Date. There was also certain inventory of Aerocell which the Company would have to pay up to $200 in cash one year from the closing if that inventory was not sold or consumed by that date.
      For all contingency exposures relating to the sale of Aerocell, which included working capital adjustments and inventory repurchases, the Company recorded certain accruals as of December 31, 2002, in the aggregate amount of $455. During fiscal 2003, however, the Company entered into an agreement that globally settled all unresolved purchase price issues and inventory repurchase obligations. As part of this settlement, the Company released approximately $350 of the funds held in escrow to the purchaser. Further, as a result of the settlement, the Company was released from all contingencies for working capital adjustments and inventory repurchases. In light of the settlement, during fiscal 2003 the Company reversed all accruals for contingency exposures and received the net cash amount of the escrow funds (approximately $115). The total gain resulting from the settlement ($570) has been reflected within other income — net in the accompanying consolidated statement of operations for the year ended December 31, 2003.
      During 2000, the Company sold substantially all of the assets of its parts redistribution operation, its new parts distribution operation and its manufacturing operations. See the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 for particulars of the sales of these operations. In July 2002, the Company closed on the transactions contemplated by the Post-Closing Resolution Agreement, dated as of June 10, 2002 (the “PCRA”) between the Company and Kellstrom. This settlement resolved and settled globally outstanding disputes between the Company and Kellstrom (the “Settlement”) relating to matters arising out of the Company’s December 2000 sale of substantially all of the assets of its redistribution operation to Kellstrom.
      As part of the Settlement:

a. Kellstrom purchased certain furniture, fixtures and equipment (“FF&E”), approximately $7,700, net, from Aviation Sales Distribution Services Company (“ASDC”), a subsidiary of the Company, which equipment was being used by Kellstrom in the operation of its business;

b. Kellstrom “put” certain uncollected, fully reserved accounts receivable, which were sold by ASDC to Kellstrom as part of the sale of the assets of the redistribution operation to the Company in accordance with the terms of the Asset Purchase Agreement, dated December 1, 2000, among Kellstrom, the Company and ASDC (the “APA”);

c. Kellstrom and the Company resolved outstanding purchase price adjustment disputes under the APA;

d. The Company and Kellstrom settled and setoff amounts (approximately $1,200) due and owing in the ordinary course between Kellstrom and the Company, including certain rental amounts owed by Kellstrom under the Miramar Lease (defined below);

e. Kellstrom’s sub-lease (the “Miramar Lease”) of the Company’s previously owned 525,000 square foot Miramar, Florida warehouse and office facility (the “Miramar Facility”) was amended (the “Amended Kellstrom Lease”) to provide for a term of twenty (20) years with an annual minimum rental of $2,750 for the first five years, $3,000 for years six through ten and at fair market value thereafter (all subject to CPI increases). Further, the Amended Kellstrom Lease provided Kellstrom

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with a one-time right to terminate the Amended Kellstrom Lease upon the completion of the 7th lease year after the closing of the Settlement (See discussion above and within Note 4 for particulars of the sale of this warehouse and office facility);

f. The Non-Competition Agreement between the Company and Kellstrom was amended to, among other things, allow the Company’s Aerocell Structures flight surfaces MR&O operation to exchange flight surfaces with its customers and to allow the Company, during the six months following the completion of the Settlement, to sell up to $4,000 of aircraft parts in the open market; and

g. The Cooperation Agreement between Kellstrom and the Company, which obligated the Company to purchase aircraft parts from Kellstrom, was terminated.
      The closing of the Settlement resulted in a net cash payment to the Company of approximately $400. For the year ended December 31, 2002, the Company recorded a gain of $1,600 for the Settlement transactions described above. This gain has been included within other income, net ($700) and income from discontinued operations ($900) within the accompanying consolidated statement of operations.
      A summary of the assets and liabilities of the discontinued operations as of December 31, 2004 and 2003 is as follows:

	2004	2003

Accounts receivable, net	$12	$5
Inventories, net	—	—
Fixed assets at net realizable value	—	454

Assets of discontinued operations	12	459
Accounts payable and accrued expenses	—	(228)
Notes payable	—	(50)

Liabilities of discontinued operations	$—	$(278)
      The above asset amounts are net of valuation allowances of $4,971 and $5,015 as of December 31, 2004 and 2003, respectively.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	LONG-TERM DEBT
      Long-term debt at December 31, 2004 and 2003 consisted of the following:

	2004	2003

New Senior Subordinated Notes, due in 2006 interest (paid-in-kind) at 8.000% (“New Senior Notes”)	$115,800	$115,800
Old Senior Subordinated Notes, due in 2008 interest at 8.125% (“Old Senior Notes”)	16,247	16,247
Junior Subordinated Notes, due in 2007 interest (paid-in-kind) at 8.000% (“Junior Notes”)	3,514	3,063
Term loan with a related party, due in 2008 interest paid-in-kind at 12.000% and cash at 6.000%	14,412	—
The CIT Group Revolving Line of Credit, due in 2007 interest at Prime and/or Libor plus an advance rate (4.940%)	11,692	—
The CIT Group Term Loan, due in 2007 interest at the prevailing rate of the CIT Group Revolving Line of Credit plus 1.000% (5.940%)	6,109	—
Hilco Term Loan, due in 2007 interest at Prime plus an advance rate (10.250%)	8,000	—
Tax Retention Operating Lease Financing, due in 2005 interest at Prime plus 3.250% to 4.000 (7.250% to 8.000%) (“TROL”)	—	23,824
Amended Revolving Credit Facility, due in 2004 interest at Prime plus 3.000% (7.000%)	—	14,705
Term loan with a related party, due in 2006 interest (paid-in-kind) at 16.000%	—	8,250
Amended BofA Term Loan, due in 2004 interest at LIBOR plus 2.000% (3.380%)	—	5,000
Amended senior term loan with a financial institution, due in 2004, interest at 12%	—	3,500

Total debt	175,774	190,389
Less — Current maturities	12,856	16,267

Total long-term	$162,918	$174,122

      The aggregate maturities of long-term debt for the five years subsequent to December 31, 2004 are $12,856, $116,964, $15,295, $30,659, and $0 thereafter. See Note 13. However, $115,800 of the 2006 maturities and $3,514 of the 2007 maturities are instruments that automatically convert into common stock at their maturity unless otherwise redeemed by the Company for cash and securities prior to that date.

8% SENIOR SUBORDINATED CONVERTIBLE PIK NOTES DUE 2006
      On February 28, 2002, in connection with the note exchange portion of the restructuring (see Note 9), the Company issued $100,000 face value in aggregate principal amount of 8.0% senior subordinated convertible paid-in-kind (“PIK”) notes (“New Senior Notes”), which mature on December 31, 2006. The New Senior Notes bear interest from the date of issuance and are payable at the Company’s option either in cash or paid-in-kind through the issuance of additional New Senior Notes semiannually on June 30 and December 31 of each year. If the Company does not pay interest in cash as of an interest payment date, the Company will automatically be deemed to have paid such interest in-kind and additional New Senior Notes in the amount of such interest payment will automatically be deemed to be outstanding from such date forward.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The New Senior Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt. The New Senior Notes are fully and unconditionally guaranteed by substantially all of the Company’s existing subsidiaries and each subsidiary that will be organized in the future by the Company, unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Additionally, there are no significant restrictions that would preclude the parent company from obtaining funds, either through loan or dividend, from the subsidiary guarantor. Subsidiary guaranties are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the CIT Group Credit Facility and the Hilco Term Loan, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the CIT Group Credit Facility, the Hilco Term Loan and the $14,412 related party term loan.
      The indenture for the New Senior Notes (i) permits the Company to incur indebtedness equal to the greater of $95,000 or an amount that satisfies a fixed charge coverage ratio of 2.25 to 1.00, (ii) requires the Company, upon a change of control or certain asset sales, to repurchase the New Senior Notes at a price equal to the redemption price which the Company would be obligated to pay if it redeemed the New Senior Notes on the date of the change of control or asset sale; and (iii) does not contain a provision requiring acceleration of any premium due upon acceleration of the New Senior Notes upon an event of default by reason of any willful action (or inaction) taken (or not taken) by the Company with the intention of avoiding the prohibition on the redemption of New Senior Notes.
      The New Senior Notes are redeemable for cash at the Company’s option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2005 — 75.625% and 2006 — 77.5%. The New Senior Notes also provide that the holders will receive an aggregate of 3,003 shares of common stock if the New Senior Notes are redeemed in 2005 or 2006.
      If the New Senior Notes have not already been redeemed or repurchased, the New Senior Notes, including those New Senior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into an aggregate of 270,276 shares of common stock. Holders of New Senior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.
      See Note 13 for information about the Company’s recently completed tender offer to the holders of the New Senior Notes.

8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
      In 1998, the Company sold $165,000 of senior subordinated notes (“Old Senior Notes”) with a coupon rate of 8.125% at a price of 99.395%, which mature on February 15, 2008. On February 28, 2002, $149,000 face value of these notes were cancelled as part of the note exchange in exchange for cash and securities, and substantially all of the covenant protection contained in the indenture relating to the remaining Old Senior Notes was extinguished. As a result of the exchange offer and consent solicitation, $16,247 in aggregate principal amount, net of discount, of Old Senior Notes remain outstanding at December 31, 2004 and 2003. See Note 9 for a description of the note exchange. Interest on the Old Senior Notes is payable on February 15 and August 15 of each year. The Old Senior Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt, including indebtedness outstanding under the CIT Group Credit Facility and the Hilco Term Loan, and under facilities that may replace such facilities in the future, and to the $14,412 related party term loan and the New Senior Notes. In addition, the Old Senior Notes are effectively subordinated to all secured obligations to the extent of the assets securing such obligations, including the CIT Group Credit Facility, the Hilco Term Loan, and the $14,412 related party term loan.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Old Senior Notes are fully and unconditionally guaranteed, on a senior subordinated basis, by substantially all of the Company’s existing subsidiaries and each subsidiary that will be organized in the future by the Company, unless such subsidiary is designated as an unrestricted subsidiary. Subsidiary guarantees are joint and several, full and unconditional, general unsecured obligations of the subsidiary guarantors. Additionally, there are no significant restrictions that would preclude the parent company from obtaining funds, either through loan or dividend, from the subsidiary guarantors. Subsidiary guarantees are subordinated in right of payment to all existing and future senior debt of subsidiary guarantors, including the CIT Group Credit Facility, Hilco Term Loan, the $14,412 related party term loan and the New Senior Notes, and are also effectively subordinated to all secured obligations of subsidiary guarantors to the extent of the assets securing their obligations, including the CIT Group Credit Facility, the Hilco Term Loan, and the $14,412 related party term loan.
      The Old Senior Notes are redeemable, at the Company’s option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2005 — 101.354% and (ii) 2006 and thereafter — 100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder’s senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the senior subordinated notes upon a change in control or that such repurchase will then be permitted under the CIT Group Credit Facility or any senior facility that replaces the CIT Group Credit Facility in the future.

8% JUNIOR SUBORDINATED CONVERTIBLE PIK NOTES DUE 2007
      As discussed in Note 6, the Company’s settlement of its outstanding class action litigation became effective on September 20, 2002. As part of this settlement, the Company issued $4,000 face value in aggregate principal amount of the Company’s new junior subordinated convertible PIK notes (“Junior Notes”). These notes bear interest at 8% and mature on January 2, 2007. The Junior Notes bear interest from September 20, 2002 and are payable at the Company’s option either in cash or paid-in-kind through the issuance of additional notes semiannually on June 30 and December 31 of each year. If the Company does not pay interest in cash as of an interest payment date, the Company will automatically be deemed to have paid such interest in-kind and additional Junior Notes in the amount of such interest payment will automatically be deemed to be outstanding from such date forward. The Junior Notes have been recorded as of September 20, 2002 (the effective date) at their then current redemption value of $2,500. The discount is being accreted to the maturity redemption value, due in January 2007, of approximately $4,400. The Junior Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt, including the Company’s CIT Group Credit Facility and the Hilco Term Loan, to the $14,412 related party term loan, and to the New Senior Notes and the Old Senior Notes.
      The Junior Notes are redeemable for cash at the Company’s option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2005 — 75.625% and 2006 — 77.5%. The Junior Notes also provide that the holders will receive an aggregate of 104 shares of common stock if the Junior Notes are redeemed in 2005 or 2006.
      If the Junior Notes have not already been redeemed or repurchased, the Junior Notes, including those Junior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on January 2, 2007 into an aggregate of 9,320 shares of common stock. Holders of Junior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      See Note 13 for information about the Company’s recently completed tender offer to the holders of the Junior Notes.

TAX RETENTION OPERATING LEASE (TROL) FINANCING
      The Company’s TROL financing arrangement was originally utilized to develop two facilities: (i) a corporate headquarters and warehouse facility to house the Company’s redistribution operation, which was being subleased to Kellstrom after the sale of that business to Kellstrom in 2000, and (ii) a facility to house the Company’s Caribe operations, which were sold in May 2001. Substantially all of the Company’s subsidiaries had guaranteed the Company’s obligations under the TROL financing arrangement. Payments were at a rate of Prime plus 3.25% to 4.00% and the Company was responsible for all property taxes, insurance and maintenance of the property. Under the terms of the Amended TROL Financing Agreement, entered into in July 2002, the maturity date of the TROL financing was extended until June 30, 2005 and the base monthly rental under the TROL was increased to the greater of: (i) the amount being received by the Company under its sublease for the Company’s Miramar facility plus, commencing July 1, 2003, an additional monthly payment by the Company, or (ii) $210.
      On February 5, 2004, the Company entered into a definitive agreement to sell its office and warehouse facility, and on March 31, 2004, the Company closed on the sale contemplated by this definitive agreement. The gross sales price was $26,000. The proceeds of the sale were used to repay in full the TROL financing obligation ($23,824). The balance, net of transaction expenses and other Miramar property related expenses which the Company was obligated to pay, which approximates $320, was used to repay amounts outstanding under the Amended Term Loan (which repayment occurred in April 2004 as part of Company’s refinance of all of its senior debt obligations. See SENIOR CREDIT FACILITIES below). Additionally, as a result of this sale, the Company recognized a gain on disposal of fixed assets of $825. This gain is included within income from discontinued operations, net of income taxes within the accompanying consolidated statements of operations for the year ended December 31, 2004. Finally, as was required under the Company’s previous senior credit facility, in February 2004, the Company entered into an amendment and limited waiver agreement with its previous senior lenders for the purpose of releasing the Miramar facility for sale.

SENIOR CREDIT FACILITIES
      Commencing January 30, 2004, the Company entered into a series of two amendments and limited waiver agreements pursuant to which the maturity date of the Company’s then existing senior revolving credit and term loan facilities, which were scheduled to mature on January 31, 2004, were extended until July 31, 2004. Through these series of amendments and limited waiver agreements, the Company temporarily extended its senior revolving credit facility and term loan (the “Amended Credit Agreement”). Under the Amended Credit Agreement, the Company had a $30,000 senior secured revolving line of credit (the “Amended Revolving Credit Facility”) and a $3,500 senior secured term loan (the “Amended Term Loan” and collectively with the Amended Revolving Credit Facility, the “Amended Credit Facility”). Borrowings under the Amended Credit Facility were secured by a lien on substantially all of the Company’s assets and the borrowing base consisted primarily of certain of the Company’s account receivables, inventory, and machinery and equipment. The interest rate on the Amended Revolving Credit Facility was, at the Company’s option, (a) Prime plus 3% per annum, or (b) LIBOR plus 4.5% per annum. The interest rate on the Amended Term Loan was 12% per annum. Also at certain times during fiscal 2002 and during the first quarter of 2003, the Company was not in compliance with certain covenants contained in the Amended Credit Agreement. The senior lenders, however, waived, and in some instances, amended all such events of non-compliance and as of December 31, 2002 and March 31, 2003, the Company was in compliance with all covenant requirements as amended.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On April 8, 2004, the Company closed on a refinancing of all of its senior debt as contemplated by a financing agreement dated April 5, 2004 between the Company and the CIT Group. Under this financing agreement, the Company obtained the CIT Group Revolving Line of Credit, which is a $35,000 senior secured revolving line of credit, and the CIT Group Term Loan, which is a $6,400 senior secured term loan. The Company used the proceeds from the CIT Group Credit Facility to repay in full amounts outstanding under its Amended Revolving Credit Facility, to repay the warrant repurchase obligation due to a previous lender (as described in Note 6 — OTHER MATTERS) and for working capital.
      The CIT Group Revolving Line of Credit is due December 31, 2007 and bears interest, at the Company’s option, at (a) Prime plus an advance rate ranging from 0.00% to 0.75%, or (b) LIBOR plus an advance rate ranging from 2.50% to 4.00%, with the advance rates contingent on the Company’s leverage ratio. The Company has currently elected both Prime and LIBOR options for portions of the outstanding revolving line of credit. Also, in accordance with the requirements of EITF 95-22, the Company has presented this revolving line of credit as a short-term obligation. The CIT Group Term Loan is due in quarterly installments of $291, commencing on October 1, 2004, with the final quarterly installment due on December 31, 2007. The CIT Group Term Loan bears interest at the prevailing rate of the CIT Group Revolving Line of Credit plus one percent. Also, the CIT Group Credit Facility contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the CIT Group Credit Facility and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the Hilco Term Loan (described below) will also result in a default under the CIT Group Credit Facility. Borrowings under the CIT Group Credit Facility are secured by a lien on substantially all of the Company’s assets. Borrowings under the CIT Group Revolving Line of Credit are based on a borrowing base formula that takes into account the level of the Company’s receivables and inventory. Further, the amounts that the Company can borrow under the CIT Group Revolving Line of Credit are affected by various availability reserves that are established by the lenders under the financing agreement, and the Company’s borrowings under the CIT Group Revolving Line of Credit are limited based on the ratio of the Company’s debt to EBITDA. Finally, the agreement relating to the CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, the Company must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of the Company’s business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of the Company and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants, all as more particularly set forth in the agreement. As of December 31, 2004, the outstanding aggregate amount borrowed under the CIT Group Revolving Line of Credit was $11,692, the outstanding CIT Group Term Loan was $6,109, the amount of outstanding letters of credit under the CIT Group Revolving Line of Credit was $11,064, and $9,891 was available for additional borrowing under the CIT Group Revolving Line of Credit.
      Additionally, simultaneous with its obtaining the CIT Group Credit Facility, the Company obtained the Hilco Term Loan, which is an $8,000 term loan, from Hilco Capital LP. The Company used the proceeds from the Hilco Term Loan to repay amounts outstanding under its Amended Revolving Credit Facility and Amended Term Loan. The Hilco Term Loan matures on December 31, 2007 and bears interest at Prime plus an advance rate ranging from 3.00% and 6.00% with the advance rate contingent upon meeting (from time to time) a ratio of the Company’s secured debt to EBITDA. In addition, the Hilco Term Loan bears PIK interest ranging from 2.00% to 5.00% with the prevailing rate also being contingent upon the ratio of the Company’s level of secured debt to EBITDA. At no time during the term of this loan, however, will the combined cash and PIK interest rate be less then 9.00% nor greater then 18.00% per annum. Also, the Hilco Term Loan contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the Hilco Term Loan and repayment of all debt in the event of a change in control, as defined. In addition, an

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
event of default under the CIT Group Credit Facility (described above) will also result in a default under the Hilco Term Loan. Borrowings under the Hilco Term Loan are secured by a lien on substantially all of the Company’s assets.
      In connection with the CIT Group Credit Facility and the Hilco Term Loan, the Company paid aggregate fees of approximately $2,858. These fees will be amortized as deferred financing fees over the term of the new loans. In addition, as a result of these financing activities, the Company has expensed approximately $145 of unamortized deferred financing costs in April 2004 which relate to the Amended Credit Facility.
      In addition, the Company previously had a $5,000 term loan with Bank of America (“BofA”), which had been credit supported by various parties, including the Company’s principal stockholder, and which was scheduled to mature on January 31, 2004. In connection with the above-described short-term extension of the Amended Credit Facility, the Company’s principal stockholder repaid BofA and agreed to extend the term of this loan, under the same terms previously extended by BofA, except the maturity date was extended until July 31, 2004. Under these terms, this $5,000 related party term loan bore interest at the rate of LIBOR plus 2%. In April 2004, the Company refinanced all of its previously outstanding debt (principal plus accrued and unpaid interest), including this $5,000 term loan, with its principal shareholder. See NOTE PAYABLE TO RELATED PARTY below.
      For providing credit support for the $5,000 BofA Term Loan, the Company, in September 2002, issued five-year warrants (exercisable upon grant) to purchase 750 shares of its unissued common stock at an exercise price of $1.05 per share to each of two individuals (warrants to purchase 1,500 shares of common stock in the aggregate), one of whom is the Company’s principal stockholder. Additionally, the Company paid approximately $50 in cash to both of these individuals. The Company recorded the value of these warrants (approximately $700) and the cash payment as deferred financing costs and amortized this amount to expense over the term of the $5,000 BofA Term Loan.

NOTE PAYABLE TO RELATED PARTY
      On May 14, 2003, the Company entered into an agreement with its principal stockholder pursuant to which the principal stockholder loaned the Company $6,050. This term loan was used for working capital requirements. This term loan had a three-year maturity, was secured, and bore paid-in-kind interest at the rate of 16% per annum. From inception through April 8, 2004 (the date the Company refinanced of all of its outstanding related party debt obligations), all interest obligations ($1,127) had been paid-in-kind. Further, the $1,300 loan obtained from the principal stockholder in connection with the acquisition of Brice Manufacturing in October 2002 was combined with and added into this $6,050 loan. This term loan from the Company’s principal stockholder contained cross acceleration provisions if the obligations to the Company’s senior lenders were accelerated.
      As partial consideration for the funding of the $6,050 term loan, the Company issued a warrant (the “LJH Warrant”) to its principal stockholder to acquire, for nominal consideration, 30% of the Company’s outstanding common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. The warrant valuation, as determined by an independent business valuation specialist through a fair market value assessment of the Company, was recorded at $1,258 as of May 14, 2003. The Company recorded the value of this warrant as deferred financing costs and was amortizing this amount to expense over a three-year period (the original period of this loan). As a result of the related party term loan refinancing described below, effective April 8, 2004 the Company reset the amortization period for the unamortized deferred financing balance and will amortize this amount over the term of the newly established related party term loan (January 31, 2008). In January 2005, the Company announced an offer for early conversion of its New Senior Notes and Junior Notes. As part of this offer, the Company’s

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
principal stockholder agreed to certain amended terms with respect to the LJH Warrant. See Note 13 for specifics of this offer and the amended terms of the LJH Warrant.
      In September 2003, the Company recorded a $900 obligation reflecting the Company’s purchase from its principal stockholder of the aircraft parts inventory located at the Goodyear facility (which inventory was acquired by the Company’s principal stockholder in the AMS bankruptcy proceedings; see Note 5).
      In January 2004, the Company’s principal stockholder repaid the Company’s previously outstanding $5,000 term loan with BofA and continued to extend this loan to the Company under the same terms previously extended by BofA, except the maturity date was extended until July 31, 2004. See SENIOR CREDIT FACILITIES above for particulars.
      On April 8, 2004, the Company combined all of its previously outstanding debt (principal plus accrued and unpaid interest) with its principal stockholder into a new $14,412 term loan due on January 31, 2008 (the “LJH Term Loan”). The LJH Term Loan combines the $1,300 loan relating to the Brice acquisition, the $6,050 related party term loan made in May 2003, the $900 obligation related to the AMS inventory purchase, the $5,000 loan which replaced the BofA term loan and PIK interest previously paid on these obligations. The LJH Term Loan bears interest at 18% per annum, 6% of which is payable in cash and the balance of which will be PIK. The LJH Term Loan is pari-passu with the New Senior Notes, but is secured by a lien on substantially all of the Company’s assets. The LJH Term Loan also contains cross acceleration provisions if the Company’s obligations to the CIT Group and Hilco are accelerated.

NOTE 5 —	RELATED PARTY TRANSACTIONS
      An entity controlled by the Company’s principal stockholder purchases aircraft for resale and lease, and the Company provides aircraft maintenance service work to that entity. Services provided to that entity are charged at not less then the rates that would be charged for such services to an unaffiliated third party. During 2004 and 2003, the billings related to the services that were provided to such entity were approximately $2,884 and $588, respectively. The Company did not provide these services during 2002. In addition, during 2003 the Company utilized an aircraft owned by its principal stockholder. All usage fees were no greater then would be charged by an unaffiliated third party. Expenses associated with this usage were $33 in 2003. The Company did not use this aircraft during 2004 or 2002. At December 31, 2004, the Company had a net receivable from this entity of $1,644, of which $1,162 has been received subsequent to year-end.
      During December 2002, an entity controlled by the Company’s principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Additionally, this entity assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. In April 2003, the Company entered into an operating sublease agreement with the principal stockholder to operate the business in the facilities that were previously leased to AMS. The term of the sublease is for three years with rental payments of $432 annually. Under the sublease agreement, the Company is also responsible for insurance, taxes and charges levied by the City of Phoenix under the new lease. In addition, as discussed within Note 4, the Company has agreed to increase its related party term loan by $900 reflecting the purchase from its principal stockholder of the aircraft parts inventory located at the Goodyear facility (which inventory was acquired by the Company’s principal stockholder in the AMS bankruptcy proceedings). Further, on April 4, 2004, the Company entered into an equipment lease with its principal stockholder with respect to certain equipment and tooling used at the Goodyear facility (which equipment and tooling had been acquired by the Company’s principal stockholder in the AMS bankruptcy proceedings). The lease, which is recorded as a capital lease, is for a two-year term and requires monthly payments of $74. Both the inventory sale and the equipment lease are believed to be on terms not less favorable to the Company than could be obtained from an unaffiliated third party.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During October 2002, the Company sold its real estate and fixtures located at the Company’s Aircraft Interior Design, Inc. (AID) operation in Dallas, Texas, to the Company’s principal stockholder. The gross sale price for these assets was approximately $2,400, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, the Company entered into an operating lease agreement with the principal stockholder for substantially all of these assets. The term of this lease is ten years. Annual rental payments are approximately $300 per year, with the Company being responsible for, among other things, taxes, insurance and utilities. The sale and resulting leaseback qualify for sale leaseback accounting pursuant to SFAS No. 98, “Accounting for Leases”. The Company has deferred the gain on sale of approximately $1,700 and is amortizing this gain to income over the term of the lease agreement as an offset to rent expense. Deferred income within the accompanying December 31, 2004 and 2003 consolidated balance sheets includes $1,305 and $1,473, respectively, relating to this sale leaseback transaction. Additionally, for the portion of the real estate that was not included within the subsequent lease agreement, the Company recorded a gain of approximately $100 for the year ended December 31, 2002.
      During 2004, 2003, and 2002, the Company leased certain real property from entities controlled by one of its former directors and executive officers. These facilities were previously utilized as the headquarters of two of the Company’s MR&O operations. The Company has subsequently moved out of these facilities and at December 31, 2004 is liable on only one of the facility lease agreements. The Company has in turn subleased this facility to a third party. Prior to fiscal 2003, this sublease arrangement was for only a portion of the Company’s lease term. During 2003, however, this sublease arrangement was extended through the full original lease term. As a result of this sublease extension, the Company eliminated a $300 accrual previously established for the shortfall in the operating lease commitment and the amount of the original sublease income. The reversal of this accrual is reflected as a reduction to operating expenses for the year ended December 31, 2003. Additionally, during 2002, the Company utilized an aircraft owned by an entity controlled by this former director and executive officer. Payments for all of these items were approximately $274, $350, and $300 in 2004, 2003, and 2002, respectively.
      During 2003 and 2002, the Company utilized an aircraft owned by its Chief Executive Officer. All usage fees were no greater than would be charged by unaffiliated third parties and TIMCO’s fees for services on the aircraft were at its normal hourly rates. Expense associated with this use were $51 in 2003 and $272, net of services provided on the aircraft totaling $39, in 2002. This aircraft was sold by the Company’s Chief Executive Officer during 2003.
      See Note 4 for terms and conditions of the Company’s $14,412 related party term loan, which includes the $1,300 Brice acquisition loan, from its principal stockholder. Also see Note 4 for a description of debt guarantees by certain directors and principal stockholders. Finally, see Note 13 for an understanding as to the balance of New Senior Notes and Junior Notes previously held by the Company’s principal stockholder and tendered in the Company’s recently completed tender offer, as well as the warrant held by the principal stockholder.

NOTE 6 —	COMMITMENTS AND CONTINGENCIES

LITIGATION AND CLAIMS
      In 2000, several suits were filed against the Company, certain of its former officers and directors, and its former auditors, in the United States District Court for the Southern District of Florida. These suits, which were consolidated into a single lawsuit, alleged violations of Sections 11 and 15 of the Securities Act of 1933 (“Securities Act”) and Sections 10(b) and 20(a) of, and Rule 10b-5 under, the Securities Exchange Act of 1934 (“Exchange Act”). See the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2003 for particulars of this suit.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In May 2002, the Company entered into an agreement to settle the class action suit without any admission by the defendants of liability or wrongdoing. Under the settlement agreement, the fairness of which was approved by the District Court in August 2002, the Company has paid $11,500 in cash, all of which has been paid by the Company’s directors’ and officers’ liability insurance carrier, and has issued certain securities, as described, in full settlement of the claims. The securities issued are: (i) 1,250 shares of the Company’s authorized but unissued common stock, (ii) $4,000 of the Company’s new 8% Junior Subordinated Convertible PIK Notes due 2007 (with terms similar to, but structurally subordinated to, the New Senior Notes, and structurally subordinated to the Old Senior Notes), and (iii) five-year warrants to purchase 4,150 shares of the Company’s common stock at an exercise price of $5.16 per share, which are exercisable upon grant. The settlement became effective on September 20, 2002. All securities issued as part of the settlement have been presented within the accompanying consolidated financial statements as issued and outstanding as of September 20, 2002. For the year ended December 31, 2002, the Company recorded an aggregate charge of $4,410 related to the value of the securities issued in this settlement.
      In November 2001, the Company had been sued by several former employees of its Oscoda, Michigan heavy airframe maintenance operation, on behalf of themselves and purportedly on behalf of a class of similarly situated employees, for alleged violations of the Worker Adjustment and Retraining Notification Act in connection with its spring 2001 temporary closure of that operation. The suit, which was filed in the U.S. District Court for the Eastern District of Michigan, sought back pay (including salary and accrued vacations) and other benefits for each of the affected employees for a sixty day period after such employees were terminated. In November 2002, the Company entered into a settlement agreement relating to this suit, for which the fairness of this settlement was approved by the U.S. District Court and by the former employees. As part of the settlement, the Company paid these former employees $1,150.
      In the first quarter of 2000, the U.S. Securities and Exchange Commission initiated an inquiry into the Company’s accounting for certain transactions occurring prior to 2000. The Company cooperated fully with the SEC in its investigation. At this time, the Company believes that this matter has been concluded.
      The Company is also involved in various other lawsuits and contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these other claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company.

SETTLEMENT WITH KELLSTROM
      In July 2002, the Company closed on the transactions contemplated by the Post-Closing Resolution Agreement, dated as of June 10, 2002 (the “PCRA”) between the Company and Kellstrom Industries, Inc. (“Kellstrom”). The settlement resolved and settled globally the outstanding disputes between the Company and Kellstrom (the “Settlement”) relating to matters arising out of the Company’s December 2000 sale of substantially all of the assets of its redistribution operation to Kellstrom. See Note 3 for a full description of the terms of the Settlement.

ENVIRONMENTAL MATTERS
      The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. During 2003, based upon the most recent cost estimates provided by environmental consultants, it was estimated that the total remaining testing, remediation and compliance costs for this facility was approximately $810. As a result, during 2003 the Company reduced its overall environmental exposure to $810 and recorded a $400 benefit by reducing a portion of this environmental accrual. This reduction was reflected as a offset to operating expenses for the year ended

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2003. Additionally, during 2003 the Company secured an insurance policy to comply with the financial assurances required by the FDEP. During the 2004 fiscal year, the Company has proceeded with its remediation plan with no significant change in the estimated compliance costs and has maintained its insurance policy to comply with the financial assurances required by the FDEP.
      Testing and evaluation for all known sites on TIMCO-Lake City’s property is completed and the Company has commenced a remediation program. The Company is currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an accrual for the estimated costs associated with its current remediation strategies. Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties.
      In addition to recording the $400 benefit as a result of revised environmental estimates by the Company’s environmental consultants for its Lake City facility (as discussed above), during 2003 the Company also eliminated a $264 environmental accrual that had been established for property sold in a prior year, as it was determined in 2003 that the Company no longer had any environmental exposures for this property.
      Accrued expenses in the accompanying December 31, 2004 and 2003 consolidated balance sheets includes $800 and $810 related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods. In the opinion of management, the ultimate resolution of these environmental exposures will not have a material adverse effect upon the financial condition or results of operations of the Company.

OTHER MATTERS
      In August 2004, the Company entered into a settlement agreement with a former customer of its Engine Center facility and its Oscoda, Michigan airframe facility that had previously filed for protection under Chapter 11 of the United States Bankruptcy Court. Pursuant to this former customer’s plan of reorganization, the Company will receive a pro rata portion of 7,000 shares of common stock in the reorganized company, which the level of common stock received will be based on the Company’s unsecured claim as compared to the total amount of all unsecured claims. While the amount of the Company’s unsecured claim has been settled, the total balance of unsecured claims has not been finalized. As such, the Company is currently not able to determine the amount of common stock that it will receive in the settlement. Once all unsecured claims have been settled and the Company is able to determine its portion of the 7,000 shares of common stock that will be received, the Company will recognize a gain relating to the settlement in the period in which all such contingencies have been resolved.
      In connection with a previously outstanding term loan, the Company granted to one of its lenders common stock purchase warrants to purchase 13 shares of the Company’s common stock exercisable for par value at any time until December 31, 2005. The warrants entitled the holder to require the Company to repurchase the warrants or common shares issued upon prior exercise of the warrants at $85.00 per share ($1,079 in the aggregate). In connection with the April 8, 2004 refinancing of the Company’s senior debt (see Note 4), the Company settled its warrant repurchase obligation to its former lender by paying $870 in cash. As a result of this settlement, the Company recognized a gain of $209. This gain is included within other income-net for the year ended December 31, 2004 within the accompanying consolidated statement of operations.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On June 30, 2003, the Company entered into a long-term purchase agreement for various inventory components to be used in the Company’s Oscoda, Michigan engine center. Contingent upon the achievement of guaranteed sales volume to the Company by the third party supply vendor, the Company was committed to this vendor to purchase an aggregate of $2,800 of inventory components over an approximate two-year period. An initial inventory purchase of $500 took place on June 30, 2003. The residual inventory purchase obligation of $2,300 was to occur in $100 monthly increments. These monthly purchase commitments were first to be reduced by inventory used in the normal course of business that is currently on consignment from this third party supplier. Through portions of 2003 and up through June of 2004, the third party supply vendor did not achieve the guaranteed sales volume levels and thus was in default of this purchase agreement. As a result, in June 2004, the Company terminated this purchase agreement.
      During 2003, the Company terminated a lease agreement with a third party for an abandoned facility in Burnsville, Minnesota. As a result of this lease termination, the Company eliminated a $300 accrual previously established for its operating lease commitment. The elimination of this accrual is reflected as a reduction to operating expenses for the year ended December 31, 2003.
      The Company has employment agreements with all of its executive officers and certain key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for severance benefits in the event of a change of control.
      The Company leases certain buildings and office equipment under operating lease agreements. For the years ended December 31, 2004, 2003 and 2002, rent expense under all leases amounted to $6,000, $5,782, and $4,721, respectively.
      Minimum rental commitments under all leases with remaining non-cancelable lease terms of one year or more as of December 31, 2004 are as follows:

Years Ending December 31,	Operating Leases	Capital Leases

2005	$4,558	$1,640
2006	4,179	679
2007	3,864	432
2008	3,340	432
2009	2,755	432
Thereafter	19,487	3,633
Interest	—	(2,328)

	$38,183	$4,920

      Included within the above operating lease commitments are obligations to related parties of $286 for fiscal years 2005 through 2007, $290 for fiscal year 2008, $300 for fiscal year 2009, and $826 thereafter.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7 —	INCOME TAXES
      Income tax (benefit) expense relating to continuing operations for the years ended December 31, 2004, 2003 and 2002 consists of the following:

	2004	2003	2002

Current
Federal	$—	$(1,339)	$(3,800)
State	—	353	—

	—	(986)	(3,800)

Deferred
Federal	—	—	—
State	—	—	—

	—	—	—

Income tax (benefit) expense related to continuing operations	$—	$(986)	$(3,800)

      The entire balance of the income tax (benefit) expense reflected above for fiscal years 2004, 2003, and 2002 relates to continuing operations. There was no income tax (benefit) or expense for the Company’s discontinued operations for fiscal years 2004, 2003, or 2002.
      The tax effects of temporary differences that give rise to significant portions of net deferred tax assets as of December 31, 2004 and 2003 are as follows:

	December 31,

	2004	2003

Deferred tax assets, net:
Allowance for doubtful accounts	$10,083	$10,851
Accruals	2,381	1,131
Write down of investment	4,748	4,748
Inventories	6,698	6,946
Property and equipment	5,546	6,797
Net operating loss/credit carry forwards	20,717	19,523
Other	(1,249)	(451)

	48,924	49,545
Less valuation allowance	(48,924)	(49,545)

Net deferred tax assets	$-0-	$-0-

      As of December 31, 2004, the Company had federal net operating loss carryforwards of $52,246, $1,806 relating to periods prior to the Company’s 2002 restructuring of its equity and capital and $50,440 relating to its activities after such restructuring. After the carryback of net operating losses to prior years and the completion of the note exchange and rights offering (see Note 9), the amount of pre-restructuring net operating loss carryforwards available for use by the Company after February 28, 2002 was limited to $1,806, which may be utilized at a rate of approximately $90 per year, plus net operating losses generated from March 1, 2002 through December 31, 2002 and those net operating losses generated in fiscal years 2003 and 2004. Net operating losses not currently utilized may be carried forward for 20 years. As of December 31, 2004, the Company has established a full valuation allowance to offset net deferred tax assets due to the uncertainty as to whether these net deferred tax assets will be utilized.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The reconciliation of the federal statutory rate and the Company’s effective tax rate on continuing operations is as follows for the years ended December 31, 2004, 2003 and 2002:

	2004	2003	2002

Federal income tax (benefit) at the statutory rate	(35.0)%	(35.0)%	(35.0)%
Increase in tax rate resulting from:
Losses not currently utilized	35.0	35.0	35.0
Completion of IRS examinations	—	(23.8)	—
State income taxes, net of federal tax benefit	—	7.8	—
Temporary change in tax legislation	—	—	(401.3)
Other	—	(3.9)	—

Effective income tax rate	—%	(19.9)%	(401.3)%

      During 2003, the Internal Revenue Service (“IRS”) completed examinations of the Company’s 1996, 1997, 1998 and 1999 federal income tax returns. The completion of these examinations resulted in the elimination of a $1,000 accrual for tax exposure matters and the establishment of a $177 income tax receivable. The impact of these adjustments was a combined benefit of $1,177. The Company also provided for state income tax exposures of $388. In addition, the Company recognized an income tax benefit of $197 for the receipt of miscellaneous federal and state carryback refunds. The aggregate net benefit of these events ($986) is included within the income tax benefit within the accompanying consolidated statement of operations for the year ended December 31, 2003.
      Additionally, the Company applied for and received $11,061 of federal income tax refunds during the year ended December 31, 2002, as a result of carrying back net operating losses to offset taxable income from prior years. Of this amount, $3,800 was recognized as an income tax benefit during 2002 and has resulted from favorable tax legislation passed by the U.S. Congress that temporarily extended the number of years that net operating losses could be carried back to offset taxable income. Prior to the passage of this legislation, these net operating losses were fully reserved, as it was determined to be more likely than not that the Company would not generate taxable income in the near future and the Company would not have the opportunity to benefit from these net operating losses.

NOTE 8 —	WEIGHTED AVERAGE SHARES
      The Company utilizes provisions under Statement of Financial Accounting Standards No. 128 (“SFAS 128”), “Earnings Per Share” for computing and presenting basic and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the year. Diluted earnings per share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise of options and warrants. In computing diluted earnings per share, the Company has utilized the treasury stock method.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The computation of weighted average common and common equivalent shares used in the calculation of basic and diluted earnings per share is as follows:

	Years Ended December 31,

	2004	2003	2002

Weight average shares outstanding used in calculating basic earnings per share	31,641	31,641	26,015
Effect of dilutive options and warrants	—	—	229,471

Weighted average common and common equivalent shares	31,641	31,641	255,486

Options and warrants outstanding which are not included in the calculation of diluted earnings per share because their impact is antidilutive	308,446	302,394	10,574

NOTE 9 —	NOTE EXCHANGE AND RIGHTS OFFERING
      In February 2002, the Company completed a significant restructuring of its capital and equity. The restructuring consisted of four parts. The first part was a reverse split (on a one-share-for-ten-shares basis) of the Company’s outstanding common stock, reducing its outstanding common shares from 15,000 shares to 1,500 shares (5% of the restructured entity) and an increase in the Company’s authorized shares from 30,000 shares to 500,000 shares. The second part was an offer to the holders of the Company’s Old Senior Notes to exchange their Old Senior Notes for up to $10,000 in cash, $100,000 of the New Senior Notes, 4,500 shares of the Company’s common stock (15% of the restructured entity) and five-year warrants to purchase an additional 3,000 shares of common stock at an exercise price of $5.16 per share, which are exercisable upon grant, (collectively, the “Note Exchange”). A condition to the closing of the Note Exchange offer was that the holders of 80% or more of the outstanding Old Senior Notes tender their Old Senior Notes in the Note Exchange. The third part was a rights offering to the existing stockholders to raise funds to pay the cash portion of the Note Exchange offer and the expenses of the restructuring, and to provide the Company with working capital for ongoing business operations. In the rights offering, the Company offered 24,000 shares of common stock (80% of the restructured entity) to raise $20,000. In connection with the rights offering, Lacy J. Harber, the Company’s principal stockholder, agreed to purchase unsold allotments. The last part consisted of the issuance to the pre-restructuring holders of the Company’s common stock of five-year warrants to purchase an additional 3,000 shares of common stock at an exercise price of $5.16 per share, which are exercisable upon grant.
      In the rights offering, the Company sold 12,000 shares of common stock to the existing stockholders (including Mr. Harber), and Mr. Harber purchased the balance of the shares (12,000 shares) pursuant to his obligation to purchase unsold allotments. In the Note Exchange, the Company exchanged approximately $149,000 face value of Old Senior Notes (approximately 90% of the Old Senior Notes) for $5,100 in cash, and all of the New Senior Notes, shares and warrants described above. The Company used the net proceeds of the rights offering, approximating $10,000 after payment of the cash proceeds of the Note Exchange, accrued interest on the Old Senior Notes not tendered, and expenses of the restructuring, to reduce trade payables and to provide working capital for the Company’s ongoing business operations. The restructuring has been recorded in accordance with SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” As a result of the restructuring, the Company recognized a gain from extinguishment of debt of $27,279, in the first quarter of 2002. Additionally, due to the application of SFAS No. 15, the Company does not record interest expense on the New Senior Notes, as the New Senior Notes are carried at their maximum potential cash redemption value (including interest) through their maturity. This maximum potential cash redemption value equates to the present value, through 2006, of the $100,000 notes plus the

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
value of stock to be issued if these notes were to be redeemed immediately prior to their maturity in 2006. For a description of the terms of the New Senior Notes, see Note 4.
      Additionally, $16,247 in aggregate principal amount, net of unamortized discount, of the Old Senior Notes remain outstanding. As part of the Note Exchange, substantially all of the covenant protections contained in the indenture for the Old Senior Notes were removed.
      The Company paid cash and issued 360 shares of common stock as consideration for services provided by a third party in connection with the restructuring.

NOTE 10 —	STOCK OPTION PLANS
      Effective on November 13, 2003, the Company adopted the 2003 Stock Incentive Plan pursuant to which officers, directors, key employees and independent contractors or consultants can receive options to purchase up to 5,800 shares of the Company’s common stock. No further options will be granted under the Company’s 2001 Stock Option Plan, 1996 Stock Option Plan or the Company’s 1996 Director Stock Option Plan. Any shares of common stock reserved for issuance upon the exercise of options that were not issued under such plans were cancelled. The terms of any option issued under the 2001 Stock Option Plan, the 1996 Stock Option Plan and the 1996 Director stock option plan, however, will continue to be governed by such plans and by the option agreements currently in effect for such options.
      Pursuant to the 2003 Stock Incentive Plan, an aggregate of 5,800 shares of the Company’s common stock are reserved for issuance upon exercise of options granted. Pursuant to the 2001 Stock Option Plan, an aggregate of 2,400 shares of the Company’s common stock was reserved for issuance upon exercise of options granted. Pursuant to the 1996 Director Stock Option Plan, options to acquire a maximum of the greater of 15 shares or 2% of the number of shares of Common Stock then outstanding could have been granted to directors of the Company. Pursuant to the 1996 Stock Option Plan, options to acquire a maximum of the greater of 225 shares of Common Stock or 15% of the number of shares of Common Stock then outstanding could have been granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Pursuant to the 2003 Stock Incentive Plan, the 2001 Stock Option Plan, the 1996 Director Stock Option Plan, and the 1996 Stock Option Plan (collectively “the Plans”), the price at which the Company’s common stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than ten years. Generally, options granted under the Plans may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company’s Board of Directors.
      Pursuant to the Plans, unless otherwise determined by the Compensation Committee of the Company’s Board of Directors, one-third of the options granted under the Plans are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a “change in control” of the Company.
      On February 28, 2002, in conjunction with the completion of the Company’s capital restructuring (see Note 9), the Company granted certain executive officers the option to purchase 1,700 shares of common stock at $0.83 per share, with one-third of the options vesting upon grant, one-third of the options granted vesting on February 28, 2003, and one-third of the options granted vesting on February 28, 2004. Also, on March 20, 2002, after completion of the Company’s capital restructuring, the Company granted certain members of management the option to purchase 488 shares of common stock at $1.02 per share, with one-third of the options vesting upon grant, one-third of the options granted vesting on March 20, 2003, and one-third of the

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
options granted vesting on March 20, 2004. Both the grant to the Company’s executive officers and to members of the Company’s management were made under the 2001 Stock Option Plan.
      In addition to the options granted under the 2001 Stock Option Plan, on March 20, 2002, the Company granted its chief executive officer the option to purchase 800 shares of common stock at $1.02 per share, with one-third of the options vesting upon grant, one-third of the options granted vesting on March 20, 2003, and one-third of the options granted vesting on March 20, 2004. These options were initially granted outside of any plan. Effective with the adoption of the 2003 Stock Incentive Plan on November 13, 2003, however, the grant of these 800 options became subject to the terms of the 2003 Stock Incentive Plan for all purposes.
      The following summarizes outstanding stock options:

		Weighted
		Average
	Total	Exercise Price

Outstanding at December 31, 2001	273	$184.74
Granted	3,163	.92
Cancelled	—	—

Outstanding at December 31, 2002	3,436	15.54
Granted	125	0.47
Cancelled	—	—

Outstanding at December 31, 2003	3,561	15.02
Granted	498	0.62
Cancelled	(107)	(0.14)

Outstanding at December 31, 2004	3,952	$13.61

Options exercisable At December 31, 2004	3,579	$11.75
Available to grant under Plans at December 31, 2004	4,415
      The following table summarizes information about outstanding and exercisable stock options at December 31, 2004:

				Exercisable
	Outstanding Weighted Average			Weighted Average

		Remaining
		Contractual Life
Range of Exercise Prices	Shares	(in years)	Exercise Price	Shares	Exercise Price

$ 0.30 - $ 10.00	3,785	2.5	$0.87	3,412	$0.89
10.01 - 100.00	67	5.9	41.29	67	41.29
100.01 - 200.00	11	3.4	191.43	11	191.43
200.01 - 300.00	14	3.4	257.91	14	257.91
300.01 - 420.00	75	4.0	403.97	75	403.97

$ 0.30 - $420.00	3,952	2.6	$11.73	3,579	$11.75

      The Company currently accounts for the fair value of its option grants in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” whereby no compensation cost related to fixed-plan stock options is currently deducted in determining net income (loss). Had compensation cost for the Company’s stock option plans been determined pursuant to Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), the Company’s net income (loss) and earnings (loss) per share would have decreased (increased) accordingly.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Using the Black-Scholes option pricing model, the Company’s pro forma net income (loss), pro forma earnings (loss) per share and pro forma weighted average fair value of options granted, with related assumptions, are as follows:

	Years Ended December 31,

	2004	2003	2002

Pro forma net income (loss)	$666	$(964)	$4,631
Pro forma basic earnings (loss) per share	0.02	(0.03)	0.18
Pro forma diluted earnings (loss) per share	0.02	(0.03)	0.02
Risk free interest rates	3%	3%	4%
Expected lives	4-10 years	4-10 years	4-10 years
Expected volatility	70%	70%	70%
Weighted average grant date fair value	$0.37	$0.28	$0.57
Expected dividend yield	0%	0%	0%
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 (Revised 2004) will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This statement will be adopted by the Company during the third quarter of 2005 (ending September 30, 2005).
      In addition to the stock options discussed above, the Company has an aggregate of 11,807 of common stock purchase warrants outstanding at December 31, 2004. Of these warrants, 10,156 entitle the holders to purchase shares of the Company’s common stock at an exercise price of $5.16 per share until February 28, 2007. This amount excludes the balance that would be issued as of December 31, 2004 if the warrant held by the Company’s principal stockholder were exercised. See Notes 4 and 13.

NOTE 11 —	401(K) SAVINGS PLAN
      Effective January 1, 1995, the Company established a qualified defined contribution plan (the “Plan”) for eligible employees. The Plan provides that employees may contribute up to the maximum percent of pretax earnings as allowed by the U.S. tax code and the Company may elect, at its discretion, to make contributions to the Plan in any year. During 2004, 2003, and 2002, the Company did not make any contributions to the Plan. The Company does not provide retired employees with health or life insurance benefits.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 12 —	QUARTERLY FINANCIAL DATA (UNAUDITED)
      Results for the quarterly periods in the years ended December 31, 2004 and 2003 are as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(In thousands, except (loss) per share)
2004
Operating revenues	$83,532	$78,172	$74,152	$87,632
Gross profit	6,293	7,008	7,122	8,866
(Loss) income from continuing operations	(852)	(392)	168	409
Income from discontinued operations	970	144	93	373
Net income (loss)	118	(248)	261	782
Diluted (loss) income per share from continuing operations	(0.03)	(0.01)	0.00	0.01
Diluted income per share from discontinued operations	0.03	0.00	0.00	0.01
Diluted net income (loss) per share	0.00	(0.01)	0.00	0.02

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

	(In thousands, except (loss) per share)
2003
Operating revenues	$51,284	$52,112	$64,309	$74,809
Gross profit	3,519	1,575	5,426	5,663
Income (loss) income from continuing operations	22	(2,905)	127	(1,548)
Income from discontinued operations	297	2,878	218	650
Net income (loss)	319	(27)	345	(898)
Diluted (loss) income per share from continuing operations	0.00	(0.09)	0.00	(0.05)
Diluted income per share from discontinued operations	0.00	0.09	0.00	0.02
Diluted net income (loss) per share	0.00	0.00	0.00	(0.03)

NOTE 13 —	SUBSEQUENT EVENTS
      In January 2005, the Company announced an offering and consent solicitation relating to the New Senior Notes and the Junior Notes. See Note 4 for a description of the terms of the New Senior Notes and the Junior Notes. Under the terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will convert at their maturity into a fixed number of shares of the Company’s authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
      In the offer, the Company offered holders of the Notes the right to receive a 15% premium payable in shares of its common stock if the holders agreed to an early conversion of their Notes into common stock during a special conversion period, which was originally set to expire on March 1, 2005, but was extended and expired as of March 8, 2005. The Company also solicited consents from the holders of its New Senior Notes and Junior Notes. If the holders tendered their Notes, they were automatically consenting to proposed amendments to the indentures governing the New Senior Notes and Junior Notes. The amendments sought to remove all material covenants contained in the indentures, including the covenant restricting the amount of

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
senior debt that the Company may incur and the covenant requiring the Company to redeem the Notes upon a change of control. To become effective, the amendments required the consent of the holders of more than a majority of each of the outstanding New Senior Notes and the outstanding Junior Notes (excluding from this computation the New Senior Notes and Junior Notes held by the Company’s principal stockholder).
      As of the expiration of the offer, the Company had received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Based on the level of premium shares that have been issued (see information below), for the first quarter ending March 31, 2005, the Company anticipates recording an inducement charge of approximately $200.
      At the closing of the offer, which occurred on March 15, 2005, the Company issued 145,916 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 19,032 premium shares), 8,058 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 1,051 premium shares), and 70,942 shares to LJH Ltd. (an entity controlled by the Company’s principal stockholder) in connection with its partial exercise of the LJH Warrant. See Note 4 for information about the LJH Warrant. After the closing of the offer, the Company has 256,558 shares outstanding and the Company’s principal stockholder holds approximately 57% of the outstanding common stock.
      In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding Junior Notes in the consent solicitation, and accordingly, the proposed amendments to the indentures governing the Junior Notes have become effective. Since the Company did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, the indentures governing the New Senior Notes were not amended.
      After consummation of the offer, $61,437 of New Senior Notes and $872 of Junior Notes remain outstanding. All such Notes will convert at their maturity into an aggregate of 145,705 shares of the Company’s authorized but unissued common stock. Further, upon the conversion of the remaining New Senior Notes and Junior Notes into shares of common stock at their maturity, LJH Ltd. will receive an additional 62,445 shares of common stock upon the final exercise of the LJH Warrant. At such time, the Company will have 464,707 shares of common stock outstanding and LJH Ltd. will own approximately 45% of the outstanding common stock.
      The Company believes that the remaining New Senior Notes and Junior Notes will convert into common stock at their maturity, since the Company does not expect to be in a position to redeem the remaining New Senior Notes and Junior Notes in accordance with their terms. Further, management does not believe that a “change of control”, as defined in the indenture relating to the New Senior Notes, will occur at any time prior to the maturity of the Notes. As such and although generally accepted accounting principles require the remaining Notes to be treated as a debt instrument, the Company believes that the remaining Notes should be considered a common stock equivalent.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth (1) the Company’s actual capitalization as of December 31, 2004 (2) the Company’s pro forma capitalization as of December 31, 2004 taking into account the conversion of the tendered Notes and the partial exercise of the LJH Warrant at the closing of the offer, and (3) the Company’s pro forma capitalization as of December 31, 2004 as if the remaining untendered Notes had automatically converted into common stock at their maturity and the remaining portion of the LJH Warrant had been exercised in full at that date:

			Adjustments			Adjustments
			For Tender		Pro Forma	Upon
	Actual		Offer		Unaudited	Maturity		Pro Forma

			(Unaudited)		(Unaudited)	(Unaudited)		(Unaudited)
Revolving loan	$11,692		$—		$11,692	$—		$11,692
Notes payable to financial institutions	14,109		—		14,109	—		14,109
Capital lease obligation	4,920		—		4,920	—		4,920
Related party term loan	14,412		—		14,412	—		14,412
Old senior subordinated notes due 2008	16,247		—		16,247	—		16,247
New senior subordinated convertible PIK notes due 2006	115,800	(A)	(54,363	)(B)	61,437	(61,437	)(E)	—
Junior subordinated convertible PIK notes due 2007	3,514	(A)	(2,642	)(B)	872	(872	)(E)	—

Total debt	$180,694		$(57,005)		$123,689	$(62,309)		$61,380

Stockholder’s equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated series A junior participating	$—		$—		$—	$—		$—
Common Stock, $0.001 par value, 500,000,000 shares authorized, 31,640,994 shares issued and outstanding on December 31, 2004	32		225	(C)	257	208	(F)	465
Additional paid in capital	182,088		56,851	(C)	238,939	62,163	(F)	301,102
Accumulated deficit	(276,972)		(200	)(D)	(277,172)	—		(277,172)

Total stockholders’ (deficit) equity	$(94,852)		$56,876		$(37,976)	$62,371		$24,395

Total capitalization	$85,842		$(129)		$85,713	$62		$85,775

(A)	See Notes 4 and 9 for information regarding the accounting treatment of these Notes and related carrying amounts.

(B)	Represents the conversion of approximately 47% of the outstanding New Senior Notes and approximately 75% of the outstanding Junior Notes into shares of common stock in conjunction with the completed tender offer.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(C)	In conjunction with the completed tender offer reflects: (i) the issuance of 126,884 shares of common stock to the holders of the New Senior Notes; (ii) the issuance of 7,007 share of common stock to the holders of the Junior Notes; (iii) the issuance of 20,084 of shares of common stock to the holders of the New Senior Notes and Junior Notes as a conversion premium; and (iv) the issuance of 70,942 shares to the Company’s principal stockholder on the partial exercise of the LJH Warrant. After the closing of the tender offer, the Company had 256,558 shares outstanding.

(D)	Represents an inducement charge relating to the issuance of 20,084 shares as a conversion premium.

(E)	Represents the conversion of approximately 53% of the outstanding New Senior Notes and approximately 25% of the outstanding Junior Notes into shares of common stock at their maturity.

(F)	Reflects: (i) the issuance of 145,705 shares to the holders of the untendered New Senior Notes and Junior Notes upon the maturity of such Notes; and (ii) the issuance of 62,445 shares to the Company’s principal stockholder upon the complete exercise of the LJH Warrant. Upon the maturity of the New Senior Notes and Junior Notes, and upon the complete exercise of the remaining portion of the LJH Warrant in early 2007, the Company will have 464,707 shares of common stock outstanding.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Three Years Ended December 31, 2004

	Balance at	Additions Charged					Balance at
	Beginning of	to Cost and					End of
Description	Year	Expenses	Other		Deductions		Year

	(In thousands)
Allowances for doubtful accounts receivable:
Year ended December 31,
2002	$11,335	846	—		2,477	(A)	$9,704
2003	9,704	—	838	(C)	3,254	(A)	5,612
2004	5,612	—	375	(C)	47	(A)	5,190
Accruals relating to discontinued operations:
2002	32,507	—	—		23,041	(B)	9,466
2003	9,466	—	—		4,451	(B)	5,015
2004	5,015	—	—		44	(B)	4,971

(A)	Represents accounts receivable written-off.

(B)	Utilization of accruals upon disposition of business.

(C)	Represents collection on accounts previously fully reserved.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004

	(In thousands, except
	share data)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$273	$293
Accounts receivable, net	47,746	49,721
Inventories	23,350	22,244
Other current assets	5,314	4,553

Total current assets	76,683	76,811
Fixed assets, net	29,977	30,537
Other Assets:
Goodwill, net	26,124	26,124
Deferred financing costs, net	2,963	3,263
Other	663	633

Total other assets	29,720	30,020

Total assets	$136,380	$137,368

LIABILITIES & STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$21,074	$18,000
Accrued expenses	21,305	19,667
Customer deposits	8,867	9,254
Revolving loan	5,662	11,692
Current maturities of capital lease obligations	1,469	1,327
Current maturities of notes payable to financial institutions	1,164	1,164
Accrued interest	1,006	1,812

Total current liabilities	60,547	62,916
Senior subordinated notes, net:
New notes due 2006	61,437	115,800
Old notes due 2008	16,247	16,247
Term loan with a related party	15,862	14,412
Notes payable to financial institutions, net of current portion	12,654	12,945
Capital lease obligations, net of current portion	3,309	3,593
Deferred income	1,262	1,305
Junior subordinated notes due 2007, net	940	3,514
Other long-term liabilities	532	1,488

Total long-term liabilities	112,243	169,304
Commitments and Contingencies (see notes)
Stockholders’ Deficit:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated Series A Junior Participating	—	—
Common Stock, $.001 par value, 500,000,000 shares authorized, 256,557,694 and 31,640,994 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	257	32
Additional paid-in capita	239,099	182,088
Accumulated deficit	(275,766)	(276,972)

Total stockholders’ deficit	(36,410)	(94,852)

Total liabilities and stockholders’ deficit	$136,380	$137,368

The accompanying notes are an integral part of these condensed consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	March 31,

	2005	2004

	(In thousands, except
	share data)
	(Unaudited)
Sales, net	$90,682	$83,532
Cost of sales	81,264	77,239

Gross profit	9,418	6,293
Operating expenses	6,454	5,502

Income from operations	2,964	791
Interest expense	2,131	1,809
Charges for early conversion of notes	400	—
Other income — net	(381)	(165)

Income (loss) before income taxes and discontinued operations	814	(853)
Income tax benefit	337	—

Income (loss) from continuing operations before discontinued operations	1,151	(853)
Income from discontinued operations, net of income taxes	55	971

Net income	$1,206	$118

Basic income per share:
Income (loss) from continuing operations	$0.02	$(0.03)
Income from discontinued operations	—	0.03

Net income	$0.02	$—

Diluted income per share:
Income (loss) from continuing operations	$—	$(0.03)
Income from discontinued operations	—	0.03

Net income	$—	$—

Weighted average shares outstanding:
Basic	59,130,813	31,640,994

Diluted	266,926,765	31,640,994

The accompanying notes are an integral part of these condensed consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT AND
COMPREHENSIVE INCOME

					Total
					Stockholders’
	Common Stock		Additional		Deficit and
			Paid-In	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Income

	(In thousands, except share data)
	(Unaudited)
Balance as of December 31, 2004	31,640,994	$32	$182,088	$(276,972)	$(94,852)
Conversion of New Senior Notes	126,883,592	127	54,236	—	54,363
Conversion of Junior Notes	7,007,260	7	2,635	—	2,642
Inducement for early conversion of Notes	20,083,628	20	140	—	160
Partial exercise of the LJH Warrant	70,942,220	71	—	—	71
Net income and comprehensive income	—	—	—	1,206	1,206

Balance as of March 31, 2005	256,557,694	$257	$239,099	$(275,766)	$(36,410)

The accompanying notes are an integral part of these condensed consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months
	Ended March 31,

	2005	2004

	(In thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,206	$118
Adjustments to reconcile net income to cash provided by (used in operating activities:
Income from discontinued operations	(55)	(971)
Inducement charge for conversion of notes	160	—
Paid-in-kind interest note obligations	563	476
Depreciation and amortization	1,259	1,282
Amortization of deferred financing costs	300	264
Provision for doubtful accounts	142	476
Change in working capital:
Accounts receivable	1,833	(17,163)
Inventories	(1,106)	507
Other assets	(761)	957
Accounts payable	3,074	4,522
Customer deposits	(387)	2,717
Other liabilities	788	2,251

Net cash provided by (used in) operating activities	7,016	(4,564)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(699)	(342)
Proceeds from sale of fixed assets, net of transaction expenses	—	24,861

Net cash (used in) provided by investing activities	(699)	24,519
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under senior debt facilities	86,833	75,838
Payments under senior debt facilities	(92,863)	(73,195)
Payments on term loan with financial institution	(291)	—
Payments on capital leases	(142)	(23,648)
Partial exercise of LJH Warrant	71	—
Payments of deferred financing costs	—	(966)

Net cash used in financing activities	(6,392)	(21,971)

Net cash provided by discontinued operations	55	626
Net decrease in cash and cash equivalents	(20)	(1,390)
Cash and cash equivalents, beginning of period	293	1,603

Cash and cash equivalents, end of period	$273	$213

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$(1,944)	$(1,775)

Income taxes refunded	$337	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Common stock issued in connection with conversion of New Senior Notes	$54,363	$—

Common stock issued in connection with conversion of Junior Notes	$2,642	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005
(Unaudited)
(Amounts and Shares in Thousands, Except Per Share Data)

1.	DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION and LIQUIDITY
     DESCRIPTION OF BUSINESS
      TIMCO Aviation Services, Inc. (the “Company”) is a Delaware corporation, which through its subsidiaries, provides aircraft maintenance, repair and overhaul (“MR&O”) services to commercial passenger airlines, air cargo carriers, aircraft leasing companies, maintenance and repair facilities and aircraft parts redistributors throughout the world.
      In January 2005, the Company extended a tender offer to the holders of its 8% Senior Subordinated Convertible PIK Notes due 2006 (“New Senior Notes”) and to the holders of its 8% Junior Subordinated Convertible PIK Notes due 2007 (“Junior Notes”) to receive a 15% premium for agreeing to an early conversion of their Notes into shares of the Company’s authorized but unissued common stock. The indentures relating to the New Senior Notes and Junior Notes provide that unless the New Senior Notes and the Junior Notes are redeemed prior to their maturity, the New Senior Notes, including all previously issued PIK interest and all accrued but unpaid interest, will automatically convert at their maturity into 270,276 shares of common stock and the Junior Notes, including all previously issued PIK interest and all accrued but unpaid interest, will automatically convert at their maturity into 9,320 shares of common stock.
      On March 8, 2005, the Company’s tender offer to the holders of its New Senior Notes and Junior Notes expired. As of the expiration of the tender offer, the Company had received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. At the closing of the offer, the Company issued 224,916 in aggregate shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offering, to the holders of the Junior Notes who tendered in the offer, and to LJH Ltd. (an entity controlled by the Company’s principal stockholder) in connection with its partial exercise of the LJH Warrant (defined below). After the closing of the offer, the Company has 256,558 shares outstanding and LJH, Ltd. owns approximately 57% of the outstanding common stock. See Note 5 for further information.
      As of March 31, 2005, $61,437 of New Senior Notes and $940 of Junior Notes remain outstanding. All such Notes will convert at their maturity into an aggregate of 145,705 shares of the Company’s authorized but unissued common stock. Further, upon the conversion of the remaining New Senior Notes and Junior Notes into shares of common stock at their maturity, LJH Ltd. will have the right to exercise the amended LJH Warrant to receive an additional 62,445 shares of common stock. At such time, the Company would have 464,707 shares of common stock outstanding and LJH Ltd. would own approximately 45% of the outstanding common stock.
     BASIS OF PRESENTATION
      The accompanying unaudited interim condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Pursuant to such rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, File No. 001-11775 (the “Form 10-K”).

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In the opinion of management, the accompanying unaudited interim condensed consolidated financial statements of the Company contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 2005, the results of its operations and its cash flows for the three month periods ended March 31, 2004 and 2005. The results of operations and cash flows for the three month period ended March 31, 2005 are not necessarily indicative of the results of operations or cash flows which may be reported for the year ending December 31, 2005.
     LIQUIDITY
      On April 12, 2005, the Company closed a financing arrangement with Monroe Capital Advisors LLC in which the Company obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to the Company by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) mature on December 31, 2007. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) are payable in monthly installments (as set forth in the financing agreement with Monroe Capital) with the balance due on December 31, 2007. For further details of this financing agreement, see Note 9.
      For the year ended December 31, 2004, the Company incurred a loss from continuing operations of $667. The Company also had a net stockholders’ deficit as of December 31, 2004 and for 2004 required additional cash flow above amounts provided from operations to meet its working capital requirements. During the first quarter ended March 31, 2005, while not necessarily indicative of the results of operations or cash flows which may be reported for the year ended December 31, 2005, the Company reported income from continuing operations of $1,151 and cash flow from operations of $7,016. The Company’s ability to service its debt obligations as they come due, including maintaining compliance with the covenants and provisions of all of its debt obligations is dependent upon the Company’s future financial and operating performance. That performance, in turn, is subject to various factors, including certain factors beyond the Company’s control, such as changes in conditions affecting the airline industry and changes in the overall economy. Additionally, as a result of the state of the general economy, fluctuations in the price of jet fuel, the currently on-going global war on terrorism, and a competitive price reduction in airfare prices, the airline industry, and thus the Company’s customer base, has been significantly impacted. The result for some carriers has been the filing for protection under Chapter 11 of the United States Bankruptcy Code. These factors have also resulted in some of the Company’s competitors exiting the maintenance, repair, and overhaul business.
      The Company is highly leveraged and has significant obligations under its outstanding debt and lease agreements. As a result, a significant amount of cash flow from operations is needed to make required payments of the Company’s debt and lease obligations, thereby reducing funds available for other purposes. Even if the Company is able to meet its debt service and other obligations when due, the Company may not be able to comply with the covenants and other provisions under its debt instruments. A failure to comply, unless waived by the lenders, would be an event of default and would permit the lenders to accelerate the maturity of these debt obligations. It would also permit the lenders to terminate their commitments to extend additional credit under their financing agreements. Additionally, our senior credit facilities provide for the termination of the financing agreements and repayment of all obligations in the event of a material adverse change in the Company’s business, as defined. If the Company was unable to meet its obligations under its debt instruments, or if the Company could not obtain waivers of defaults under any such agreements (including defaults caused by the failure to meet financial covenants), the lenders could proceed against the collateral securing these financing obligations and exercise all other rights available to them. While the Company expects that it will be able to make all required debt payments and meet all financial covenants in 2005, there can be no assurance that it will be able to do so.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	SALE OF ASSETS AND OPERATING ENTITIES
      In March 2004, the Company sold an office and warehouse facility located in Miramar, Florida that had previously been used in its parts redistribution operation for a sales price of $26,000. The proceeds of the sale were used to repay the $23,824 balance of the Company’s TROL financing obligation and to pay transaction expenses and other expenses associated with the property. The remainder of the proceeds was used to repay amounts outstanding under a previously outstanding senior credit facility in April 2004. As a result of this transaction, the Company recognized a gain on disposal of fixed assets of $825. This gain, along with the related rental income, depreciation expense and interest expense, is included within income from discontinued operations, net of income taxes within the accompanying condensed consolidated statement of operations for the three month period ended March 31, 2004. See the Company’s Annual Report of Form 10-K for the year ended December 31, 2004 for particulars of the Company’s TROL financing obligation and refinancing of all of the Company’s senior debt obligations.

3.	SENIOR CREDIT FACILITIES
      On April 8, 2004, the Company closed on a refinancing of all of its senior debt as contemplated by a financing agreement dated April 5, 2004 between the Company and the CIT Group. Under this financing agreement, the Company obtained the CIT Group Revolving Line of Credit, which is a $35,000 senior secured revolving line of credit, and the CIT Group Term Loan, which is a $6,400 senior secured term loan. The Company used the proceeds from the CIT Group Credit Facility to repay in full amounts outstanding under its previously outstanding senior credit facility, to repay a warrant repurchase obligation due to a previous lender and for working capital. See the Company’s Annual Report of Form 10-K for the year ended December 31, 2004 for particulars of the Company’s refinancing of all of its previously outstanding senior debt and the warrant repurchase obligation due to a previous lender.
      The CIT Group Revolving Line of Credit is due December 31, 2007 and bears interest, at the Company’s option, at (a) Prime plus an advance rate ranging from 0.00% to 0.75%, or (b) LIBOR plus an advance rate ranging from 2.50% to 4.00%, with the advance rates contingent on the Company’s leverage ratio. The Company has currently elected both Prime and LIBOR options for portions of the outstanding revolving line of credit. Also, in accordance with the requirements of EITF 95-22, the Company has presented this revolving line of credit as a short-term obligation. The CIT Group Term Loan is due in quarterly installments of $291, which commenced on October 1, 2004, with the final quarterly installment due on December 31, 2007. The CIT Group Term Loan bears interest at the prevailing rate of the CIT Group Revolving Line of Credit plus one percent. Also, the CIT Group Credit Facility contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the CIT Group Credit Facility and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the Hilco Term Loan (described below) and the recently established Monroe Capital Loans (see Note 9) will also result in a default under the CIT Group Credit Facility. Borrowings under the CIT Group Credit Facility are secured by a lien on substantially all of the Company’s assets. Borrowings under the CIT Group Revolving Line of Credit are based on a borrowing base formula that takes into account the level of the Company’s receivables and inventory. Further, the amounts that the Company can borrow under the CIT Group Revolving Line of Credit are affected by various availability reserves that are established by the lenders under the financing agreement, and the Company’s borrowings under the CIT Group Revolving Line of Credit are limited based on the ratio of the Company’s debt to EBITDA. Finally, the agreement relating to the CIT Group Revolving Line of Credit requires that at the time of each additional borrowing, the Company must make various representations and warranties to its lenders regarding its business (including several reaffirming that there have been no changes in the status of specific aspects of the Company’s business that could reasonably be expected to have a material adverse effect upon the business operation, assets, financial condition or collateral of the Company and its subsidiaries taken as a whole), and be in compliance with various affirmative and negative covenants,

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
all as more particularly set forth in the agreement. As of March 31, 2005, the outstanding aggregate amount borrowed under the CIT Group Revolving Line of Credit was $5,662, the outstanding CIT Group Term Loan was $5,818, the amount of outstanding letters of credit under the CIT Group Revolving Line of Credit was $12,064, and $11,755 was available for additional borrowing under the CIT Group Revolving Line of Credit.
      Simultaneous with the inception of the CIT Group Credit Facility, the Company obtained the Hilco Term Loan, which was an $8,000 term loan, from Hilco Capital LP (which loan has now been assigned to Monroe Capital; see Note 9). The Company used the proceeds from the Hilco Term Loan to repay amounts outstanding under its previously outstanding senior credit facility. The Hilco Term Loan matures on December 31, 2007 and bears interest at Prime plus an advance rate ranging from 3.00% and 6.00% with the advance rate contingent upon meeting (from time to time) a ratio of the Company’s secured debt to EBITDA. In addition, the Hilco Term Loan bears PIK interest ranging from 2.00% to 5.00% with the prevailing rate also being contingent upon the ratio of the Company’s level of secured debt to EBITDA. At no time during the term of this loan, however, is the combined cash and PIK interest rate to be less then 9.00% nor greater then 18.00% per annum. Also, the Hilco Term Loan contains certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provides for the termination of the Hilco Term Loan and repayment of all debt in the event of a change in control, as defined. In addition, an event of default under the CIT Group Credit Facility (described above) would also result in a default under the Hilco Term Loan. Borrowings under the Hilco Term Loan are secured by a lien on substantially all of the Company’s assets. On April 12, 2005, the Company entered into a financing arrangement in which Monroe Capital acquired all rights and obligations related to this term loan from Hilco Capital. In that agreement, the terms of the Hilco Term Loan were modified. See Note 9 for particulars of this transaction, the amended loan terms and the additional funding obtained from Monroe Capital.

4.	TERM LOAN TO A RELATED PARTY
      On April 8, 2004, the Company entered into an agreement with its principal stockholder pursuant to which it combined all of its previously outstanding debt (principal plus accrued and unpaid interest) with its principal stockholder into a related party term loan due on January 31, 2008 (the “LJH Term Loan”). The LJH Term Loan combines the $1,300 loan relating to the Brice acquisition, the $6,050 related party term loan made in May 2003, the $900 obligation related to the AMS inventory purchase, the $5,000 loan which replaced the Company’s previous term loan with BofA and PIK interest previously paid on these obligations. See the Company’s Annual Report of Form 10-K for the year ended December 31, 2004 for particulars regarding these combined debt obligations. The LJH Term Loan bears interest at 18% per annum, 6% of which is payable in cash and the balance of which is payable-in-kind. Additionally, the PIK interest balance compounds into principal debt semi-annually in January and August. The LJH Term Loan is pari-passu with the New Senior Notes, but is secured by a lien on substantially all of the Company’s assets. The LJH Term Loan also contains cross acceleration provisions if the Company’s obligations to the CIT Group and Monroe Capital are accelerated.
      As partial consideration for the funding of a $6,050 term loan with the Company’ principal stockholder in 2003, of which this amount has become part of the related party term loan discussed above, the Company issued a warrant (the “LJH Warrant”) to its principal stockholder to acquire, for nominal consideration, 30% of the Company’s outstanding common stock (on a fully-diluted basis) as of the day the warrant is exercised. The warrant is exercisable on or before January 31, 2007. The warrant valuation, as determined by an independent business valuation specialist through a fair market value assessment of the Company, was recorded at $1,258 in 2003.
      The Company recorded the value of this warrant as deferred financing costs and was amortizing this amount to expense over a three-year period (the original period of this loan). As a result of the related party

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
term loan refinancing described above, effective April 8, 2004 the Company reset the amortization period for the unamortized deferred financing balance and will amortize this amount over the term of the newly established related party term loan.
      In January 2005, the Company extended an offer for early conversion of its New Senior Notes and Junior Notes. As part of this offer, the Company’s principal stockholder agreed to certain amended terms with respect to the LJH Warrant. Upon the completion of the Company’s tender offer, its principal stockholder partially exercised the LJH Warrant. As a result of this partial exercise, the Company’s principal stockholder received 70,942 shares of the Company’s authorized but unissued common stock. Additionally, the LJH Warrant was amended such that upon the maturity of the remaining untendered New Senior Notes and Junior Notes, which is to occur on December 31, 2006 and January 2, 2007, respectively, and the automatic conversion of these notes into common stock, the Company’s principal stockholder will have the right to exercise the amended warrant to receive an additional 62,445 shares of common stock. See Note 5 for specifics of this tender offer.

5.	SUBORDINATED NOTES
     OFFERING AND CONSENT SOLICITATION
      In January 2005, the Company extended an offering and consent solicitation relating to the New Senior Notes and the Junior Notes. Under the contractual terms of the New Senior Notes and the Junior Notes (collectively, the “Notes”), the Notes will automatically convert at their maturity into a fixed number of shares of the Company’s authorized but unissued common stock unless, prior to their maturity, the Notes are redeemed in accordance with their terms for cash and additional shares of common stock.
      In the offer, the Company offered holders of the Notes the right to receive a 15% premium payable in shares of its common stock if the holders agreed to an early conversion of their Notes into common stock during the conversion period, which expired as of March 8, 2005. The Company also solicited consents from the holders of its New Senior Notes and Junior Notes to remove all material covenants contained in the indentures, including the covenant restricting the amount of senior debt that the Company may incur and the covenant requiring the Company to redeem the Notes upon a change of control. If the holders tendered their Notes, they were automatically consenting to the proposed amendments to the indentures. To become effective for each class of Notes, the amendments required the consent of a majority of the holders of the Notes (excluding from this computation the Notes held by the Company’s principal stockholder).
      The Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes and tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. Based on the level of premium shares that have been issued (see below), for the first quarter ended March 31, 2005, the Company recorded an inducement charge of $160 and incurred related transaction expenses of $240.
      At the closing of the offer, the Company issued 145,916 shares of its authorized but unissued common stock to the holders of the New Senior Notes who tendered in the offer (including 19,032 premium shares), 8,058 shares of its authorized but unissued common stock to the holders of the Junior Notes who tendered in the offer (including 1,051 premium shares), and 70,942 shares to LJH Ltd. (an entity controlled by the Company’s principal stockholder) in connection with its partial exercise of the LJH Warrant. See Note 4 for information about the LJH Warrant. After the closing of the offer, the Company has 256,558 shares outstanding and the Company’s principal stockholder holds approximately 57% of the outstanding common stock.
      In accordance with the terms of the offer, all Notes that were properly tendered were accepted for early conversion. The Company received consents representing a majority in aggregate principal amount of the outstanding Junior Notes in the consent solicitation, and accordingly, the proposed amendments to the

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
indentures governing the Junior Notes have become effective. Since the Company did not receive consents representing a majority in aggregate principal amount of the outstanding New Senior Notes in the consent solicitation, the indentures governing the New Senior Notes were not amended.
      As of March 31, 2005, $61,437 of New Senior Notes and $940 of Junior Notes remain outstanding. All such Notes will convert at their maturity into an aggregate of 145,705 shares of the Company’s authorized but unissued common stock. Further, upon the conversion of the remaining New Senior Notes and Junior Notes into shares of common stock at their maturity, LJH Ltd. will have the right to exercise the amended LJH Warrant to receive an additional 62,445 shares of common stock. At such time, the Company would have 464,707 shares of common stock outstanding and LJH Ltd. would own approximately 45% of the outstanding common stock.
      The Company believes that the remaining New Senior Notes and Junior Notes will convert into common stock at their maturity, since the Company does not expect to be in a position to redeem the remaining New Senior Notes and Junior Notes in accordance with their terms. Further, management does not believe that a “change of control”, as defined in the indenture relating to the New Senior Notes, will occur at any time prior to the maturity of the Notes. As such and although generally accepted accounting principles require the remaining Notes to be treated as a debt instrument, the Company believes that the remaining Notes should be considered a common stock equivalent.
      The following table sets forth (1) the Company’s actual capitalization as of March 31, 2005 and (2) the Company’s pro forma capitalization as of March 31, 2005 as if the remaining untendered Notes had automatically converted into common stock at their maturity and the remaining portion of the LJH Warrant had been exercised in full at that date:

		Adjustments
		Upon
	Actual	Maturity		Pro Forma
	Unaudited	Unaudited		Unaudited

Revolving loan	$5,662	$—		$5,662
Notes payable to financial institutions	13,818	—		13,818
Capital lease obligation	4,778	—		4,778
Related party term loan	15,862	—		15,862
Old senior subordinated notes due 2008	16,247	—		16,247
New senior subordinated convertible PIK notes due 2006	61,437	(61,437	)(A)	—
Junior subordinated convertible PIK notes due 2007	940	(940	)(A)	—

Total debt	$118,744	$(62,377)		$56,367

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding, 15,000 shares designated series A junior participating	$—	$—		$—
Common Stock, $0.001 par value, 500,000,000 shares authorized, 256,557,694 shares issued and outstanding on March 31, 2005, 464,707,273 shares issued and outstanding on March 31, 2005 on a proforma basis	257	208	(B)	465
Additional paid in capital	239,099	62,231	(B)	301,330
Accumulated deficit	(275,766)	—		(275,766)

Total stockholders’ (deficit) equity	$(36,410)	$62,439		$26,029

Total capitalization	$82,334	$62		$82,396

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      (A) Represents the conversion of the outstanding New Senior Notes and Junior Notes into shares of common stock at their maturity.
      (B) Reflects: (i) the issuance of 145,705 shares to the holders of the untendered New Senior Notes and Junior Notes upon the maturity of such Notes; and (ii) the issuance of 62,445 shares to the Company’s principal stockholder upon the complete exercise of the LJH Warrant. Upon the maturity of the New Senior Notes and Junior Notes, and upon the complete exercise of the remaining portion of the LJH Warrant in early 2007, the Company will have 464,707 shares of common stock outstanding.
     8% SENIOR SUBORDINATED PIK NOTES DUE 2006
      On February 28, 2002, in connection with its capital and debt restructuring, the Company issued $100,000 face value, in aggregate, principal amount of 8.0% senior subordinated convertible paid-in-kind (“PIK”) notes (“New Senior Notes”), which mature on December 31, 2006. On March 8, 2005, in conjunction with the Company’s offering and consent solicitation (see above), the Company received tenders and related consents from holders of 47.0% in aggregate principal amount of the New Senior Notes. After consummation of the offer, $61,437 of New Senior Notes remain outstanding. The New Senior Notes bear interest from the date of issuance and are payable at the Company’s option either in cash or paid-in-kind through the issuance of additional New Senior Notes semiannually on June 30 and December 31 of each year.
      The New Senior Notes are redeemable for cash at the Company’s option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2005 — 75.625% and 2006 — 77.5%. The New Senior Notes also provide that the holders will receive an aggregate of 1,593 shares of common stock if the New Senior Notes are redeemed in 2005 or 2006.
      If the New Senior Notes have not already been redeemed or repurchased, the New Senior Notes, including those New Senior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on December 31, 2006 into an aggregate of 143,392 shares of common stock. Holders of New Senior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.
     8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
      In 1998, the Company sold $165,000 of senior subordinated notes (“Old Notes”) with a coupon rate of 8.125% at a price of 99.395%, which mature on February 15, 2008. On February 28, 2002, $149,000 face value of these notes were cancelled as part of a note exchange in exchange for cash and securities, and substantially all of the covenants contained in the indenture relating to the remaining Old Notes were extinguished. As a result of the exchange offer and consent solicitation, $16,247 in aggregate principal amount, net of unamortized discount, of Old Notes remain outstanding at March 31, 2005. Interest on the Old Notes is payable on February 15 and August 15 of each year.
      The Old Notes are redeemable, at the Company’s option, in whole or in part, at any time after February 15, 2003, at the following redemption prices, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date: (i) 2005 — 101.354%; and (ii) 2006 and thereafter — 100%. Upon the occurrence of a change in control, the Company will be required to make an offer to repurchase all or any part of each holder’s senior subordinated notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the repurchase date. There can be no assurance that the Company will have the financial resources necessary to purchase the remaining Old Notes upon a change in control or that such repurchase will then be permitted under the Company’s senior credit facilities.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
 8% JUNIOR SUBORDINATED PIK NOTES DUE 2007
      In September 2002, as part of a class action settlement, the Company issued $4,000 face value, in aggregate, junior subordinated convertible PIK notes (“Junior Notes”). On March 8, 2005, in conjunction with the Company’s offering and consent solicitation (see above), the Company received tenders and related consents from holders of 75.2% in aggregate principal amount of the Junior Notes. After consummation of the offer, $872 of Junior Notes remain outstanding. The Junior Notes bear interest at 8% and mature on January 2, 2007. Interest on the Junior Notes is payable, at the Company’s option, either in cash or paid-in-kind through the issuance of additional notes semiannually on June 30 and December 31 of each year. Additionally, the Junior Notes were recorded as of September 20, 2002 (the effective date) at the then current redemption value of $2,500. As a result of the Company’s tender offer, the current redemption value approximates $940. The discount on these Junior Notes is being accreted to the redemption value that would be due if the Junior Notes were redeemed immediately prior to maturity in January 2007, of approximately $1,150.
      The Junior Notes are redeemable for cash at the Company’s option at the following percentages of par plus accrued interest on the par value through the date of redemption: 2005 — 75.625% and 2006 — 77.5%. The Junior Notes also provide that the holders will receive an aggregate of 26 shares of common stock if the Junior Notes are redeemed in 2005 or 2006.
      If the Junior Notes have not already been redeemed or repurchased, the Junior Notes, including those Junior Notes previously issued as paid-in-kind interest and all accrued but unpaid interest, will automatically convert on January 2, 2007 into an aggregate of 2,313 shares of common stock. Holders of Junior Notes will not receive any cash payment representing principal or accrued and unpaid interest upon conversion; instead, holders will receive a fixed number of shares of common stock and a cash payment to account for any fractional shares.

6.	COMMITMENTS AND CONTINGENCIES
     ENVIRONMENTAL MATTERS
      The Company is taking remedial action pursuant to Environmental Protection Agency and Florida Department of Environmental Protection (“FDEP”) regulations at TIMCO-Lake City. Ongoing testing is being performed and new information is being gathered to continually assess the impact and magnitude of the required remediation efforts on the Company. The Company is currently monitoring the remediation, which will extend into the future. Based on current testing, technology, environmental law and clean-up experience to date, the Company believes that it has established an adequate accrual for the estimated costs associated with its current remediation strategies. Additionally, during 2003 the Company secured an insurance policy to comply with the financial assurances required by the FDEP. During the 2004 fiscal year and the first quarter of fiscal 2005, the Company has proceeded with its remediation plan with no significant change in the estimated compliance costs and has maintained its insurance policy to comply with the financial assurances required by the FDEP.
      Additionally, there are other areas adjacent to TIMCO-Lake City’s facility that could also require remediation. The Company does not believe that it is responsible for these areas; however, it may be asserted that the Company and other parties are jointly and severally liable and are responsible for the remediation of those properties.
      Accrued expenses in the accompanying March 31, 2005 and December 31, 2004 condensed consolidated balance sheets include $800 related to obligations to remediate the environmental matters described above. Future information and developments will require the Company to continually reassess the expected impact of the environmental matters discussed above. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating environmental exposures. These uncertainties include

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the extent of required remediation based on testing and evaluation not yet completed and the varying costs and effectiveness of remediation methods. In the opinion of management, the ultimate resolution of these environmental exposures will not have a material adverse effect upon the financial condition or results of operations of the Company.
     LEASE COMMITMENTS WITH RELATED PARTIES
      In 2002, an entity controlled by the Company’s principal stockholder acquired the operating assets of Aviation Management Systems, Inc. (“AMS”) located in Phoenix, Arizona. Additionally, this entity assumed a lease with the City of Phoenix for facilities previously leased by AMS at the Goodyear Airport. In 2003, the Company entered into an operating sublease agreement with its principal stockholder to operate the business in these facilities. The term of the sublease is for three years with rental payments of $432 annually. Under the sublease agreement, the Company is also responsible for insurance, taxes and charges levied by the City of Phoenix. Further, in 2004, the Company entered into an equipment lease with its principal stockholder with respect to certain equipment and tooling used at the Goodyear facility (which equipment and tooling had been acquired by the Company’s principal stockholder in the AMS bankruptcy proceedings). The lease, which is recorded as a capital lease, is for a two-year term and requires monthly payments of $74.
      During 2002, the Company sold certain real estate and fixtures located in Dallas, Texas, to the Company’s principal stockholder. The gross sale price for these assets was approximately $2,400, which was the estimated fair market value, based on a third party appraisal, on the sale date. Simultaneous with this sale, the Company entered into a lease agreement with the principal stockholder for substantially all of these assets. The term of this lease is ten years. Annual rental payments are approximately $300 per year, with the Company being responsible for, among other things, taxes, insurance and utilities. The sale and resulting leaseback qualify for sale leaseback accounting pursuant to SFAS No. 98, “Accounting for Leases”. The Company deferred the gain on sale of approximately $1,700 and is amortizing this gain to income over the term of the lease agreement as an offset to rent expense. Deferred income within the accompanying March 31, 2005 and December 31, 2004 condensed consolidated balance sheets includes $1,262 and $1,305, respectively, relating to this sale leaseback transaction.
      These leases are believed to be on terms not less favorable to the Company than could be obtained from an unaffiliated third party.
     LITIGATION AND CLAIMS
      The Company is involved in various lawsuits and contingencies arising out of its operations in the normal course of business. In the opinion of management, the ultimate resolution of these claims and lawsuits will not have a material adverse effect upon the financial condition or results of operations of the Company.
     OTHER MATTERS
      In August 2004, a settlement agreement for unsecured claims was reached with the entity from which the Company had acquired its Oscoda, Michigan engine and airframe maintenance facilities in 1999. Pursuant to that entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, the Company would receive a pro rata portion of 7,000 shares of common stock in the reorganized company based on the Company’s unsecured claim as compared to the total of all unsecured claims. In April 2005, the common stock was distributed. See Note 9.
      An entity controlled by the Company’s principal stockholder purchases aircraft for resale and lease, and the Company provides aircraft maintenance service work to that entity. Services provided to that entity are charged at not less then the rates that would be charged for such services to an unaffiliated third party. During the first quarter of 2005, the billings related to the services that were provided to such entity were

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
approximately $660. At March 31, 2005, the Company had a net receivable from this entity of $1,831, of which $500 has been received subsequent to the end of the first quarter.
      The Company has employment agreements with its executive officers and certain of its key employees. The employment agreements provide that such officers and key employees may earn bonuses, based upon a sliding percentage scale of their base salaries, provided the Company achieves certain financial operating results, as defined. Further, certain of these employment agreements provide for severance benefits in the event of a change of control.
      See Note 9 for particulars of an operating lease commitment that the Company entered into subsequent to March 31, 2005.

7.	WEIGHTED AVERAGE SHARES
      Basic income per share is computed using the weighted-average number of shares outstanding during the period. Diluted income per share uses the weighted-average number of shares outstanding during the period plus the dilutive effect of stock options calculated using the treasury stock method. Weighted average shares used in the computation of basic and diluted income per share is as follows:

	For the Three Months Ended
	March 31,

	2005	2004

Weighted average common and common equivalent shares outstanding:
Basic	59,130,813	31,640,994
Effect of dilutive securities	207,795,952	—

Diluted	266,926,765	31,640,994

Common stock equivalents outstanding which are not included in the calculation of diluted earnings per share because their impact is antidilutive	15,526,757	308,483,246

8.	STOCK COMPENSATION PLANS
      As permissible under SFAS No. 123, “Accounting for Stock-Based Compensation”, the Company currently accounts for all stock-based compensation arrangements using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Certain Transactions Involving Stock Compensation”. Accordingly, no compensation cost is recognized for stock option awards granted to employees at or above fair market value.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table illustrates the effects on net income and earnings per share if the Company had applied the fair value recognition of FASB Statement No. 123 to stock-based employee compensation:

	Quarter Ended
	March 31,

	2005	2004

Net income — as reported	$1,206	$118
Additional expense	(19)	(177)
Net (loss) income — pro forma	1,187	(59)
Net income per share, basic — as reported	0.02	0.00
Net income per share, diluted — as reported	0.00	0.00
Net income (loss) per share, basic — pro forma	0.02	(0.00)
Net income (loss) per share, diluted — pro forma	0.00	(0.00)
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment”, which is a revision of FASB Statement 123, “Accounting for Stock-Based Compensation”. SFAS No. 123 (Revised 2004) will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. This Statement, as amended in April 2005, will be adopted by the Company during the first quarter of 2006 (ending March 31, 2006).

9.	SUBSEQUENT EVENTS
     FINANCING ARRANGEMENT WITH MONROE CAPITAL
      On April 12, 2005, the Company closed on a financing arrangement with Monroe Capital Advisors LLC in which the Company obtained a $7,000 senior secured term loan and a $3,000 delayed draw term loan designated for capital expenditures. Additionally, Monroe Capital acquired the $8,000 senior secured term loan previously made to the Company by Hilco Capital LP. The original $8,000 term loan due to Hilco Capital (and acquired by Monroe Capital as part of this financing) and the new $7,000 term loan (collectively the “Term Loans”) mature on December 31, 2007. The Term Loans bear cash interest at the annual rate of LIBOR (which for purposes of the Term Loans shall never be lower than 2.25%) plus 6.00% and PIK interest at the rate of 2.00% per annum. Borrowings for capital expenditures made under the $3,000 delayed draw term loan (the “Monroe Capital Line of Credit” and together with the Term Loans the “Monroe Capital Loans”) are payable in monthly installments (as set forth in the financing agreement) with the balance due on December 31, 2007. The Monroe Capital Line of Credit bears cash interest at the per annum rate of LIBOR (which for purposes of the Monroe Capital Line of Credit shall never be lower than 2.25% nor greater than 5.00%) plus 6.00% and PIK interest at the rate of 1.00% per annum.
      The financing agreement related to the Monroe Capital Loans contain certain financial covenants regarding the Company’s financial performance and certain other covenants, including limitations on the incurrence of additional debt, and provide for the termination of the Monroe Capital Loans and the repayment of all debt in the event of a change in control, as defined in the agreement relating to the Monroe Capital Loans. In addition, an event of default under the Company’s CIT Group Credit Facility (described in Note 3) will also result in a default under the Monroe Capital Loans. Borrowings under the Monroe Capital Loans are secured by: (i) a first lien on the assets that the Company acquires or refinances with the Monroe Capital Line of Credit, and (ii) a second lien on substantially all of the Company’s other assets.

TIMCO AVIATION SERVICES, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     OPERATING LEASE COMMITMENT
      On April 15, 2005 the Company entered into an operating lease agreement with Maxus Leasing Group for tooling and other equipment to be used for the repair and overhaul of CFM engines. The initial term of the lease is 48 months with a cancellation option, contingent upon the payment of a cancellation fee, after the first 12 months. Rental payments approximate $1,320 per year, with the Company also responsible for insurance, taxes, and other upfront expenditures.
     RECEIPT AND RECOGNITION OF SETTLEMENT
      As discussed in Note 6, in August 2004, a settlement agreement for unsecured claims was reached with the entity (Kitty-Hawk, Inc.) from which the Company acquired its Oscoda, Michigan engine and airframe maintenance facilities in 1999. In April 2005, pursuant to this entity’s plan of reorganization under Chapter 11 of the United States Bankruptcy Code, the Company received 1,364 shares of new common stock in the reorganized company in settlement of its claim against that entity’s bankruptcy estate. Based on the stock price of the reorganized company on April 21, 2005, which approximated $1.30 per share, the Company will record, in accordance with SFAS No. 5, “Accounting for Contingencies”, a gain of $1,773 in the second quarter of 2005.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby:

SEC Registration Fee	$
Subscription Agent Fee
Printing and Engraving Costs
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	$

ITEM 14.	Indemnification of Directors and Officers.
      Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the fact that such person acted in any of the capacitates set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper.
      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) of Section 145 in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party shall be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators, and empowers the corporation to purchase and maintain liability insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a Certificate of Incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
      Article VII of TIMCO Aviation Services, Inc.’s Second Amended and Restated Certificate of Incorporation states that:
      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware (the “DGCL”), or (iv) for any transaction from which the Director derived an improper personal benefit.
      Any repeal or modification of this Article VII by (i) the stockholders of the Corporation, or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as Director at the time of such repeal or modification.
      In addition, Article V of TIMCO Aviation Services, Inc.’s bylaws further provide that TIMCO Aviation Services, Inc. shall indemnify present and past officers, directors, and employees to the fullest extent permitted by law.
      These limitations on liability would apply to violations of the federal securities laws. However, TIMCO Aviation Services, Inc. has been advised that in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy and is therefore unenforceable.

ITEM 15.	Recent Sales of Unregistered Securities.
      In January 2001, pursuant to the sale of a loan to our principal stockholder, Lacy Harber, the Company granted to Mr. Harber a warrant to purchase 2,500 shares at an exercise price of $36.25 per share.
      In February 2001, we obtained a term loan from a financial institution. In connection with obtaining this loan, four individuals provided credit support to the financial institution that advanced the loan. In return for providing credit support, each of these individuals were granted warrants to purchase 25,000 shares of our common stock at an exercise price of $40.00 per share.
      In April and May of 2001, Messrs. Harber and Alpert (a former principal stockholder of the Company) provided credit support to us relating to our tax retention operating lease and with respect to a short-term increase in the above-described term loan. In return for providing such credit support, Mr. Alpert received a warrant to purchase 5,000 shares at an exercise price of $17.50 per share and Mr. Harber received warrants to purchase 5,000 shares and 33,333 shares at exercise prices of $17.50 per share and $14.00 per share, respectively.
      For providing credit support for a previously outstanding term loan to a financial institution, in September 2002 the Company issued five-year warrants (exercisable upon grant) to purchase 750,000 shares of its unissued common stock at an exercise price of $1.05 per share to each of Messrs. Harber and Don Sanders (warrants to purchase 1,500,000 shares of common stock in the aggregate). Additionally, the Company paid approximately $50 in cash to both of these individuals.
      In May 2003, in connection with a $6,050,000 term loan, we issued a warrant (the “LJH Warrant”) to our principal stockholder to purchase, for nominal consideration, 30% of our outstanding common stock (on a fully diluted basis) on or before January 31, 2007. In our recently completed tender offer, our principal stockholder exercised the LJH Warrant in part with respect to the then outstanding shares (excluding the premium shares issued to the holders of our New Senior Notes and Junior Notes who tendered in the offer). As a result of the partial exercise of the LJH Warrant, at the closing of the tender offer we issued 70,942,220 shares of our common stock to our principal stockholder. We also amended the LJH Warrant to provide that LJH has the right to acquire an additional 62,444,874 shares of our common stock for $.001 per share on or before January 31, 2007 in the event that the untendered New Senior Notes and Junior Notes are converted into common stock, which will automatically occur at the maturity of those instruments.
      Each of the above-referenced issuances of unregistered securities was exempt from the registration requirements under the Securities Act of 1933 (“Securities Act”) by reason of the exemption from registration provided under Section 4(2) of the Securities Act.

ITEM 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number	Description

3.1	Certificate of Incorporation of Aviation Sales Company and amendment thereto(2)

3.2	Second Amendment to Certificate of Incorporation(4)

3.3	Third Amendment to Certificate of Incorporation(25)

3.4	Bylaws(2)

4.1	Indenture, dated as of February 17, 1998, among Aviation Sales, the Subsidiary Guarantors named therein and SunTrust Bank, Central Florida, National Association, Trustee(3)

4.2	Form of Supplemental Indentured, dated as of February 28, 2002, among Aviation Sales, the Subsidiary Guarantors named therein and the Trustee(24)

4.3	Common Stock Purchase Warrant Certificate issued on February 18, 2000 to Citicorp USA, Inc.(10)

4.4	Amendment to Warrant between Citicorp USA, Inc. and the Company(26)

4.5	Form of Common Stock Purchase Warrants issued in February 2001(16)

4.6	Indenture, dated as of February 28, 2002 among TIMCO Aviation Services, Inc., the Subsidiary Guarantors mentioned therein and Trustee with respect to the 8% Senior Subordinated Convertible PIK notes due 2006(22)

4.7	Warrant Agreement(22)

4.8	Common Stock Purchase Warrant issued in the Company’s 2002 restructuring and in connection with the settlement of certain litigation(22)

4.9	Form of Warrants issued to LJH, Ltd. and Don A. Sanders in September 2002(31)

4.10	Warrant issued to LJH, Ltd. on May 14, 2003(31)

4.11	Indenture, dated as of September 20, 2002, among TIMCO, the Subsidiary Guarantors named therein, and the Trustees with respect to the 8% Junior Subordinated Convertible PIK Notes due 2007, as amended(35)

5.1	Opinion of Akerman, Senterfitt & Eidson, P.A.(40)

10.1	Fourth amended and restated Credit Agreement dated May 31, 2000 by and among Aviation Sales, certain of our Subsidiaries and Citicorp USA, Inc. as Agent(11)

10.2	Lease dated July 22, 1998 by and between Ben Quevedo, Ltd. and Caribe(7)

10.3	1996 Director Stock Option Plan(4)

10.4	1996 Stock Option Plan(4)

10.5	TIMCO Aviation Services, Inc. 2001 Stock Option Plan(30)

10.6	Reserved

10.7	Credit Agreement dated as of December 17, 1998 among First Security Bank, National Association, as Owner Trustee for the Aviation Sales Trust 1998 — 1, as Lessor, NationsBank, National Association as Administrative Agent, and the several lenders thereto(6)

Exhibit
Number	Description

10.8	Lease Agreement dated as of December 17, 1998, between First Security Bank, National Association, as Owner Trustee under Aviation Sales Trust 1998 — 1, as Lessor, and Aviation Sales, as Lessee(6)

10.9	Guaranty Agreement (Series A Obligations) between Aviation Sales, substantially all of our Subsidiaries and NationsBank, National Association, as Agent for the Series A Lenders, dated as of December 17, 1998(6)

10.10	Guaranty Agreement (Lease Obligations) between substantially all the subsidiaries of Aviation Sales and First Security Bank, National Association, as Owner Trustee for the Aviation Sales Trust 1998 — 1, dated as of December 17, 1998(6)

10.11	Participation Agreement between Aviation Sales as Construction Agent and Leases, First Security Bank, National Association, as Owner Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and Nations Bank, National Association, as Administrative Agent, dated as of December 17, 1998(6)

10.12	Amendment No. 1 to Participation Agreement between Aviation Sales as Construction Agent and Leases, First Security Bank, National Association, as Owner Trustee, the Various Banks and other lending institutions as the Holders and Lenders, and Nations Bank, National Association, as Administrative Agent, dated as of February 18, 2000(10)

10.13	Amendment Agreement No. 2 for Lease Agreement and Certain Other Operative Agreements, dated May 31, 2000(11)

10.14	Amendment No. 1, dated as of August 14, 2000, to the Fourth Amended and Restated Credit Agreement(12)

10.15	Amendment Agreement No. 3 for Lease Agreement and Certain Other Operative Agreements(12)

10.16	Asset Purchase Agreement by and among Barnes Group Inc., Aviation Sales, Aviation Sales Manufacturing Company, AVS/ Kratz-Wilde Machine Company and Apex Manufacturing, Inc., dated as of August 3, 2000(13)

10.17	Amendment No. 1 dated September 7, 2000 to the Asset Purchase Agreement by and among Barnes Group Inc., Aviation Sales, Aviation Sales Manufacturing Company, AVS/ Kratz-Wilde Machine Company and Apex Manufacturing, Inc., dated as of August 3, 2000(13)

10.18	Amendment no. 2 dated as of November 14, 2000 to Fourth Amended and Restated Credit Agreement (14)

10.19	Amendment Agreement No. 4 for Lease Agreement and Certain Other Operative Agreements(14)

10.20	Asset Purchase Agreement among Aviation Sales, Aviation Sales Distribution Services Company (“ASDC”) and Kellstrom, dated September 20, 2000(15)

10.21	Letter Agreement to Asset Purchase Agreement, dated November 28, 2000(15)

10.22	Inventory Purchase Agreement among KAV, Aviation Sales and ASDC, dated September 30, 2000(15)

10.23	Letter Amendment to Inventory Purchase Agreement, dated November 28, 2000(15)

10.24	Form of KAV Senior Subordinated Note(15)

10.25	Form of KAV Junior Subordinated Note(15)

10.26	Operating Agreement of KAV, dated September 20, 2000, between Aviation Sales and Kellstrom(15)

10.27	Letter Agreement between Kellstrom, KAV and Aviation Sales, dated December 1, 2000, with respect to the payment of KAV Operating Expenses(15)

10.28	Consignment Agreement between KAV and Kellstrom, dated December 31, 2000(15)

10.29	Equipment Lease Agreement, dated December 1, 2000, between Aviation Sales, ASDC and Kellstrom (16)

10.30	Lease Agreement, dated December 1, 2000, among ASDC and Kellstrom (Pearland)(15)

10.31	Lease Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Miramar)(15)

Exhibit
Number	Description

10.32	Non-Competition Agreement, dated December 1, 2000, among ASDC, Aviation Sales and Kellstrom(15)

10.33	License Agreement, dated December 1, 2000, among Aviation Sales, ASDC and Kellstrom(15)

10.34	Cooperation Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales(15)

10.35	Letter Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Equipment)(15)

10.36	Letter Agreement, dated December 1, 2000, between Kellstrom and Aviation Sales (Pearland)(15)

10.37	Consent and Amendment No. 3, dated November 28, 2000, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(15)

10.38	Amendment and Consent Agreement No. 5 for Participation Agreement and Certain Other Operative Agreements, dated as of December 1, 2000(15)

10.39	Agreement, dated February 14, 2001, between various subsidiaries of Aviation Sales and Bank of America, N.A.(16)

10.40	$10.0 million Term Loan Note, dated February 14, 2001(16)

10.41	Form of Limited Guaranty in favor of Bank of America, N.A.(16)

10.42	Amendment No. 4, Consent and Waiver, dated February 14, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(16)

10.43	Amendment and Consent Agreement No. 7 for Lease Agreement and Certain Other Operative Agreements, dated as of February 14, 2001(16)

10.44	Stock Purchase Agreement, dated December 15, 2000, among Wencor West, Inc., Aviation Sales and ASDC(15)

10.45	Amendment No. 5 and waiver, dated as of April 17, 20001, to Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, amended.(17)

10.46	Amendment and Consent Agreement No. 8 for Lease Agreement and Certain Other Operative Agreements (17)

10.47	Asset Purchase Agreement dated May 25, 2001 among Aviation Sales, Caribe Aviation, Inc. and Hamilton Sundstrand Service Corporation(18)

10.48	$13 Million Replacement Term Loan Note, dated May 24, 2001(18)

10.49	Amendment No. 6 and Consent, dated May 21, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as amended(18)

10.50	Amendment No. 7, Consent and Waiver, dated May 23, 2001, to the Fourth Amended and Restated Credit Agreement dated as of May 31, 2000, as Amended(18)

10.51	Amendment and Consent Agreement No. 9 for Lease Agreement and Certain Other Operative Agreements, dated as of May 21, 2001(18)

10.52	Amendment and Consent Agreement No. 10 for Lease Agreement and Certain Other Operative Agreements, dated as of May 24, 2001(18)

10.53	Amendment No. 8, Consent and Waiver, dated August 30, 2001 to Fourth Amended and Restated Credit Agreement(19)

10.54	Consent, Waiver and Forbearance Agreement No. 11 for Lease Agreement and certain other Operation Agreements dated as of September 11, 2001(19)

10.55	Amendment No. 8, Consent and Waiver, dated as of November 27, 2001(21)

10.56	Consent, Waiver and Forbearance Agreement No. 12 for Lease Agreement and certain other Operation Agreements dated as of November 27, 2001(21)

10.57	Employment Agreement between Aviation Sales and Gil West(22)

10.58	Form of Waiver and Consent, dated April 18, 2002, to Fourth Amended and Restated Credit Agreement(25)

10.59	Form of Amendment and Waiver Agreement No. 13 for Lease Agreement and certain other Operative Agreements(25)

Exhibit
Number	Description

10.60	Stipulation of Settlement, dated as of May 6, 2002, with respect to the class action lawsuit(27)

10.61	Description of Securities to be issued in connection with class action settlement(27)

10.62	Fifth Amended and restated Credit Agreement dated as of July 12, 2002(26)

10.63	Amendment and Consent Agreement No. 14 for Lease Agreement and Certain Other Operative Agreements(26)

10.64	Replacement Term Loan Note in the principal amount of $5.0 million in favor of Bank of America, N.A.(26)

10.65	Second Amendment to Limited Guaranty of LJH Ltd.(26)

10.66	Second Amendment to Limited Guaranty of Don A. Sanders(26)

10.67	Replacement Term Loan Note in the principal amount of $2.5 million in favor of Bank of America, N.A.(26)

10.68	Second Amendment to Limited Guaranty of James Investments, Inc.(26)

10.69	Reserved

10.70	Guaranty by the Company and subsidiaries of the $5.0 million and $2.5 million term loans due to Bank of America, N.A.(26)

10.71	Term Loan Note in principal amount of $1.0 million in favor of Benito and Martha Quevedo(26)

10.72	Loan Parties Agreement, dated as of July 12, 2002, relating to the $1.0 million in favor of Benito and Martha Quevedo(26)

10.73	Guaranty by the Company and subsidiaries of the $1.0 million in favor of Benito and Martha Quevedo(26)

10.74	Memorandum of Purchase and Sale between ASDC, the Company and Quevedo Family Limited Partnership, dated as of July 12, 2002(26)

10.75	Security Agreement, dated as of July 12, 2002, among the Company, its subsidiaries, Benito and Martha Quevedo, James Investments, Inc., LJH Ltd. and Don A. Sanders(26)

10.76	Agreement, dated as of July 12, 2002, among Benito and Martha Quevedo, James Investments, Inc., LJH Ltd., and Don A. Sanders(26)

10.77	Amended and Restated Intercreditor Agreement between Citicorp USA, Inc., as Agent, and Bank of America, N.A.(26)

10.78	Intercreditor Agreement Among Citicorp USA, Inc., as Agent, Benito and Martha Quevedo, James Investments, Inc., LJH LTd. and Don A. Sanders(26)

10.79	Post-Closing Resolution Agreement among the Company, ASDC and Kellstrom, dated as of June 10, 2002(26)

10.80	First Amendment to Non-Competition Agreement(26)

10.81	First Amendment to Miramar Lease between the Company and Kellstrom(26)

10.82	Assignment of Amended Miramar Lease from Kellstrom to KIAC, Inc.(26)

10.83	Assignment of Amended Miramar Lease from KIAC, Inc. to Kellstrom Aerospace, LLC(26)

10.84	Consignment Agreement between KAV, Kellstrom Commercial Aerospace, Inc. and Bank of America, N.A.(26)

10.85	Amended and Restated Loan and Security Agreement between Bank of America, N.A. and KAV(26)

10.86	Proceeds Sharing Agreement(26)

10.87	AVS Investor Mutual Release(26)

10.88	KAV Mutual Release(26)

10.89	AVS/ ASDC Mutual Release(26)

10.90	Asset Purchase Agreement, dated as of July 31, 2002, by and among Airborne Nacelle Services, Inc., Aerocell Structures, Inc. and TIMCO Aviation Services, Inc.(28)

Exhibit
Number	Description

10.91	Amendment No. 1 and Waiver, dated as of September 27, 2002, to Fifth Amended and Restated Credit Agreement, dated as of July 12, 2002(29)

10.92	Amendment No. 2, Consent and Waiver, dated as of October 11, 2002, to Fifth Amended and Restated Credit Agreement, dated as of July 12, 2002(29)

10.93	Stock Purchase Agreement between Ducommun Incorporated and TIMCO Aviation Services, Inc. dated as of October 2, 2002(29)

10.94	Purchase and Sale Agreement, dated October 4, 2002, between LJH, Ltd., and AVSRE, L.P. relating to the purchase of the company’s Dallas, Texas facilities(29)

10.95	Lease between LJH, Ltd., as landlord, and Aircraft Interior Design, Inc., as tenant, dated October 4, 2002, for the property located at 2659 Nova Drive, Dallas, Dallas County, Texas(29)

10.96	Subordinated Term Promissory Note, dated October 11, 2002, made in favor of LJH Ltd., in the original amount of $1.3 million(29)

10.97	Keepwell Agreement, dated as of October 11, 2002, by LJH, Ltd., in favor of the Company’s senior revolving credit lenders(31)

10.98	Amendment No. 4, Consent and Limited Waiver to Fifth Amended and Restated Credit Agreement(31)

10.99	Amendment, Consent and Waiver Agreement No. 16 for Lease Agreement and Certain Other Operative Agreements(31)

10.100	Term Promissory Note in the face amount of $7,350,000 in favor of LJH, Ltd.(31)

10.101	Sublease Agreement between LJH, Ltd. and the Company for the Goodyear facility(31)

10.102	Employment Agreement between the Company and Roy T. Rimmer, Jr.(31)

10.103	Stock Option Agreement between the Company and Roy T. Rimmer, Jr.(31)

10.104	Employment Agreement between the Company and C. Robert Campbell(31)

10.105	Employment Agreement between the Company and Jack Arehart(31)

10.106	Amendment to Employment Agreement between the Company and Roy T. Rimmer, Jr.(33)

10.107	Employment Agreement between the Company and Don Mitacek(33)

10.108	2003 Stock Incentive Plan(32)

10.109	Purchase and Sale Agreement, dated as of February 5, 2004, between the Company and Keystone Operating Partnership, L.P., relating to the sale of the Miramar property(33)

10.110	Amendment No. 5 to Fifth Amended and Restated Credit Agreement(33)

10.111	Amendment No. 6 to Fifth Amended and Restated Credit Agreement(33)

10.112	Term Note to LJH, Ltd., dated as of January 31, 2004, in the amount of $5.0 million(33)

10.113	Financing Agreement dated as of April 5, 2004, between the Company, the CIT Group/ Business Credit Inc., and the Lenders(33)

10.114	Financing Agreement between the Company and Hilco Capital LP(33)

10.115	Intercreditor Agreement between the CIT Group/ Business Credit Inc., Hilco Capital LP and the Company(33)

10.116	Amended and Restated Consolidated Term Promissory Note in favor of LJH, Ltd.(33)

10.117	Amended and Restated Security Agreement between the Company and LJH, Ltd.(33)

10.118	Amended and Restated Guaranty Agreement in favor of LJH Ltd.(33)

10.119	Intercreditor Agreement between the Company, The CIT Group/ Business Credit Inc., Hilco Capital LP and LJH, Ltd.(33)

10.120	Equipment Lease Agreement between the Company and LJH, Ltd.(33)

10.121	Amendment No. 2 to Employment Agreement between the Company and Roy T. Rimmer, Jr.(34)

10.122	Amended and Restated Employment Agreement between the Company and Gil West(34)

10.123	Amended and Restated Employment Agreement between the Company and Jack Arehart(34)

Exhibit
Number	Description

10.124	Amended and Restated Employment Agreement between the Company and Rick Salanitri(34)

10.125	Employment Agreement, as amended, between the Company and Fritz Baumgartner(36)

10.126	Employment Agreement, as amended, between the Company and Kevin Carter(36)

10.127	Amended and Restated Financing Agreement between Monroe Capital Advisers, LLC, as Lender, TIMCO Aviation Services, Inc. and certain of our subsidiaries, as borrowers, dated as of April 8, 2005(37)

10.128	Amendment No. 2 to Financing Agreement between The CIT Group/ Business Credit, Inc., as Agent, The CIT Group/ Business Credit, Inc. and Wells Fargo Foothill, LLC, as lenders and TIMCO Aviation Services, Inc. and certain of our subsidiaries, as borrowers, dated as of April 8, 2005(37)

10.129	First Amendment to Intercreditor Agreement, dated as of April 8, 2005, between the CIT Group/ Business Credit, Inc., and Monroe Capital Advisors, LLC(37)

10.130	Ratification of Subordination Agreement, dated April 8, 2005 by LJH Ltd. in favor of the CIT Group/ Business Credit, Inc. and Monroe Capital Advisors LLC(37)

10.131	Maxus Lease and Three Schedules(38)

10.132	Letter regarding the change in the Company’s certifying accountant from KPMG LLP to Grant Thornton, LLP(39)

21.1	Subsidiaries of TIMCO Aviation Services, Inc.(36)

23.1	Consent of KPMG LLP(1)

23.2	Consent of Akerman Senterfitt & Eidson, P.A. (See 5.1)

99.1	Form of Subscription Certificate for Rights Offering(40)

99.2	Instructions as to use of TIMCO Aviation Services, Inc. Subscription Certificate(40)

99.3	Form of Notice for Guaranteed Delivery(40)

99.4	Form of Letter to Stockholders on Record(40)

99.5	Form of Letter from Brokers or other Nominees to Owners of Record of Common Stock(40)

99.6	Substitute Form W-9 for use with Rights Offering(40)
99.7	Form of Letter to Dealers or Other Nominees(40)
Notes to Exhibits

(1)	Filed herewith

(2)	Incorporated by reference to Aviation Sales’ Registration Statement on Form S-1 dated April 15, 1996 (File No. 333-3650)

(3)	Incorporated by referenced to Aviation Sales’ Registration Statement on Form S-4 dated March 26, 1998 (File No. 333-48669)

(4)	Incorporated by reference to Amendment No. 1 to Aviation Sales’ Registration Statement on Form S-1 dated June 6, 1996 (File No. 333-3650)

(5)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 1996

(6)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K dated December 17, 1998

(7)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 1998

(8)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1999

(9)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-A filed November 15, 1999

(10)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on March 27, 2000

(11)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on June 13, 2000

(12)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2000

(13)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on September 22, 2000

(14)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and nine months dated September 30, 2000

(15)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on December 18, 2000

(16)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed on March 1, 2001

(17)	Incorporated by reference to Aviation Sales’ Annual Report on Form 10-K for the year ended December 31, 2000

(18)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed May 25, 2001

(19)	Incorporated by reference to Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 2001

(20)	Previously filed with Aviation Sales’ Registration Statement on Form S-4 filed September 14, 2001

(21)	Incorporated by reference from Aviation Sales’ Quarterly Report on Form 10-Q for the quarter and nine months ended September 30, 2001

(22)	Previously filed with Aviation Sale’s Amendment No. 2 to Registration Statement on Form S-4 filed December 13, 2001

(23)	Incorporated by reference to Aviation Sales’ Current Report on Form 8-K filed March 5, 2002

(24)	Previously filed with Aviation Sales’ Amendment No. 3 to Registration Statement on Form S-4 filed January 9, 2002

(25)	Incorporated by reference to Annual Report on Form 10-K for the fiscal year ended December 31, 2001

(26)	Incorporated by reference to Form 8-K dated July 12, 2002

(27)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

(28)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2002

(29)	Incorporated by reference to Quarterly Report of Form 10-Q for the quarter ended September 30, 2002

(30)	Incorporated by reference to Aviation Sale’s proxy statement dated January 9, 2002

(31)	Incorporated by reference from the Company’s 2002 Annual Report on Form 10-K

(32)	Incorporated by reference to the Company’s proxy statement dated December 1, 2003

(33)	Incorporated by reference from the Company’s 2003 Annual Report on Form 10-K

(34)	Incorporated by reference from the Company’s Form 8-K filed on December 7, 2004

(35)	Incorporated by reference from the Company’s Form 8-K filed on March 21, 2005

(36)	Incorporated by reference from the Company’s Form 10-K for the fiscal year ended December 31, 2004

(37)	Incorporated by reference from the Company’s Form 8-K filed on April 18, 2005

(38)	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended March 31, 2005

(39)	Incorporated by reference from the Company’s Form 8-K filed on June 2, 2005

(40)	To be filed by amendment.
ITEM 17.     Undertakings.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, TIMCO Aviation Services, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and it is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TIMCO Aviation Services, Inc. of expenses incurred or paid by a director, officer or controlling person of TIMCO Aviation Services, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TIMCO Aviation Services, Inc. will, unless in the opinion of its general counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      TIMCO Aviation Services,, Inc. hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i) To include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set froth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of this offering

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) To supplement this prospectus and, after the expiration of the subscription period, to set forth the results of the subscription offer.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensboro, State of North Carolina, on July 26, 2005.

TIMCO Aviation Services, Inc.

By:	/s/ Roy T. Rimmer, Jr.

Roy T. Rimmer, Jr.
Chairman and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrants hereby constitutes and appoints Roy T. Rimmer and Philip B. Schwartz (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place, and stead, in any and all capacities, to sign, execute, and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any other regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2005.

/s/ Roy T. Rimmer, Jr. Roy T. Rimmer, Jr.	Chairman and Chief Executive Officer (Principal Executive and Acting Principal Financial Officer)

/s/ Gil West Gil West	President and Chief Operating Officer

/s/ Steven L. Gerard Steven L. Gerard	Director

/s/ Jack J. Hersch Jack J. Hersch	Director

/s/ Philip B. Schwartz Philip B. Schwartz	Director and Corporate Secretary

/s/ James H. Tate James H. Tate	Director

/s/ Leonard Singer Leonard Singer	Director

/s/ Clyde Kizer Clyde Kizer	Director

/s/ Fritz Baumgartner Fritz Baumgartner	Vice President, Finance and Chief Accounting Officer

/s/ Kevin Carter Kevin Carter	Vice President, Financial Planning and Analysis and Treasurer